Exhibit 10.8
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS

THIS    FOURTH    AMENDMENT    TO    CERTAIN    OPERATIVE    AGREEMENTS    (this “Amendment”) dated as of September 21, 2022 is by and among AVDC, LLC (formerly, AVDC, Inc.), an Ohio limited liability company (the “Construction Agent” or “Lessee”); the various entities which are parties to the Participation Agreement (hereinafter defined) from time to time as guarantors (individually, a “Guarantor” and collectively, the “Guarantors”); WACHOVIA SERVICE CORPORATION, a Delaware corporation (the “Lessor”); the various banks and other lending institutions which are parties to the Participation Agreement from time to time as lease participants (individually, a “Lease Participant” and collectively, the “Lease Participants”); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the agent for the Lessor Parties and, respecting the Security Documents, as the agent for the Secured Parties (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, the Lessee, the Guarantors party thereto, the Lessor, the Lease Participants party thereto and the Agent are party to that certain Participation Agreement dated as of November 30, 2017, as amended by that certain First Amendment to Certain Operative Agreements dated as of August 31, 2018, as further amended by that certain Second Amendment to Certain Operative Agreements dated as of August 2, 2019, as further amended by that certain Third Amendment to Certain Operative Agreements dated as of September 22, 2021, and subject to that certain Letter Agreement dated July 27, 2022 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, the “Participation Agreement”);

WHEREAS, various of the parties to this Amendment are parties to certain other Operative Agreements, other than the Participation Agreement;

WHEREAS, the Lessee has requested that the Lessor Parties and the Agent approve certain amendments and modifications to the Participation Agreement and the other Operative Agreements; and

WHEREAS, the Lessor Parties and the Agent have approved the amendments and modifications to the Participation Agreement and the other Operative Agreements requested by the Lessee on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in Appendix A to the Participation Agreement.

2.Amendments to Participation Agreement and Lease. Subject to the satisfaction of the condition set forth in Section 3:

(a)the Participation Agreement, the Exhibits thereto, the Schedules thereto and Appendix A thereto are hereby amended in their entirety and replaced by Exhibit A hereto, the Exhibits thereto, the Schedules thereto and Appendix A thereto, and all Advances thereunder accruing interest based on the London interbank offered rate shall begin to accrue interest based on the Adjusted Term SOFR Rate for the first Lessor Yield Period which begins immediately following the date hereof; and

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(b)the Lease is hereby amended by:

(i)deleting Section 2.2 thereto and replacing such section with the following:

“2.2    Lease Term.

The basic term of this Lease with respect to the Property (the “Basic Term”) shall begin upon the Property Closing Date (the “Commencement Date”) and shall end on June 1, 2023 (the “Basic Term Expiration Date”), unless the Basic Term is earlier terminated in accordance with the provisions of this Lease and the other Operative Agreements. Notwithstanding the foregoing, Lessee shall not be obligated to pay Basic Rent until the Rent Commencement Date.”;

(ii)deleting the parenthetical phrase from the first sentence of Section 3.4 thereto and replacing such phrase with “(except to the extent Basic Rent is then being calculated based on the Adjusted Term SOFR Rate and such next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day)”; and

(ii)deleting Section 17.1(c) and replacing such section with the following:

“(c) Any Credit Party shall default in the observance or performance of any covenant, acknowledgement or agreement contained in Article XIV of this Lease (other than the requirement to deliver annual certificates), Sections 8.3A(c), 8.3A(f), 8.3B or the third paragraph of Section 12.4 of the Participation Agreement;”;

(iii)(A) deleting the reference to “Revolving Credit Agreement” contained therein and replacing it with a reference to “ABL Credit Agreement”, (B) deleting the reference to “Revolving Credit Agreement Permitted Lien” contained therein and replacing it with a reference to “Additional Permitted Lien”, and (C) deleting the references to “Revolving Credit Agreement US Borrowers” contained therein and replacing them with references to “ABL Credit Agreement Loan Parties”; and

(iv)deleting Section 20.1 thereto and replacing such section with the following:

“20.1    Purchase Option or Sale Option- General Provisions.

Not less than 210 days prior to the Expiration Date (or, respecting the Purchase Option only with respect to a purchase by Lessee (or its designee) prior to the Expiration Date, not less than 30 days prior to the applicable Payment Date or such later date prior to the applicable Payment Date as agreed by Lessor) (such Expiration Date or, respecting the Purchase Option only, any such applicable Payment Date being hereinafter referred to as the “Election Date”), Lessee may give Lessor irrevocable written notice (the “Election Notice”) that Lessee is electing to exercise either (a) (i) in the case of the Expiration Date, the option for Lessee (or any designee of Lessee) to purchase the Property on the Expiration Date or (ii) in the case of any Payment Date, the option for Lessee (or any designee of Lessee), subject to Section 5.13 of the Participation
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Agreement, to purchase the Property on the applicable Payment Date (each of (a)(i) and (ii), the “Purchase Option”) or (b) with respect to an Election Notice given in connection with the Expiration Date only, the option to remarket the Property to a Person other than Lessee or any Affiliate of Lessee and cause a sale of the Property to occur on the Expiration Date pursuant to the terms of Section 21.1 (the “Sale Option”). If Lessee does not give an Election Notice indicating the Purchase Option or the Sale Option at least 210 days prior to the Expiration Date, then Lessee shall be deemed to have elected for the Purchase Option to apply, and for the purchase of the Property to occur, on the Expiration Date. If Lessee shall elect (or be deemed to have elected) to exercise the Purchase Option then Lessee shall pay, or cause to be paid, to Lessor on the date on which such purchase is scheduled to occur an amount equal to the Termination Value for the Property and, upon receipt of such amounts and satisfaction of such obligations, Lessor shall transfer to Lessee (or any designee of Lessee) all of Lessor’s right, title and interest in and to the Property in accordance with Section 20.2.

The designation of another Person to purchase the Property on behalf of Lessee pursuant to the Purchase Option shall be subject to the provisions of the second sentence of the first paragraph of Section 20.2.”

3.Conditions Precedent. The provisions of Section 2 of this Amendment shall not become effective until the Agent shall have received the following items, each in form and substance acceptable to the Agent and its counsel:

(a)this Amendment, duly executed by the Lessee, the Construction Agent, each Guarantor and the Majority Secured Parties;

(b)the Intercompany Subordination Agreement, duly executed by the Credit Parties;

(c)payment by the Credit Parties of all fees and expenses owed to the Agent and its counsel in connection with this Amendment;

(d)written or oral confirmation or other evidence regarding the prior or concurrent effectiveness of that certain Credit Agreement dated as of or about the date hereof by and among the Parent, BLS, the other ABL Credit Agreement Loan Parties party thereto, the ABL Credit Agreement Banks party thereto and the ABL Credit Agreement Administrative Agent; and

(e)such other documents as may be reasonably requested by the Agent.

4.Post-Closing Amendment Fee. If on or prior to the date ninety (90) days immediately following the date of this Amendment (the “Amendment Fee Payment Date”) the Lessee has not (a) exercised the Purchase Option, (b) purchased the Property or caused the Property to be purchased by a designee of the Lessee pursuant to the Purchase Option (in either case, by payment of the Termination Value to the Agent and otherwise in accordance with Article XX of the Lease) and (c) satisfied (or caused to be satisfied) all other obligations of the Credit Parties pursuant to the Operative Agreements as of such purchase date, then on the Amendment Fee Payment Date the Lessee shall pay an amendment fee for the ratable benefit of the Lessor Parties (which fee shall be paid to the Agent for subsequent distribution to such parties) in an amount equal to 0.05% (5 basis points) of the outstanding Lessor Advances as of the effective date of this Amendment.
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5.Amendment is an “Operative Agreement”. This Amendment is an Operative Agreement and all references to an “Operative Agreement” in the Participation Agreement and the other Operative Agreements (including, without limitation, all such references in the representations and warranties in the Participation Agreement (as amended by this Amendment) and the other Operative Agreements) shall be deemed to include this Amendment.

6.Reaffirmation of Representations and Warranties. Each Credit Party represents and warrants as of the effective date of this Amendment that (a) each of the representations and warranties set forth in the Operative Agreements as amended by this Amendment are true and correct in all material respects as of the effective date of this Amendment (except representations and warranties which (x) expressly relate solely to an earlier date or time, in which case such representations and warranties were true and correct as of such earlier date or time or (y) are qualified by materiality or references to Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects as of the effective date of this Amendment) and (b) both before and immediately following the consummation of the transactions contemplated by this Amendment, no Lease Default or Lease Event of Default has occurred and is continuing.

7.Reaffirmation of Obligations. Each Credit Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations, including, without limitation, all applicable guaranty obligations, under the Operative Agreements and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Credit Party’s obligations under the Operative Agreements.

8.Additional Representations and Warranties. Each Credit Party hereby represents and warrants to the Lessor Parties and the Agent that (a) it has the legal power and authority to execute and deliver this Amendment, (b) the officer of such Credit Party executing this Amendment has been duly authorized to execute and deliver the same and bind such Credit Party with respect to the provisions hereof, (c) the execution and delivery hereof by the Credit Parties and the performance and observance by the Credit Parties of the provisions hereof and of the Operative Agreements (as amended hereby), do not violate or conflict with (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Credit Party or (ii) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Credit Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance, whatsoever upon any property (now or hereafter acquired) of any Credit Party, and (d) this Amendment and the documents executed or to be executed by any Credit Party in connection herewith or therewith constitute valid and binding obligations of such Credit Party which is or will be a party thereto on and after its date of delivery thereof, enforceable in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance and general concepts of equity.

9.Reaffirmation of Security Interests. Each Credit Party (a) affirms that each of the Liens granted in or pursuant to the Operative Agreements are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Operative Agreements.

10.No Other Changes. Except as modified by this Amendment, all of the terms and provisions of the Operative Agreements shall remain in full force and effect. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Financing Party under any of the Operative Agreements.
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11.Counterparts; Delivery. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile or other electronic imaging means by any of the parties hereto of an executed counterpart of this Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

12.Governing Law. This Amendment shall be a contract under the internal Laws of the State of New York and for all purposes shall be construed in accordance with the internal Laws of the State of New York without giving effect to its principles of conflict of laws, except to the extent that local law is properly applicable for matters of real property.

[Signature Pages Follow]
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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

CONSTRUCTION AGENT AND LESSEE:

AVDC, LLC (formerly, AVDC, Inc.), as the Construction Agent and the Lessee

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

(signature pages continue)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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GUARANTORS:

BIG LOTS STORES, LLC (formerly, Big Lots Stores, Inc.), as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS, INC., as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS ECOMMERCE LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS F&S, LLC (formerly, Big Lots F&S, Inc.), as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS MANAGEMENT, LLC (formerly, BLHQ LLC), as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

(signature pages continue)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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BROYHILL, LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

CLOSEOUT DISTRIBUTION, LLC (formerly, Closeout Distribution, Inc.), as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

CONSOLIDATED PROPERTY HOLDINGS, INC., as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: President

CSC DISTRIBUTION LLC (formerly, CSC Distribution, Inc.), as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS STORES – CSR, LLC (formerly, C.S. Ross Company), as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

(signature pages continue)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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DURANT DC, LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

GAFDC LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

GREAT BASIN LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

PAFDC LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

BIG LOTS STORES – PNS, LLC (formerly, PNS Stores, Inc.), as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

(signature pages continue)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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WAFDC, LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

INFDC, LLC, as a Guarantor

By: /s/ Jonathan E. Ramsden
Name: Jonathan E. Ramsden
Title: Executive Vice President, Chief Financial and Administrative Officer

(signature pages continue)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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LESSOR PARTIES:

WACHOVIA SERVICE CORPORATION, as the Lessor

By: /s/ John G McGowan
Name: John G McGowan
Title: Vice President

(signature pages continue)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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BANKERS COMMERCIAL CORPORATION, as a Lease Participant

By: /s/ Manuel Gonzalez
Name: Manuel Gonzalez
Title: Vice President

(signature pages continue)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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PNC BANK, NATIONAL ASSOCIATION (successor- by-merger to PNC Equipment Finance, LLC), as a Lease Participant

By: /s/ Craig A Zimmerman
Name: Craig A Zimmerman
Title: Senior Vice President

(signature pages continue)

FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Agent

By: /s/ Andre Hester
Name: Andre Hester
Title: Director

(signature pages end)
FOURTH AMENDMENT TO CERTAIN OPERATIVE AGREEMENTS
BIG LOTS
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EXHIBIT A

PARTICIPATION AGREEMENT

Dated as of November 30, 2017

among

AVDC, LLC (formerly, AVDC, Inc.), as
the Construction Agent and the Lessee,

THE VARIOUS ENTITIES WHICH ARE PARTIES HERETO FROM TIME TO TIME,
as the Guarantors,

WACHOVIA SERVICE CORPORATION,
as the Lessor,

THE VARIOUS BANKS AND OTHER LENDING INSTITUTIONS
WHICH ARE PARTIES HERETO FROM TIME TO TIME,
as the Lease Participants,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Agent
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TABLE OF CONTENTS

	Page

SECTION 1. THE FINANCING		1

1.1	General	1
1.2	Absolute and True Sale; No Fiduciary Duty of the Lessor	2

SECTION 2. [RESERVED]		2

SECTION 3. SUMMARY OF TRANSACTIONS		2

3.1	Operative Agreements	2
3.2	Property Purchase	3
3.3	Construction of Improvements; Commencement of Basic Rent	3
3.4	Title to the Property	3

SECTION 4. THE CLOSINGS		3

4.1	Initial Closing Date	3
4.2	Initial Closing Date; Property Closing Date; Acquisition Advances; Construction Advances	3

SECTION 5. FUNDING OF LESSOR ADVANCES; CONDITIONS PRECEDENT; REPORTING REQUIREMENTS ON COMPLETION DATE; THE LESSEE’S DELIVERY OF NOTICES; RESTRICTIONS ON LIENS		4

5.1	General	4
5.2	Procedures for Funding	5
5.3	Conditions Precedent for the Lessor Parties and the Agent Relating to the Initial Closing Date and the Lessor Advances of Funds for the Acquisition of the Property	7
5.4	Conditions Precedent for the Lessor Parties and the Agent Relating to the Lessor Advances of Funds after the Acquisition Advance	11
5.5	Additional Reporting and Delivery Requirements on Completion Date	12
5.6	Restrictions on Liens	14
5.7	Payments	14
5.8	Unilateral Right to Increase the Lessor Parties Commitment	15
5.9	Maintenance of the Lessee as a Wholly-Owned Entity	15
5.10	Percentage Share	15
5.11	Final Advance for Punch List Items	15
5.12	Limitation on Requested Lessor Advances regarding Available Lessor Parties Commitment	16
5.13	Limitation on Purchase Option under the Lease and the Agency Agreement	16
5.14	Environmental Closure Reporting	16
5.15	Final Certificate of Occupancy	17
5.16	Special Provision Regarding the Funding of Uninsured Force Majeure Losses	17
5.17	Construction Consultant	17
5.18	Off-Site Construction Costs	19
5.19	Notices from the Construction Agent/the Lessee	19
5.20	Ratable Reduction of Lessor Parties Commitments	19

SECTION 5A. LESSOR ADVANCE		19

5A.1	Procedure for Lessor Advance	19
5A.2	Computation of Lessor Yield; Payment Dates	22
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5A.3	Scheduled Return of Lessor Advance	23
5A.4	Early Return of Lessor Advances; Maturity Date Payment of Lessor Advances	23
5A.5	Lessor Yield Rates and Payment Dates	24
5A.6	Termination or Reduction of Lessor Parties Commitments	24
5A.7	Notice of Amounts Payable; Mandatory Assignment	25
5A.8	Pro Rata Treatment and Payments	25
5A.9	Conversion and Continuation Options Respecting the Lessor Advances	26
5A.10	Excess Yield	27
5A.11	Conversion and Continuation Options Respecting the Lessor Advances	27
5A.12	Initial Benchmark Conforming Changes	28
5A.13	Illegality	28

SECTION 6. REPRESENTATIONS AND WARRANTIES		29

6.1	Representations and Warranties of Each Credit Party	29
6.1A	Updates to Schedules	39
6.2	Representations and Warranties of the Lessor Parties	39

SECTION 6B. GUARANTY		41

6B.1	Guaranty of Payment and Performance	41
6B.2	Obligations Unconditional	41
6B.3	Modifications	42
6B.4	Waiver of Rights	43
6B.5	Reinstatement	43
6B.6	Remedies	43
6B.7	Limitation of Guaranty	43
6B.8	Payment of Amounts to the Agent	44
6B.9	Joinder of Guarantors	44
6B.10	Additional Waivers and Provisions	44
6B.11	Representations; Separateness	45

SECTION 7. PAYMENT OF CERTAIN EXPENSES		45

7.1	Transaction Expenses	45
7.2	Fee Calculation	46
7.3	Certain Fees and Expenses	46
7.4	Lessor Parties Unused Fee	46
7.5	Lessor Parties Upfront Fee	47
7.6	Administrative Agency Fee	47
7.7	Structuring Fee	47

SECTION 8. OTHER COVENANTS AND AGREEMENTS		47

8.1	Cooperation with the Lessee	47
8.2	Covenants of the Lessor Parties	48
8.3	Credit Party Covenants, Consent and Acknowledgment	48
8.3A	Additional Credit Party Affirmative Covenants	51
8.3B	Additional Credit Party Negative Covenants	53
8.3C	Additional Credit Party Reporting Requirements	60
8.4	Sharing of Certain Payments	64
8.5	Grant of Easements, Agreement regarding Restrictive Covenants, etc	64
8.6	The Agent	65
8.7	Collection and Allocation of Payments and Other Amounts	67
8.8	Release of Property, etc	71

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8.9	Sharing of Lessor Expenses After Rent Commencement Date	71

SECTION 9. RIGHTS UNDER SECTION 5A OF THIS AGREEMENT		72

9.1	[Reserved]	72
9.2	[Reserved]	72
9.3	The Construction Agent’s and the Lessee’s Rights under Section 5A of this Agreement	72

SECTION 10. TRANSFER OF INTEREST		72

10.1	Restrictions on Transfer	72
10.2	Effect of Transfer	74
10.3	Successor Agent	74
10.4	Participations	75
10.5	Assignments	75
10.6	The Register; Disclosure	77

SECTION 11. INDEMNIFICATION		78

11.1	General Indemnity	78
11.2	General Tax Indemnity	81
11.3	Yield Protection Amount	86
11.4	Funding/Contribution Indemnity	88
11.5	EXPRESS INDEMNIFICATION FOR ORDINARY NEGLIGENCE, STRICT LIABILITY, ETC	88
11.6	Indemnity Prior to Completion Date / Construction Period Termination Date	89
11.7	Additional Provisions Regarding Environmental Indemnification	89
11.8	Increase of Lessor Advances	90
11.9	Survival	90

SECTION 12. MISCELLANEOUS		90

12.1	Survival of Agreements	90
12.2	Notices	90
12.3	Counterparts	91
12.4	Terminations, Amendments, Waivers, Etc; Unanimous Vote Matters	91
12.5	Headings, etc	93
12.6	Parties in Interest	93
12.7	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; VENUE	93
12.8	Severability	94
12.9	Liability Limited	94
12.10	Rights of the Credit Parties	95
12.11	Further Assurances	95
12.12	Calculations under Operative Agreements	95
12.13	Confidentiality	95
12.14	Financial Reporting/Tax Characterization	96
12.15	Set-off	96
12.16	Limited Obligation of the Lessee to Pay on behalf of the Lessor	97
12.17	Limitation on Commitments	97
12.18	USA Patriot Act Notice	98
12.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	98
12.20	UCC Filing Authorization	98
12.21	[Reserved]	98

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12.22	Lessee to Cause Performance of Obligations by Identified Big Lots Entities	98
12.23	Erroneous Payments	98
12.24	ERISA Matters	101
12.25	Notification to the Lessor Parties	103
12.26	Rates	103
12.27	No Advisory or Fiduciary Responsibility	104

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EXHIBITS
A	Form of Requisition - Section 4.2
B	Form of Officer’s Certificate - Section 5.3(t)
C	Form of Secretary’s Certificate - Section 5.3(u)
D	Form of Officer’s Certificate - Section 5.3(v)
E	Form of Secretary’s Certificate - Section 5.3(w)
F-1	Form of Officer’s Certificate (Completion - First Certification) – Section 5.5
F-2	Form of Officer’s Certificate (Completion - Second Certification) – Section 5.5
G	Form of Construction Agent Certificate – Section 5.17(b)(i)(A)
H	Form of Guarantor Joinder and Assumption Agreement – Section 6B.9
I	Form of Officer’s Certificate (Permitted Acquisition) – Section 8.3B(e)(iii)(E)
J	Form of Officer’s Certificate (Compliance) – Section 8.3C(c)
K	Form of Intercompany Subordination Agreement – Appendix A definition of “Intercompany Subordination Agreement”
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SCHEDULES

Schedule I	Lessor Parties Commitment
Schedule II	Capitalization
Schedule III	Credit Parties
Schedule IV	[Reserved]
Schedule V	Owned Real Estate
Schedule VI	Consents and Approvals
Schedule VII	Insurance Policies
Schedule VIII	Employee Benefit Plan Disclosure
Schedule IX	Environmental Disclosure
Schedule X	Permitted Indebtedness
Schedule XI	Existing Guaranties
Schedule XII	Excluded Active Subsidiaries
Schedule XIII	Excluded Inactive Subsidiaries
Schedule XIV	Permitted Investments
Schedule XV	Additional Permitted Liens
Schedule XVI	Notice Information for Lessor Parties
Schedule XVII	Settlement Amounts
Schedule XVIII	Guarantors as of the Fourth Amendment Closing Date

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APPENDICES

Appendix A - Rules of Usage and Definitions

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PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT dated as of November 30, 2017 (as amended, modified, extended, supplemented, restated and/or replaced from time to time, this “Agreement”) is by and among AVDC, LLC (formerly, AVDC, Inc.), an Ohio limited liability company (the “Construction Agent” or “Lessee”); the various entities which are parties hereto from time to time as guarantors (individually, a “Guarantor” and collectively, the “Guarantors”); WACHOVIA SERVICE CORPORATION, a Delaware corporation (the “Lessor”); the various banks and other lending institutions which are parties hereto from time to time as lease participants (individually, a “Lease Participant” and collectively, the “Lease Participants”); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the agent for the Lessor Parties and, respecting the Security Documents, as the agent for the Secured Parties (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Appendix A hereto.

WITNESSETH:

A.WHEREAS, subject to the terms and conditions of the Lessor Assignment Agreement (which agreement is effective concurrent with the effectiveness of this Agreement) and the other Operative Agreements, the Lessor shall irrevocably sell and assign to each Lease Participant, and each Lease Participant shall irrevocably purchase and assume from the Lessor, its Lessor Parties Interest;

B.WHEREAS, subject to the terms and conditions of this Agreement, the Agency Agreement and the other Operative Agreements, (i) the Lessor shall purchase a parcel of real property, which will (or may) have existing Improvements thereon, from one (1) or more third parties designated by the Construction Agent and (ii) the Lessor Parties shall fund the acquisition, installation, testing, use, development, construction, operation, maintenance, repair, refurbishment and restoration of the Property by the Construction Agent; and

C.WHEREAS, the Lessor desires to lease to the Lessee, and the Lessee desires to lease from the Lessor, the Property pursuant to this Agreement, the Lease and the other Operative Agreements;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.
THE FINANCING.

1.1General.

Subject to the terms and conditions of the Lessor Assignment Agreement (which agreement is effective concurrent with the effectiveness of this Agreement) and the other Operative Agreements, the Lessor shall irrevocably sell and assign to each Lease Participant, and each Lease Participant shall irrevocably purchase and assume from the Lessor, its Lessor Parties Interest; provided, after the effectiveness of the Lessor Assignment Agreement, the Lessor shall still retain its own Lessor Parties Interest. Subject to the terms and conditions of this Agreement and the other Operative Agreements and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, (x) each Lessor Party has agreed, respectively, to make its Lessor Advances from time to time in an aggregate amount of up to its Lessor Parties Commitment to permit the Lessor to acquire and develop the Property and (y) each Lessor Party has acquired (or in the case of the Lessor, has retained),
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respectively, its Percentage Share in the aggregate Lessor Parties Ownership Interests of all the Lessor Parties.

1.2Absolute and True Sale; No Fiduciary Duty of the Lessor.

The sale by the Lessor to the Lease Participants of the respective Lessor Parties Interests shall be an absolute and true sale. The obligations of the Lessor Parties are several obligations, not joint obligations. As a clarification and not in limitation of the foregoing, the Credit Parties shall have no recourse to any Lessor Party which funds its Lessor Advances and otherwise performs it obligations pursuant to the Operative Agreements regarding the failure by any other Lessor Party to fund its Lessor Advances or otherwise to perform its obligations pursuant to the Operative Agreements. Further, the Lease Participants shall have (a) no recourse to the Lessor in the event of failure of any Credit Party to pay Rent or any other amounts of any kind or type pursuant to any of the Operative Agreements and (b) no right to require the Lessor to repurchase any Lessor Parties Interest in any event.

Notwithstanding any provision to the contrary in any of the Operative Agreements and notwithstanding that the Lessor is a party to various of the Operative Agreements as the “Lessor” and is the holder of legal title to the Property, the Lessor shall not have any duties or responsibilities, except those expressly set forth in the Operative Agreements, or any fiduciary relationship with any Lease Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities of the Lessor shall be read into this Agreement or any of the other Operative Agreements, or shall otherwise exist against the Lessor.

Each Lessor Party hereby appoints and authorizes the Lessor to take such action on its behalf and to exercise such powers under the Operative Agreements as are delegated to the Lessor by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Operative Agreements (including, without limitation, enforcement of the Operative Agreements), the Lessor shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Secured Parties, and such instructions shall be binding upon all Lessor Parties; provided, however, that the Lessor shall not be required to take any action which exposes the Lessor to personal liability or which is contrary to the Operative Agreements or Applicable Law.

Regarding its Lessor Parties Ownership Interests, the Lessor shall have the same rights and powers as the other Lessor Parties have regarding their respective Lessor Parties Ownership Interests.

SECTION 2.
[Reserved].

SECTION 3.
SUMMARY OF TRANSACTIONS.

3.1Operative Agreements.

On the date hereof, each of the respective parties hereto and thereto shall execute and deliver this Agreement, the Agency Agreement, the Lease, the Lessor Assignment Agreement, each applicable Mortgage Instrument and such other documents, instruments, certificates and opinions of counsel as agreed to by the parties hereto.

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3.2Property Purchase.

On the Property Closing Date and subject to the terms and conditions of this Agreement (a) each Lessor Party will make its Lessor Advance in accordance with Sections 1 and 5 of this Agreement, (b) the Lessor will purchase (to the extent not already owned by the Lessor) and acquire good and marketable title to a fee interest in the Property, pursuant to a Deed or Bill of Sale, as the case may be, (c) the Lessee and the Lessor shall execute and deliver the Lease and (d) the Term shall commence with respect to the Property.

3.3Construction of Improvements; Commencement of Basic Rent.

Construction Advances will be made with respect to particular Improvements to be constructed and with respect to ongoing Work regarding the Equipment and construction of particular Improvements, in each case, pursuant to the terms and conditions of this Agreement, the Lessor Assignment Agreement and the Agency Agreement. The Construction Agent will act as a construction agent on behalf of the Lessor respecting the Work regarding the Equipment, the construction of such Improvements and the expenditures of the Construction Advances related to the foregoing. During the Construction Period, the Construction Agent shall have sole management responsibility over, and shall be solely responsible for, the construction, means, methods, sequences and procedures with respect to the Property. The Construction Agent shall promptly notify the Lessor upon Completion of the Improvements and the Lessee shall commence to pay Basic Rent as of the Rent Commencement Date.

3.4Title to the Property.

For the avoidance of doubt, the title of the Lessor in and to the Property shall be held by and in the name of the Lessor and not as trustee or as agent for the Lessor Parties; provided, however, in the event of any sale or other disposition of the Property (including to the Lessee, its designee or a third party, including pursuant to any exercise of remedies pursuant to the Operative Agreements), the Lessor shall provide the proceeds from such sale or other disposition received by the Lessor to the Agent and the Agent shall apply such proceeds in accordance with the applicable provisions of Section 8.7 of the Participation Agreement.

SECTION 4.
THE CLOSINGS.

4.1Initial Closing Date.

All documents and instruments required to be delivered on the Initial Closing Date shall be delivered at the offices of Moore & Van Allen, PLLC, Charlotte, North Carolina, or at such other location as may be determined by the Lessor, the Agent and the Lessee.

4.2Initial Closing Date; Property Closing Date; Acquisition Advances; Construction Advances.

The Construction Agent shall deliver to the Agent a requisition (a “Requisition”), in the form attached hereto as EXHIBIT A or in such other form as is satisfactory to the Agent, in its reasonable discretion, no later than 12:00 noon (Charlotte, North Carolina time) (a) as of the Initial Closing Date regarding the Initial Closing Date Advance, (b) at least three (3) Business Days prior to the date of any proposed Lessor Advance in connection with each Acquisition Advance pursuant to Section 5.3 (except with respect to any Acquisition Advance made as of the Initial Closing Date, as such shall be subject to the consent of the Lessor Parties, in their reasonable discretion (as such consent from each Lessor Party shall be evidenced by its funding of its portion of the Acquisition Advance on the Initial Closing Date), in which

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case such Requisition shall be delivered as of the Initial Closing Date) and (c) at least ten (10) days prior to the proposed Lessor Advance, in each case in connection with each Construction Advance pursuant to Section 5.4, including the Punchlist Advance pursuant to Section 5.11 (and in any event the delivery date for such Requisition shall be concurrent with or after the date as of which the Construction Agent has complied with the other delivery requirements of Section 5.17(b)(i)); provided, notwithstanding the foregoing provisions of this subsection (c) or any other provision of the Operative Agreements, (x) the Construction Agent shall not submit any Requisition for any Construction Advance until such time as (i) the Construction Consultant shall have completed its review of the initial Plans and Specifications and found the budget and the construction timeline contained in such Plans and Specifications to be satisfactory, as determined in the reasonable discretion of the Construction Consultant, and (ii) the Lessor Parties shall have completed their review of the initial Plans and Specifications, such that the Majority Secured Parties shall have found the budget and the construction timeline contained in such Plans and Specifications to be satisfactory, as determined in the reasonable discretion of the Majority Secured Parties, and (y) any Requisition for a Construction Advance submitted prior to the approval by the Construction Consultant and the Majority Secured Parties of the budget and the construction timeline contained in the initial Plans and Specifications (as referenced in the foregoing subsection (x)) shall be null and void and of no force or effect and the Lessor Parties shall have no obligation to fund any such Construction Advance as so requested pursuant to such a Requisition. Each Requisition shall (i) specify the desired amount of such Lessor Advance which in the aggregate must be in a minimum amount of $500,000 and (ii) specify the date of such Lessor Advance. Delivery of a Requisition shall be deemed to be a certification by the Lessee that all applicable conditions precedent (except those relating to performance by the Financing Parties) under Sections 5.3 and/or 5.4 of this Agreement shall have been satisfied by the date of the particular Lessor Advance, unless waived by the Agent (pursuant to instructions from the Majority Secured Parties). No Requisition shall be required for the funding by the Lessor Parties of Lessor Advances to pay Transaction Expenses or for the increase of Lessor Advances described in Section 5.1(b). As a clarification of the foregoing and not in limitation thereof, the Construction Agent shall be permitted to submit Requisitions (and the Lessor Parties shall fund Lessor Advances therefor, subject to the terms of the Operative Agreements) during the Construction Period for Property Costs, including with regard to (w) the costs and expenses required for construction of the Improvements in accordance with the Construction Documents, (x) certain amounts of Supplemental Rent (including, regarding the Property, for Taxes, utilities, insurance premiums, Casualty occurrences and Condemnation occurrences), (y) capitalized Lessor Yield on the Lessor Advances and (z) the Transaction Expenses. The Credit Parties shall ensure that no Requisition shall request any Lessor Advance for the acquisition of, or otherwise in any manner regarding, any Excluded Equipment.

SECTION 5.
FUNDING OF LESSOR ADVANCES; CONDITIONS PRECEDENT;
REPORTING REQUIREMENTS ON COMPLETION DATE; THE LESSEE’S DELIVERY OF
NOTICES; RESTRICTIONS ON LIENS.

5.1General.

(a)When the Lessor Parties fund their respective Lessor Advances to the Agent pursuant to this Section 5 and Section 5A or if Agent elects to make such Lessor Advances available to the Construction Agent under Section 5A.8(b)(i), then, subject to the final sentence of this Section 5.1(a), the Agent shall distribute the Lessor Advances to the Construction Agent for application by the Construction Agent, in accordance with the Operative Agreements, as follows: (i) from time to time at the direction of the Construction Agent to allow the Lessor to acquire the Property, (ii) to permit the acquisition, testing, engineering, installation, development, construction, modification, design, and renovation, as applicable, of the Property (or components thereof) (including construction of the Improvements and acquisition and installation of the

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Equipment), (iii) to pay Transaction Expenses and (iv) otherwise to pay such other amounts payable pursuant to the terms of the Operative Agreements. Notwithstanding the foregoing, if Lessor Advances have been made to the Agent to pay Transaction Expenses (including pursuant to Section 4.2 at a time when no Requisition has been submitted for such items), then (without funding such amounts to the Construction Agent) the Agent may pay such Transaction Expenses as the Agent shall reasonably determine or, if the Agent so desires, as directed by the Majority Secured Parties.

(b)On each Payment Date during the period prior to the Rent Commencement Date, and as long as no Event of Default shall have occurred and be continuing the Lessor Parties’ Lessor Advances shall automatically be increased by the amount of Lessor Yield accrued and unpaid on the Lessor Advances for such period (except to the extent that at any time such increase would cause the Lessor Advances to exceed the Lessor Parties Commitment, in which case the Lessee shall pay such excess amount to the Lessor Parties in immediately available funds on the date the Lessor Parties Commitment was exceeded), and the Property Cost shall be automatically increased by such amount (for the avoidance of doubt, there shall be no such increase in the Property Cost regarding any such amounts otherwise paid by the Lessee in accordance with the foregoing).

5.2Procedures for Funding.

(a)The Construction Agent shall designate the date for Lessor Advances hereunder in accordance with the terms and provisions hereof; provided, however, it is understood and agreed that no more than one (1) Lessor Advance (excluding any conversion and/or continuation of any Lessor Advances) may be requested during any calendar month and that no such designation shall be required for the funding of Transaction Expenses or for the increase of Lessor Advances described in Section 5.1(b); provided, further, except with respect to the Initial Closing Date Advance and any Acquisition Advance concurrent therewith, if any, the funding of Transaction Expenses or the increase of Lessor Advances described in Section 5.1(b), no Lessor Advance shall be requested on a date that is not a Payment Date; provided, further, the Initial Closing Date Advance and any concurrent Acquisition Advance must be approved by the Agent, in its reasonable discretion. The Construction Agent shall deliver a Requisition to the Agent in connection with each Lessor Advance, as specified in more detail in Section 4.2.

(b)Each Requisition shall: (i) be irrevocable, (ii) request funds in an amount that is not in excess of the total aggregate of the Available Lessor Parties Commitment at such time, and (iii) request that the Lessor Parties make Lessor Advances for the payment of Property Costs that (except with respect to the Punchlist Advance (as defined in Section 5.11)), have previously been incurred or are to be incurred on the date of such Lessor Advances to the extent such were not subject to a prior Requisition, in each case as specified in the Requisition.

(c)(i) Subject to the satisfaction of the conditions precedent set forth in Section 5.3 or 5.4, as applicable, unless waived by the Agent (pursuant to instructions from the Majority Secured Parties), and subject to Section 5.16 hereof with respect to the funding of Uninsured Force Majeure Losses, on the Initial Closing Date and on the Property Closing Date or the date on which the Construction Advance (other than as specified in Section 5.2(c)(ii) or, for the avoidance of doubt, such later date as is requested by the Agent pursuant to Section 5A.8(b)(i)) is to be made, as applicable, (A) each Lessor Party shall make a Lessor Advance to the Agent based on its Lessor Party Commitment in an amount such that the aggregate of all Lessor Advances at such time shall be one hundred percent (100%) of the Requested Funds specified in such Requisition plus (to the extent not so specified) any additional amount of Transaction Expenses, and (B) the total amount of the Lessor Advances made on such date shall (x) be advanced by the Agent to the Construction Agent and used to pay Property Costs (including Transaction Expenses)

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within three (3) Business Days of the receipt by the Construction Agent of such Lessor Advance, (y) be advanced by the Agent on the date of such Lessor Advances to the Construction Agent to pay Property Costs (including Transaction Expenses), as applicable, previously incurred by the Construction Agent or the Lessee or (z) be applied by the Agent in accordance with the last sentence of Section 5.1(a).

(ii) Notwithstanding the foregoing, with respect to the final Construction Advance regarding the Construction Period Property only and subject to the satisfaction of the conditions precedent set forth in Section 5.4, each Lessor Party shall make a Lessor Advance such that the aggregate of its funded Property Cost following such final Construction Advance shall be an amount equal to its Commitment Percentage multiplied by one hundred percent (100%) of the aggregate Property Cost (exclusive of any amount of Property Cost attributable to any Lessor Advance for Transaction Expenses to the extent the funding of such Transaction Expenses was effected pursuant to the increase by any Lessor Party of its Lessor Parties Commitment pursuant to Section 5.8) for the Property, up to an aggregate advance amount equal to the aggregate of the Lessor Parties Commitments (exclusive of any amount of Property Cost attributable to any Lessor Advance for Transaction Expenses to the extent the funding of such Transaction Expenses was effected pursuant to the increase by any Lessor Party of its Lessor Parties Commitment pursuant to Section 5.8); provided, in the event that any Lessor Party shall have previously funded an amount in excess of the amount otherwise required to be funded by such Lessor Party under this Section 5.2(c)(ii) (any such amount, an “Overfunded Amount”), the Construction Agent shall pay (from amounts received in connection with such final Construction Advance) to such Lessor Party an amount equal to such Overfunded Amount.

(d)With respect to a Lessor Advance made to the Construction Agent to pay for Property Costs and not expended for such purpose on the date such Lessor Advance was made by the Lessor Parties to the Agent, such amounts shall be held by the Construction Agent until the applicable Property Closing Date or, if such Property Closing Date does not occur within three (3) Business Days of the date of the Construction Agent’s receipt of such Lessor Advance, the Construction Agent shall return such amounts (together with Breakage Costs, if not returned on the applicable Payment Date) to the Agent and such amounts then shall be applied regarding the applicable Lessor Advances to repay the Lessor Parties and, subject to the terms hereof, thereafter such amounts so returned shall remain available for future Lessor Advances. Any such Lessor Advances held by the Construction Agent shall be subject to the Lien of the Lease and shall accrue Lessor Yield as a Lessor Advance from the date advanced to the Construction Agent until such amounts are repaid to the Lessor Parties. With respect to that portion of the purchase price for the Property constituting the Holdback Amount that is initially funded by Lessor Advances and thereafter disbursed by the escrow holder from time to time to reimburse the Construction Agent for amounts paid by the Construction Agent for ordnance-related matters (as more specifically described in Section 10(b) of the Purchase Agreement), the Construction Agent shall return such amounts (together with Breakage Costs, if not returned on the applicable Payment Date) to the Agent and such amounts then shall be applied regarding the applicable Lessor Advances to repay the Lessor Parties. Thereafter such amounts so returned shall remain available for future Lessor Advances in accordance with the terms of the Operative Agreements. Any such Lessor Advances held by the Construction Agent shall be subject to the Lien of the Lease and shall accrue Lessor Yield as a Lessor Advance from the date advanced to the Construction Agent until such amounts are repaid to the Lessor Parties. The foregoing provisions of this Section 5.2(d) shall not impair the right of the Construction Agent, in its final Requisition, to request the Punchlist Advance, as more particularly described in Section 5.11.

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(e)All Operative Agreements which are to be delivered to any Lessor Party or the Agent shall be delivered to the Agent, on behalf of the Lessor Parties and the Agent, and such items (except for Bills of Sale, Deeds and chattel paper originals, with respect to which in each case there shall be only one original) shall be delivered with originals sufficient for the Lessor Parties and the Agent. All other items which are to be delivered to any Lessor Party or the Agent shall be delivered to the Agent, on behalf of the Lessor Parties and the Agent, and such other items shall be held by the Agent. To the extent any such other items are requested in writing from time to time by any Lessor Party, the Agent shall provide a copy of such item to the party requesting it.

(f)Notwithstanding the completion of any closing under this Agreement pursuant to Section 5.3 or 5.4, each condition precedent in connection with any such closing may be subsequently enforced by the Agent (unless such has been expressly waived in writing by the Agent (pursuant to instructions from the Majority Secured Parties)).

5.3Conditions Precedent for the Lessor Parties and the Agent Relating to the Initial Closing Date and the Lessor Advances of Funds for the Acquisition of the Property.

The obligations (i) on the Initial Closing Date of the Lessor Parties and the Agent to enter into the transactions contemplated by this Agreement, including the obligation to execute and deliver the applicable Operative Agreements to which each is a party on the Initial Closing Date, (ii) on the Initial Closing Date of the Lessor Parties to make Lessor Advances in order to pay Property Costs constituted as Transaction Expenses (individually, an “Initial Closing Date Advance”) and (iii) on the Property Closing Date of the Lessor Parties to make Lessor Advances in order to pay (or reimburse the Construction Agent or the Lessee for the payment of) the Property Acquisition Cost of the Property (individually, an “Acquisition Advance”), in each case (with regard to the foregoing Sections 5.3(i), (ii) and (iii)) are subject to the satisfaction or waiver by the Agent (pursuant to instructions from the Majority Secured Parties) of the following conditions precedent on or prior to the Initial Closing Date or the Property Closing Date, as the case may be (to the extent such conditions precedent require the delivery of any agreement, certificate, instrument, memorandum, legal or other opinion, appraisal, commitment, title insurance commitment, Lien report or any other document of any kind or type, such shall be in form and substance satisfactory to the Agent, in its reasonable discretion; notwithstanding the foregoing, the obligations of each party shall not be subject to any conditions contained in this Section 5.3 which are required to be performed by such party) (The parties to this Agreement acknowledge and agree that the conditions precedent described in this Section 5.3 pertaining to the Initial Closing Date were satisfied or waived as of the Initial Closing Date.):

(a)the correctness in all material respects of the representations and warranties of the parties to this Agreement contained herein, in each of the other Operative Agreements and in each certificate delivered pursuant to any Operative Agreement on each such date (except representations and warranties which (i) expressly relate solely to an earlier date or time, in which case such representations and warranties were true and correct as of such earlier date or time or (ii) are qualified by materiality or references to Material Adverse Effect, which such representations and warranties shall be true and correct in all respects as of such date);

(b)the performance by the parties to this Agreement of their respective agreements contained herein and in the other Operative Agreements to be performed by them on or prior to each such date;

(c)the Agent shall have received a fully executed counterpart copy of the Requisition, appropriately completed;

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(d)with respect to the Property Closing Date only, title to the Property shall conform to the representations and warranties set forth in Section 6.1(ii) hereof;

(e)with respect to the Property Closing Date only, the Construction Agent or the Lessee shall have delivered to the Lessor a copy of the Deed respecting the Land and existing Improvements (if any) as are being acquired on each such date with the proceeds of the Lessor Advances;

(f)there shall not have occurred and be continuing any Default or Event of Default and no Default or Event of Default will have occurred after giving effect to the Lessor Advances requested by each such Requisition;

(g)with respect to the Property Closing Date only, the Construction Agent or the Lessee shall have delivered to the Agent title insurance commitments to issue policies respecting the Property in an amount no less than the Property Cost, with such endorsements as the Agent deems necessary, in its reasonable discretion, and which are customary for transactions of this type and in the applicable state, in favor of the Lessor and the Agent from a title insurance company selected by the Construction Agent or the Lessee and acceptable to the Agent, in its reasonable discretion, but only with such title exceptions thereto that are Permitted Liens, and the Construction Agent or the Lessee shall have delivered to the Agent a current title report;

(h)with respect to the Property Closing Date only, the Construction Agent or the Lessee shall have delivered to the Agent a Phase I environmental site assessment (conducted pursuant to ASTM E1527-13) respecting the Property certified to the Agent and prepared by an independent recognized professional selected by the Construction Agent or the Lessee and acceptable to the Agent, in its reasonable discretion, and evidencing no Environmental Condition with respect to which there is more than a remote risk of loss;

(i)with respect to the Property Closing Date only, (i) the Construction Agent or the Lessee shall have delivered to the Agent an ALTA survey (with a flood hazard certification) respecting the Property certified to the Agent and the Lessor prepared by (A) an independent recognized professional selected by the Construction Agent or the Lessee and acceptable to each of the Agent and the Lessor, in its reasonable discretion, and (B) in a manner and including such information as is required by the Agent and (ii) the Agent shall have obtained the necessary documentation concerning flood hazard certification;

(j)with respect to the Property Closing Date only, counsel for the Lessee or the Construction Agent admitted in the state where the Property is located and otherwise acceptable to the Agent shall have issued to the Lessor Parties and the Agent its legal opinion addressing such issues as identified by the Agent, in such form as is reasonably acceptable to the Agent, with respect to local law real property issues respecting the law where the Property is located;

(k)with respect to the Property Closing Date only, the Lessee shall have caused to be delivered to the Agent a Mortgage Instrument in respect of the Property (in such form as is acceptable to the Agent, with revisions as necessary to conform to statutory recording requirements and customary practice under applicable state law) and UCC Financing Statements respecting the Property, all in recordable form;

(l)with respect to the Property Closing Date only, the Lessee shall have delivered to the Agent the Lease and a memorandum thereof (or short form lease), such memorandum or short form lease to be in the form attached to the Lease as Exhibit B or in such other form as is acceptable

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to the Agent, with modifications as necessary to conform to applicable state law, and in form suitable for recording;

(m)immediately after and giving effect to the applicable Lessor Advances contemplated hereby, the aggregate outstanding Lessor Advances do not exceed the aggregate Lessor Parties Commitment;

(n)[Reserved];

(o)the Available Lessor Parties Commitment shall be sufficient for Completion of the Construction Period Property on or before the Construction Period Termination Date;

(p)with respect to the Property Closing Date only, the Construction Agent or the Lessee shall have provided to the Agent a certificate of insurance evidencing the insurance with respect to the Property as required by the Lease or the Agency Agreement, as the case may be;

(q)the Agent shall have received (i) Uniform Commercial Code Lien searches regarding the Lessee and Tax Lien searches and judgment Lien searches regarding each of the Credit Parties in such jurisdictions as determined by the Agent by a nationally recognized search company acceptable to the Agent, in its reasonable discretion, (ii) the Liens referenced in such Lien searches which are objectionable to the Agent shall have been either removed or otherwise handled in a manner satisfactory to the Agent, in its reasonable discretion, and (iii) a good standing certificate (or local equivalent) regarding the Lessee from the appropriate office of the respective state where the Property is located;

(r)all Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Agreements and/or documents related thereto as the parties have agreed to record or file (and in any event all such Taxes, fees and other charges in connection with any and all UCC financing statements and fixture filings) and the payment of the title insurance premiums shall have been paid or provisions for such payment shall have been made to the satisfaction of the Agent, in its reasonable discretion;

(s)each of the Operative Agreements to be entered into on such date shall have been duly authorized, executed and delivered by the parties thereto, enforceable against such parties, and shall be in full force and effect, and the Agent shall have received a fully executed copy of each of the Operative Agreements;

(t)as of the Initial Closing Date only, the Agent shall have received an Officer’s Certificate, dated as of the Initial Closing Date, of the Lessee in the form attached hereto as EXHIBIT B or in such other form as is acceptable to the Agent, in its reasonable discretion, stating that (i) each and every representation and warranty of each Credit Party contained in the Operative Agreements to which it is a party is true and correct in all material respects on and as of the Initial Closing Date; (ii) no Default or Event of Default has occurred and is continuing; (iii) each Operative Agreement to which any Credit Party is a party is in full force and effect with respect to it; and (iv) each Credit Party has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Initial Closing Date;

(u)as of the Initial Closing Date only, the Agent shall have received (i) a certificate of the Secretary or an Assistant Secretary of each Credit Party, dated as of the Initial Closing Date, in the form attached hereto as EXHIBIT C or in such other form as is acceptable to the Agent, in its

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reasonable discretion, attaching and certifying as to (A) its articles of incorporation or other charter documents, certified as of a recent date by the Secretary of State of its state of formation, (B) its by-laws or other similar document, certified as of a recent date by an appropriate officer of the Credit Party, (C) the resolutions duly authorizing the execution, delivery and performance by it of each of the Operative Agreements to which it is or will be a party and (D) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Agreements to which it is or will be a party and (ii) a good standing certificate (or local equivalent) from the appropriate office of the respective states where such Credit Party is formed and where the principal place of business of such Credit Party is located as to its good standing in each such state;

(v)as of the Initial Closing Date only, the Agent shall have received an Officer’s Certificate of the Lessor dated as of the Initial Closing Date in the form attached hereto as EXHIBIT D or in such other form as is acceptable to the Agent, stating that (A) each and every representation and warranty of the Lessor contained in the Operative Agreements to which it is a party is true and correct in all material respects on and as of the Initial Closing Date, (B) each Operative Agreement to which the Lessor is a party is in full force and effect with respect to it and (C) the Lessor has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Initial Closing Date;

(w)as of the Initial Closing Date only, the Agent shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Lessor in the form attached hereto as EXHIBIT E or in such other form as is acceptable to the Agent, attaching and certifying as to (A) its articles of incorporation or other equivalent charter documents certified as of a recent date by the Secretary of State of its state of formation, (B) its by-laws or other similar document, certified as of a recent date by an appropriate officer of the Lessor, (C) the resolutions duly authorizing the execution, delivery and performance by the Lessor of each of the Operative Agreements to which it is or will be a party, and (D) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Agreements to which it is a party and (ii) a good standing certificate (or local equivalent) from the appropriate office of the state where the Lessor is incorporated and where the principal place of business of the Lessor is located as to good standing in each such state;

(x)as of the Initial Closing Date only, counsel for the Lessor acceptable to the Agent shall have issued (i) to the Lessee, the Guarantors, the Lessor Parties and the Agent its legal opinion addressing such issues as identified by the Agent, in such form as is reasonably acceptable to the Agent and (ii) to the Lessor its legal opinion addressing such true sale issues as identified by the Lessor, in such form as is reasonably acceptable to the Lessor;

(y)as of the Initial Closing Date only, counsel for the Credit Parties acceptable to the Agent shall have issued to the Lessor Parties and the Agent their legal opinion, addressing such issues as identified by the Agent, in such form as is reasonably acceptable to the Agent;

(z)no law or regulation shall prohibit, and no order, judgment or decree of any court or governmental body, agency or instrumentality shall prohibit or enjoin any Lessor Party from making the Lessor Advances;

(aa) immediately after and giving effect to the applicable Lessor Advances contemplated hereby, the aggregate outstanding Lessor Advances do not exceed the Lessor Parties Commitment;

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(bb) with respect to the Property Closing Date only, the Lessor shall have arranged to have an RVI Policy issued with respect to the Property from an insurer selected by the Lessor; provided, the premium for such RVI Policy shall not exceed a reasonable and customary amount;

(cc) with respect to the Property Closing Date only, the Agent shall have received an Appraisal regarding the Property certified to the Agent and the Lessor prepared by (i) an independent recognized professional selected by the Agent and (ii) in a manner and including such information as is required by the Agent;

(dd) the Construction Agent shall have delivered to the Agent a copy of the Plans and Specifications for the Improvements respecting the Property, certified by an officer of the Construction Agent; and

(ee) the Construction Agent shall have delivered to the Agent a copy of the Construction Budget respecting the Property, certified by an officer of the Construction Agent.

5.4Conditions Precedent for the Lessor Parties and the Agent Relating to the Lessor Advances of Funds after the Acquisition Advance.

The obligations of the Lessor Parties to make Lessor Advances to permit the acquisition, testing, engineering, installation, development, construction, modification, design, and renovation, as applicable, of the Property (or components thereof) in accordance with the terms of the Agency Agreement and the other Operative Agreements (including construction of the Improvements and acquisition and installation of the Equipment) and the funding of Off-Site Construction Costs are subject to the satisfaction or waiver of the following conditions precedent (to the extent such conditions precedent require the delivery of any agreement, certificate, instrument, memorandum, legal or other opinion, appraisal, commitment, title insurance commitment, Lien report or any other document of any kind or type, such shall be in form and substance satisfactory to the Agent, in its reasonable discretion; notwithstanding the foregoing, the obligations of each party shall not be subject to any conditions contained in this Section 5.4 which are required to be performed by such party):

(a)the correctness in all material respects on such date (except representations and warranties which (i) expressly relate solely to an earlier date or time, in which case such representations and warranties were true and correct as of such earlier date or time or (ii) are qualified by materiality or references to Material Adverse Effect, which such representations and warranties shall be true and correct in all respects as of such date) of the representations and warranties of the parties to this Agreement contained herein, in each of the other Operative Agreements and in each certificate delivered pursuant to any Operative Agreement;

(b)the performance by the parties to this Agreement of their respective agreements contained herein and in the other Operative Agreements to be performed by them on or prior to each such date unless waived in accordance with Section 12.4 of this Agreement;

(c)the Agent shall have received a fully executed counterpart of the relevant Requisition, appropriately completed;

(d)(i) the Available Lessor Parties Commitment will be sufficient to finalize Completion of the Construction Period Property and (ii) construction of the Property is on track to be completed in accordance with the Construction Documents on or prior to the Construction Period Termination Date;

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(e)there shall not have occurred and be continuing any Default or Event of Default, and no Default or Event of Default will have occurred after giving effect to the Construction Advance requested by the applicable Requisition;

(f)the title insurance policy delivered in connection with the requirements of Section 5.3(g) shall provide for (or shall be endorsed to provide for) insurance in an amount at least equal to the maximum total Property Cost indicated by the Construction Budget (as adjusted from time to time, including with regard to any additional Lessor Advances pursuant to Section 5.16) and there shall be no title change or exception objectionable to the Agent;

(g)all Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Agreements (and in any event all such Taxes, fees and other charges in connection with any and all UCC financing statements and fixtures filings) and the cost of any title endorsement or update shall have been paid or provisions for such payment shall have been made to the satisfaction of the Agent, in its reasonable discretion;

(h)[Reserved];

(i)[Reserved];

(j)immediately after and giving effect to the applicable Lessor Advances contemplated hereby, the aggregate outstanding Lessor Advances do not exceed the aggregate Lessor Parties Commitment;

(k)no law or regulation shall prohibit, and no order, judgment or decree of any court or governmental body, agency or instrumentality shall prohibit or enjoin any Lessor Party from making the Lessor Advances;

(l)the requirements of Section 5.17 shall have been satisfied;

(m)with respect to any Lessor Advances not contemplated in the original Construction Budget, including by the Lessor pursuant to Section 5.16, the Lessee shall have caused to be delivered to the Agent an amendment to the Mortgage Instrument (as is acceptable to the Agent, with revisions as necessary to conform to statutory recording requirements and customary practice under Applicable Law); and

(n)submission of the Requisition shall constitute a certification by the Construction Agent that, in accordance with the Construction Documents, (i) Completion is on schedule to be effected by the Construction Period Termination Date and (ii) Completion is on schedule to be effected with the remaining Available Lessor Parties Commitment.

5.5Additional Reporting and Delivery Requirements on Completion Date.

(a)As the Property nears Completion, the Construction Agent shall coordinate with the Agent regarding the date to be designated as the Completion Date, and no later than the Completion Date, the Construction Agent shall notify the Agent of the exact date of the Completion Date.

(b)Within three Business Days after the Completion Date, the Construction Agent shall deliver to the Agent an Officer’s Certificate in the form attached hereto as EXHIBIT F- 1 or

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in such other form as is acceptable to the Agent attaching the temporary certificate of occupancy for the Property and specifying:

(i)the address for the Property;

(ii)the Completion Date;

(iii)the aggregate Property Cost; and

(iv)that all representations and warranties of the Credit Parties in each of the Operative Agreements and each certificate delivered pursuant thereto are true and correct in all material respects as of the Completion Date (except representations and warranties which (i) expressly relate solely to an earlier date or time, in which case such representations and warranties were true and correct as of such earlier date or time or (ii) are qualified by materiality or references to Material Adverse Effect, which such representations and warranties shall be true and correct in all respects as of such date).

(c)Within thirty (30) days after the Completion Date:

(i)the Construction Agent shall deliver to the Agent an Officer’s Certificate in the form attached hereto as EXHIBIT F-2 or in such other form as is acceptable to the Agent attaching:

(A)detailed, itemized documentation supporting the asserted Property Cost figures; and

(B)unconditional waivers of Lien covering all work and materials regarding the Property by the applicable general contractor or any subcontractors or suppliers;

(ii)the Construction Agent shall deliver or cause to be delivered to the Agent (unless previously delivered to the Agent) originals of the following relating to the Property, each of which shall be in form and substance acceptable to the Agent, in its reasonable discretion:

(A)a title insurance endorsement regarding the title insurance policy delivered in connection with the requirements of Section 5.3(g), but only to the extent such endorsement is necessary to provide for insurance in an amount at least equal to the maximum total Property Cost and, if endorsed, the endorsement shall not include a title change or exception that has or would reasonably be expected to have a Material Adverse Effect;

(B)an as-built survey for the Property;

(C)insurance certificates respecting the Property as required hereunder and under the Lease;

(D)at the Lessor’s prior written request, an Appraisal regarding the Property; and

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(E)with respect to any Lessor Advances not contemplated in the original Construction Budget, including by the Lessor pursuant to Section 5.16, the Lessee shall have caused to be delivered to the Agent an amendment to the Mortgage Instrument (as is acceptable to the Agent, with revisions as necessary to conform to statutory recording requirements and customary practice under Applicable Law); and

(iii)the Construction Agent covenants and agrees that the recording fees, documentary stamp taxes or similar amounts required to be paid in connection with the related Mortgage Instrument shall have been paid in an amount required by Applicable Law, subject, however, to the obligations of the Lessor Parties to fund such costs to the extent required pursuant to Section 7.1.

(d)The Agent shall have the right to contest the information contained in either of the foregoing Officer’s Certificate (to be delivered pursuant to Sections 5.5(b) and 5.5(c)(i), as applicable), with any such determination made by the Agent in good faith being determinative, absent manifest error; provided that, the Agent and the Construction Agent shall work in good faith to resolve any such contest and, to the extent that the Agent contests the information contained in either such Officer’s Certificate and the Credit Parties are diligently working in good faith with the Agent to resolve any such contest, notwithstanding anything contained herein or in any other Operative Agreement to the contrary, no Event of Default shall be created solely by any such contest for a period not to exceed thirty (30) days from the date the Agent provides written notice to the Construction Agent of such contest; provided, further, that notwithstanding that any such particular contest has not been resolved in such period of thirty (30) days, if it is reasonable to expect that such contest may be subsequently resolved with additional diligent effort by the Credit Parties and the Agent, and to the extent the Credit Parties continue to work diligently in good faith with the Agent to resolve such contest, then the Credit Parties may continue to work with the Agent to resolve such contest for a period of an additional fifteen (15) days; provided, further, if such contest has not been resolved in the period of the additional fifteen (15) days, then the contested information shall constitute a breach of the Construction Agent’s obligation to have delivered such information to the Agent in accordance with the terms of this Agreement.

5.6Restrictions on Liens.

On the Property Closing Date, the Construction Agent or the Lessee shall cause the Property acquired by the Lessor to be free and clear of all Liens except those referenced in Section 6.1(cc)(i) and (ii). On the date the Property is either sold to a third party in accordance with the terms of the Operative Agreements or, pursuant to Section 21.1(a) of the Lease, retained by the Lessor, the Lessee shall cause the Property to be free and clear of all Liens (other than Lessor Liens and such other Liens that are expressly set forth as title exceptions on the title commitment issued under Section 5.3(g) with respect to the Property (except to the extent that the Agent, prior to the time of the Property Closing Date, has given written notice to the Lessee that the Agent reasonably believes that any such title exceptions may materially impair the potential resale value of the Property), Liens for Taxes that are not yet due and such other Liens on the Property theretofore approved by the required Financing Parties in accordance with the Operative Agreements).

5.7Payments.

Subject to Section 5.1(b), all payments of Lessor Advances, Lessor Yield, Fees and other amounts to be made by the Credit Parties under this Agreement or any other Operative Agreements to any of the Financing Parties (excluding Excepted Payments which shall be paid directly to the party to whom such

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payments are owed) shall be made to the Agent at the office designated by the Agent from time to time in Dollars and in immediately available funds, without set-off, deduction (except for deduction or withholding of Impositions as required by Applicable Law, but subject to Section 11.2), or counterclaim. Excluding Excepted Payments paid to the party to whom such payments are owed and payments received from the Agent, the Financing Parties agree to pay to the Agent, at the office designated by the Agent from time to time and in the currency received, all other amounts received by any Financing Party from any Credit Party or otherwise with respect to the Property. Subject to the definition of “Lessor Yield Period” in Appendix A attached hereto, whenever any payment under this Agreement or any other Operative Agreements shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of Lessor Yield, Fees or other amounts payable pursuant to the Operative Agreements, as applicable and as the case may be.

5.8Unilateral Right to Increase the Lessor Parties Commitment.

Notwithstanding any other provision of any Operative Agreement or any objection by any Person (including any objection by the Lessee or the Construction Agent), each Lessor Party, in its sole discretion, may unilaterally elect to increase its Lessor Parties Commitment in order to fund Transaction Expenses. The Credit Parties shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the Financing Parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Section 5.8 (including the preparation and execution of a Requisition for amounts funded by any of the Lessor Parties as a result of any increase in the Lessor Parties Commitment pursuant to this Section 5.8).

5.9Maintenance of the Lessee as a Wholly-Owned Entity.

From the Initial Closing Date and thereafter until such time as all obligations of all Credit Parties under the Operative Agreements have been satisfied and performed in full, the Parent shall, unless otherwise consented to by the Agent and the Lessor Parties, retain the Lessee as a Wholly-Owned Entity, which, for the avoidance of doubt, shall not prohibit any transaction otherwise permitted under Section 8.3B or Section 10.1 so long as, after giving effect thereto, any successor, transferee or assignee which becomes the Lessee in any such transaction is a Wholly-Owned Entity.

5.10Percentage Share.

The Percentage Share for each Lessor Party shall be determined from time to time by the Agent in good faith, with such determination by the Agent being conclusive and binding on each Lessor Party and the Credit Parties, absent manifest error. The Agent shall maintain records regarding the Percentage Share (which may be set forth in the Register), and promptly upon any such change regarding the Percentage Share of any Lessor Party, the Agent shall provide a report to the Lessor Parties detailing the then current Percentage Shares of all the Lessor Parties.

5.11Final Advance for Punch List Items.

Prior to the Construction Period Termination Date, the Construction Agent in its Requisition for the final Advance may request amounts to pay for punch list items for the Property that have not been completed at such time and that may not be completed until after the Completion Date (such Advance being referred to herein as the “Punchlist Advance”). With regard to such punch list items, the Construction Agent shall reference in Section 1 of the applicable Requisition under “Party to Whom Amount is Owed” the entry “contractors regarding punch list items for the Property” and under “Amount Owed (in U.S. Dollars)” the requested aggregate amount for such punch list items. Concurrent with delivery of such Requisition for the Punchlist Advance, the Construction Agent shall provide to the Agent (for prompt

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delivery to the Lessor Parties) a listing (in reasonable detail) of the anticipated expense items to be paid with the Punchlist Advance. Funding of the Punchlist Advance for punch list items for the Property will be subject to the conditions precedent referenced in Section 5.4. Prior to the Completion Date, the Construction Agent shall use all such Punchlist Advance amounts only for punch list items for the Property. After the Completion Date, the Lessee shall use all such Punchlist Advance amounts only for punch list items for the Property. All punch list items for the Property so completed shall be completed in accordance with the Plans and Specifications. Not less than five (5) Business Days prior to the Payment Date next occurring after the twelve (12) month anniversary of the Completion Date (the “Punchlist Deadline”), the Lessee shall return to the Agent any and all Advance amounts previously funded for such punch list items for the Property to the extent such amounts have not been used at such time to pay for punch list items for the Property; provided, however, that if the Lessee is unable to complete such punchlist items prior to the Punchlist Deadline despite its diligent efforts to do so, the Lessee, may, by written request to the Agent, extend the Punchlist Deadline by up to three (3) additional months upon the Agent’s written approval, not to be unreasonably withheld, conditioned or delayed. Within thirty (30) days of the Lessee either (x) spending all of the Punchlist Advance or (y) returning any unspent portion of the Punchlist Advance to the Agent (in the case of both subsections (x) and (y), in accordance with this Section 5.11), the Lessee shall provide to the Agent (for prompt delivery to the Lessor Parties) a listing (in reasonable detail) of the actual expense items paid with the Punchlist Advance. On such Payment Date following the Punchlist Deadline, the Agent shall distribute such returned amounts ratably to the Lessor Parties in accordance with Section 8.7(b)(vi).

5.12Limitation on Requested Lessor Advances regarding Available Lessor Parties Commitment.

Lessee shall not submit any Requisition or any other request for funding pursuant to the Operative Agreements requesting any Lessor Advance in excess of the Available Lessor Parties Commitment. No Lessor Party shall be obligated to fund any Lessor Advance in excess of its Lessor Parties Commitment.

5.13Limitation on Purchase Option under the Lease and the Agency Agreement.

The Lessee (or its designee) may purchase the Property from time to time pursuant to the Purchase Option in the Lease to the extent the Lessee (or its designee) pays the Termination Value; provided, that, notwithstanding the foregoing, Lessee may not exercise the Purchase Option to purchase the Property as a Lessee selected cure to an Event of Default while the Property is a Construction Period Property or as a voluntary election by the Lessee while the Property is a Construction Period Property. The limitations imposed pursuant to this Section 5.13 shall also apply with respect to any purchase by the Lessee (or its designee) of the Property while the Property is a Construction Period Property pursuant to Section 17.10 of the Lease or pursuant to the Agency Agreement.

5.14Environmental Closure Reporting.

On or prior to the Construction Period Termination Date, if the California Department of Toxic Substances Control (the “DTSC”) has not issued a determination letter that no further remedial action is required with respect to known environmental conditions at the Property, or has not provided written confirmation that such letter is not required, then the Lessee shall arrange for issuance by an independent environmental consultant (who has not worked for the Lessee in the past and is reasonably acceptable to the Majority Secured Parties) of an opinion that all known environmental conditions on the Property comply with Acceptable Regulatory Standards, which shall be delivered no later than sixty (60) days after the Construction Period Termination Date. The consultant shall issue to the Lessor Parties and the Agent a reliance letter containing the consultant’s written opinion regarding this matter.

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5.15Final Certificate of Occupancy.

Within thirty (30) of obtaining the same and in any event within six (6) months of the Rent Commencement Date, the Lessee shall provide to the Agent a true and correct copy of the final certificate of occupancy or its equivalent for the Property.

5.16Special Provision Regarding the Funding of Uninsured Force Majeure Losses.

Notwithstanding any provision herein or in any other Operative Agreement to the contrary, the parties hereto agree that, upon the occurrence of a Force Majeure Event with respect to the Construction Period Property and subject to the satisfaction of the conditions for a Construction Advance set forth in Section 5.4, the Lessor Parties shall make Lessor Advances (in addition to any Lessor Advances otherwise made pursuant to the provisions of Section 5.2(c)) in an amount sufficient to pay any Uninsured Force Majeure Loss attributable to such Force Majeure Event, and such amount so advanced shall be added to the Property Cost for the Construction Period Property.

5.17Construction Consultant.

(a)The Agent shall be permitted to hire the Construction Consultant to act as the Agent’s agent (i) to review the submissions by or on behalf of the Construction Agent in connection with the Requisitions and (ii) to oversee construction of the Property. The Construction Consultant may itself provide any or all such services or, in its discretion, the Construction Consultant may contract with one or more third parties to provide any or all such services. Promptly after the Initial Closing Date, the Agent shall, or shall cause the Construction Consultant to, provide the notice information for the Construction Consultant to the Construction Agent. Upon submission by the Agent (on behalf of the Construction Consultant) to the Construction Agent of invoices (including payment instructions) for the services of the Construction Consultant from time to time, the Construction Agent shall include all such invoiced amounts in its next Requisition, unless any such invoice is submitted less than three (3) Business Days prior to the date of submission of the Requisition to the Agent in which case such invoiced amounts shall be included in the next following Requisition. Without the need for any further action, all such invoiced amounts from the Construction Consultant shall constitute Transaction Expenses and once those invoiced amounts are paid, they shall be added to the Property Cost. From and after the Initial Closing Date Advance and the Acquisition Advance and as otherwise more fully described below, and not in limitation of the other conditions precedent of Section 5.4, the Lessor Parties shall have no obligation to fund a Requisition unless the Construction Consultant has approved the funding of such Requisition, such approval not to be unreasonably withheld or delayed.

(b)As referenced in Section 5.4(l) and in addition to the other requirements of Section 5.4, the obligations of the Lessor Parties to make Lessor Advances to the Construction Agent to permit the acquisition, testing, engineering, installation, development, construction, modification, design, and renovation, as applicable, of the Property (or components thereof) in accordance with the terms of the Agency Agreement and the other Operative Agreements (including construction of the Improvements and acquisition and installation of the Equipment) are subject to the satisfaction or waiver of the following conditions precedent (to the extent such conditions precedent require the delivery of any agreement, certificate, instrument, memorandum, legal or other opinion, appraisal, commitment, title insurance commitment, Lien report or any other document of any kind or type, such shall be in form and substance satisfactory to the Agent, in its reasonable discretion; notwithstanding the foregoing, the obligations of each party shall not be subject to any conditions contained in this Section 5.17 which are required to be performed by such party):

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(i)On or prior to the Monthly Notice Date, the Construction Agent shall furnish or cause to be furnished to the Agent and the Construction Consultant the following documents covering each disbursement included in a Requisition and in each case with regard to the Property, in form and substance satisfactory to the Agent (and for this purpose, it is acknowledged that the Agent may consult with the Construction Consultant to determine what is satisfactory), in its reasonable discretion:

(A)a completed certificate of the Construction Agent in the form attached hereto as EXHIBIT G or in such other form as is satisfactory to the Agent, in its reasonable discretion, (the “Construction Agent Certificate”), and a completed Requisition, each executed by an authorized representative of the Construction Agent;

(B)a completed standard AIA Form G702 and Form G703 signed by the applicable general contractor and the applicable architect, and sworn statements and conditional waivers of Lien covering all work to be paid with the proceeds of the currently contemplated Lessor Advances, which shall become unconditional upon such payment (provided that the foregoing shall not apply to amounts requested in the Punchlist Advance made pursuant to Section 5.11);

(C)fully executed copies of any proposed or executed change orders on standard AIA Form G701 form or, if substantively similar, the form used by the general contractor, or other form acceptable in writing to the Agent, in its reasonable discretion, which have not been previously furnished and which require and are not valid without the signatures of the general contractor and the Construction Agent;

(D)copies of all permits and other Governmental Actions required under Law to be obtained and not delivered to the Agent and the Construction Consultant prior thereto, and in any event copies of all such permits and other Governmental Actions not previously delivered and then needed in connection with the Property;

(E)within ten (10) days of execution, executed copies of all subcontracts and supplier contracts executed to date between the applicable general contractor and a subcontractor or a supplier, as applicable, in each case that provides for an aggregate contract price equal to or greater than $1,000,000;

(F)such other instruments, documents and information as the Construction Consultant may reasonably request, including unconditional waivers of Lien covering all work by the applicable general contractor or any subcontractors or suppliers (to the extent such subcontractor or suppliers meet the
$1,000,000 threshold of the foregoing subsection (E)) paid with the proceeds of the prior Lessor Advances;

(G)an updated Construction Budget, showing the sources and uses by cost category in form acceptable to the Agent, in its reasonable discretion and any modification to the Plans and Specifications; and

(H)regarding each requested disbursement of Transaction Expenses, invoices which (1) are in writing, (2) contain the applicable vendor’s name and

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address, on letterhead if available, (3) contain the Construction Agent’s name and the location of the project and (4) contain an invoice number and amount (provided that the foregoing shall not apply to amounts requested in the Punchlist Advance made pursuant to Section 5.11).

(ii)In connection with the review of each requested Lessor Advance under the applicable Requisition, the Agent and the Construction Consultant shall have received a report, satisfactory to each of them, in their reasonable discretion, of an inspection consultant to be hired by the Construction Consultant, reflecting such inspection consultant’s periodic site observation and review of the documents substantiating the Property Costs being requested pursuant to the applicable Requisition, including progress and quality of the Improvements, the construction schedule and related Construction Documents.

(iii)On the Business Day next following ten (10) days after receipt by the Agent and the Construction Consultant of all items that the Construction Agent is required to provide pursuant to Section 5.17(b)(i), the Agent shall request the Construction Consultant to provide, respecting a requested Lessor Advance under the applicable Requisition, either a written approval thereof or a written disapproval thereof indicating the reasons for any such disapproval. The Agent shall share, or shall cause the Construction Consultant to share, promptly with the Construction Agent the certificate or other written communication from the Construction Consultant regarding any such approval/disapproval.

5.18Off-Site Construction Costs.

The Lessor Parties shall fund the Off-Site Construction Costs subject to the inclusion thereof in a Requisition and satisfaction of the other conditions precedent for funding pursuant to the Operative Agreements, including Section 5.4.

5.19Notices from the Construction Agent/the Lessee.

If the Construction Agent implements any revision, amendment or modification to the Plans and Specifications pursuant to Section 3.2(b) of the Agency Agreement, then the Construction Agent shall provide promptly a copy thereof to the Agent. If the Lessee makes any Modification to the Property, as referenced in Section 11.1 of the Lease, that shall or could reasonably be expected to have a Material Adverse Effect, then the Lessee shall provide prompt notice thereof to the Agent.

5.20Ratable Reduction of Lessor Parties Commitments.

Any reduction in the Lessor Parties Commitments shall be on a ratable basis among all Lessor Parties.

SECTION 5A.
LESSOR ADVANCE

5A.1    Procedure for Lessor Advance.

(a)Upon receipt from the Construction Agent by the Agent of a Requisition pursuant to Section 4.2, and subject to the terms and conditions of this Agreement, each Lessor Party shall make a Lessor Advance to the Agent under the Lessor Parties Commitment in an amount equal to

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its Commitment Percentage of the amount requested in such Requisition on the Initial Closing Date or the Property Closing Date, as applicable, or on the date for any Construction Advance, and, unless retained and applied by the Agent pursuant to Section 5.1(a), the Agent shall distribute the funds to the Construction Agent on the same day it receives such funds from the Lessor Parties; provided, that the outstanding Lessor Advances of a Lessor Party shall not exceed its Lessor Parties Commitment. The Lessor Advances shall accrue yield at the Lessor Yield from time to time from the date of advance to the Agent.

(b)The Lessor Parties Commitment of each Lessor Party to make Lessor Advances shall be pro rata based upon the respective Lessor Parties Commitments of the Lessor Parties. The Lessor Advances by the Lessor Parties may from time to time be (i) SOFR Lessor Advances, (ii) ABR Lessor Advances, or (iii) a combination thereof, as determined by the Construction Agent and notified to the Agent pursuant to the applicable Requisitions; provided, the Construction Agent shall not have the right to select both SOFR Lessor Advances and ABR Lessor Advances in the same Requisition but rather shall be limited under a particular Requisition to select either all SOFR Lessor Advances or all ABR Lessor Advances. In the event the Construction Agent fails to provide notice of the intended Lessor Yield type in a Requisition, the Lessor Advances pursuant to such Requisition shall be ABR Lessor Advances. Further, any Lessor Advances on a given date in an aggregate amount less than $100,000 shall be ABR Lessor Advances, unless the remaining Available Lessor Parties Commitment for the Lessor Parties in the aggregate is less than $100,000, in which case, the Construction Agent may elect a SOFR Lessor Advance for such remaining amount.

(c)Not later than 10:00a.m. (New York time) (i) at least three (3) Business Day(s) prior to the proposed funding date of any SOFR Lessor Advance and (ii) on the proposed funding date of any ABR Lessor Advance, then (in the case of each of the foregoing subsections (i) and (ii)) the Agent shall deliver to the Lessor Parties a copy of the applicable Requisition and a written notification of the amounts to be funded by the Lessor Parties (including, without limitation, the amount of capitalized Lessor Yield and Transaction Expenses to be funded). Each of the Lessor Parties will make the amount of its Pro Rata Share of the Lessor Advances available to the Agent as directed by the Agent and at the office specified by the Agent from time to time by 1:00p.m. (New York time) by wire transfer on the date requested pursuant to the Requisition (or as otherwise requested by the Agent after such date) in funds immediately available to the Agent. Subject to satisfaction of the applicable conditions precedent for the Lessor Advance, such Lessor Advance will then be distributed to the Construction Agent by the Agent crediting an account designated by the Construction Agent or otherwise applying the proceeds of such Lessor Advance in accordance with the requirements of the last sentence of Section 5.1(a).

(d)That portion of Lessor Yield accruing on each Lessor Advance during the Construction Period shall be added to the outstanding Lessor Advances on the relevant Payment Date in accordance with Section 5.1(b). Lessor Yield accruing on the Lessor Advances from the last Payment Date preceding the Rent Commencement Date through the day prior to the Rent Commencement Date shall be added to the outstanding Lessor Advances on the Rent Commencement Date in accordance with Section 5.1(b).

(e)(i) Notwithstanding anything to the contrary contained in this Agreement, if any Lessor Party becomes a Defaulting Lessor Party, then, until such time as that Lessor Party is no longer a Defaulting Lessor Party, to the extent permitted by Applicable Law:

(A)Such Defaulting Lessor Party’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other

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Operative Agreement shall be restricted as set forth in the definitions of “Majority Secured Parties” and Section 12.4.

(B)Any payment of advance amounts, yield, fees or other amounts received by the Agent for the account of such Defaulting Lessor Party (whether voluntary or mandatory, at maturity or otherwise) or received by the Agent from a Defaulting Lessor Party pursuant to Section 12.15 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lessor Party to the Agent under any Operative Agreement; second, as the Lessee may request (so long as no Default or Event of Default exists), to the funding of any Lessor Advance in respect of which such Defaulting Lessor Party has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Lessee, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lessor Party’s potential future funding obligations with respect to Lessor Advances under this Agreement; fourth, to the payment of any amounts owing to the Non-Defaulting Lessor Parties as a result of any judgment of a court of competent jurisdiction obtained by any Non-Defaulting Lessor Party against such Defaulting Lessor Party as a result of such Defaulting Lessor Party’s breach of its obligations under this Agreement or any other Operative Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Lessee as a result of any judgment of a court of competent jurisdiction obtained by the Lessee against such Defaulting Lessor Party as a result of such Defaulting Lessor Party’s breach of its obligations under this Agreement or any other Operative Agreement; and sixth, to such Defaulting Lessor Party or as otherwise as may be required under the Operative Agreements in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided, that if (1) such payment is a payment of any outstanding Lessor Advances in respect of which such Defaulting Lessor Party has not fully funded its appropriate share, and (2) such Lessor Advances were made at a time when the conditions set forth in Sections 5.3 or 5.4, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Lessor Advances of all Non- Defaulting Lessor Parties on a pro rata basis prior to being applied to the payment of any Lessor Advances of such Defaulting Lessor Party until such time as all Lessor Advances are held by the Lessor Parties pro rata in accordance with the Lessor Parties Commitments. Any payments, repayments, prepayments or other amounts paid or payable to a Defaulting Lessor Party that are applied (or held) to pay amounts owed by a Defaulting Lessor Party shall be deemed paid to and redirected by such Defaulting Lessor Party, and each Lessor Party irrevocably consents hereto.

(C)Unless a replacement Lessor Party has become a party to this Agreement in accordance with the provisions of this Agreement (pursuant to Section 5A.1(e)(iii) or otherwise), all or any part of a Defaulting Lessor Party’s subsequent Lessor Advances shall be reallocated among the Non-Defaulting Lessor Parties in accordance with their respective Available Lessor Parties Commitments (calculated without regard to such Defaulting Lessor Party’s Lessor Parties Commitment) but only to the extent that such reallocation does not cause the aggregate Lessor Advances of any Non-Defaulting Lessor Party to exceed such Non-Defaulting Lessor Party’s Lessor Parties Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder

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against a Defaulting Lessor Party arising from that Lessor Party having become a Defaulting Lessor Party, including any claim of a Non-Defaulting Lessor Party as a result of such Non-Defaulting Lessor Party’s increased exposure following such reallocation.

(ii)If the Lessee and the Agent agree in writing that a Lessor Party is no longer a Defaulting Lessor Party, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lessor Party will, to the extent applicable, purchase at par that portion of outstanding Lessor Advances of the other Lessor Parties or take such other actions as the Agent may determine to be necessary to cause the Lessor Advances to be held on a pro rata basis by the Lessor Parties in accordance with their applicable percentages of the Lessor Parties Commitments prior to the Lessor Party having been a Defaulting Lessor Party, whereupon such Lessor Party will cease to be a Defaulting Lessor Party; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while that Lessor Party was a Defaulting Lessor Party; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lessor Party to Lessor Party will constitute a waiver or release of any claim of any party hereunder arising from that Lessor Party’s having been a Defaulting Lessor Party.

(iii)If any Lessor Party is a Defaulting Lessor Party, then the Lessee may, at its sole expense and effort, upon notice to such Lessor Party and the Agent, require such Lessor Party to assign and delegate, without recourse (in accordance with the requirements of the Operative Agreements), all of its interests, rights and obligations under this Agreement and the related Operative Agreements to an Eligible Assignee pursuant to Section 5A.7.

5A.2    Computation of Lessor Yield; Payment Dates.

(a)The Agent shall as soon as practicable notify the Lessee and the Lessor Parties of each determination of a Term SOFR Reference Rate. Any change in the Lessor Yield on a Lessor Advance to account for a change in any reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding shall be reflected in the Term SOFR Reference Rate or the ABR (as applicable) and become effective as of the day on which such change becomes effective. The Agent shall as soon as practicable notify the Lessee and the Lessor Parties of the effective date and the amount of each such change in yield rate and shall concurrently furnish a copy of such notification to the Lessee. Lessor Yield and fees shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed, unless Lessor Yield is calculated on the basis of the ABR. Whenever Lessor Yield is calculated on the basis of the ABR, Lessor Yield shall be calculated on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days, as the case may be) for the actual days elapsed.

(b)Each determination of a yield rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Lessee and the Lessor Parties in the absence of manifest error.

(c)If the Term SOFR Reference Rate cannot be determined by the Agent in the manner specified in the definition of “Term SOFR”, the Agent shall give electronic or telephonic notice thereof to the Lessee and the Lessor Parties as soon as practicable thereafter. Until such

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time as the Term SOFR Reference Rate can be determined by the Agent in the manner specified in the definition of “Term SOFR”, (i) no further SOFR Lessor Advances shall be made, (ii) no existing SOFR Lessor Advances shall be continued as such at the end of the then current Lessor Yield Period, (iii) the Lessee shall not have the right to convert any ABR Lessor Advances to SOFR Lessor Advances and (iv) all subsequent Lessor Advances shall be ABR Lessor Advances; provided, the foregoing provisions of this paragraph are subject to Section 5A.11.

5A.3    Scheduled Return of Lessor Advance.

Subject to the limitations on the Lessee’s payment obligations in connection with an election of the Sale Option under the Lease, the outstanding amount of the Lessor Advance shall be due in full on the Expiration Date. On the Expiration Date, subject to the terms of this Agreement and the Lease, the Agent on behalf of the Lessor shall receive from the Lessee under the Lease the outstanding amount of the Lessor Advance then due, together with all accrued but unpaid Lessor Yield and all other amounts due to Lessor under the Operative Agreements.

5A.4    Early Return of Lessor Advances; Maturity Date Payment of Lessor Advances.

(a)Subject to Sections 11.2(e), 11.3 and 11.4 of this Agreement, the Lessor Advances may at any time and from time to time be repaid or prepaid by the Lessee, in whole or in part, without premium or penalty, upon at least three (3) Business Days’ irrevocable notice to the Agent, on behalf of the Lessor Parties, specifying the date and amount of repayment or prepayment of the Lessor Advances. Upon receipt of such notice, the Agent shall promptly notify the Lessor Parties thereof. If such notice is given, the amount of the Lessor Advances specified in such notice shall be due and payable on the date specified therein, together with all accrued but unpaid Lessor Yield and all other amounts due to the Lessor Parties under the Operative Agreements. Amounts of the Lessor Advances repaid or prepaid shall permanently decrease the Lessor Parties Commitment and the Available Lessor Parties Commitment, and such amounts may not be readvanced. Notwithstanding the foregoing, amounts so repaid or prepaid in favor of the Lessor Parties must be distributed in accordance with Section 8.7 of this Agreement.

(b)If on any date any Lessor Party shall receive any payment in respect of the Property or pursuant to the Operative Agreements, then in each case, the Lessor Party shall pay such amount (excluding Excepted Payments which shall be permitted to be retained by the party to whom such payments are owed) to the Agent to be distributed in accordance with Section 8.7 of this Agreement.

(c)Upon the occurrence of any Event of Default (in each case only to the extent arising out of a Lease Event of Default specified in Sections 17.1(n) or (o) of the Lease), the obligation to repay the Lessor Advances shall automatically accelerate and such shall be due and payable in full, together with accrued but unpaid Lessor Yield thereon and all other amounts owing to the Lessor under the Operative Agreements. Upon the occurrence and during the continuance of any other Event of Default, the Majority Secured Parties may determine to accelerate the obligation to repay the Lessor Advances, together with accrued but unpaid Lessor Yield thereon and all other amounts owing to the Secured Parties under the Operative Agreements.

(d)Each repayment or prepayment at the Expiration Date of the Lessor Advances expressly permitted by and effected in accordance with this Agreement shall be allocated to reduce the Property Cost and applied in accordance with Section 8.7.

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(e)The outstanding Lessor Advances, the Lessor Yield and all other amounts then due and owing by any of the Credit Parties under this Agreement or any other Operative Agreement shall be due and payable in full on the Expiration Date.

(f)Breakage Costs (payable by the Lessee pursuant to Section 11.4) shall be due and payable in connection with each repayment or prepayment of the Lessor Advances and otherwise in accordance with the Operative Agreements.

5A.5    Lessor Yield Rates and Payment Dates.

(a)The Lessor Advances outstanding hereunder from time to time shall bear interest at a rate per annum equal to either (i) with respect to a SOFR Lessor Advance, the Adjusted Term SOFR Rate determined for the applicable Lessor Yield Period plus the Applicable Percentage or (ii) with respect to an ABR Lessor Advance, the ABR plus the Applicable Percentage, as selected by the Lessee in accordance with the provisions hereof; provided, however, (A) upon delivery by the Agent of the notice described in Section 5A.2(c), the Lessor Advances of each of the Lessor Parties shall bear interest at the ABR plus the Applicable Percentage from and after the dates and during the periods specified in Section 5A.2(c) and (B) upon the delivery by a Lessor Party of the notice described in Section 11.3(d), the Lessor Advances of such Lessor Party shall bear interest at the ABR plus the Applicable Percentage from and after the dates and during the periods specified in Section 11.3(d); provided, the foregoing provisions of this paragraph are subject to Section 5A.11.

(b)If all or a portion of (i) any outstanding Lessor Advance, (ii) any Lessor Yield payable thereon or (iii) any other amount payable hereunder or otherwise pursuant to any Operative Agreement to a Lessor Party shall not be paid when due (whether at the stated maturity, by acceleration or otherwise, but subject to the applicable grace period), such overdue amount shall bear interest at the Overdue Rate, in each case from the date of such non-payment until such amount is paid in full (whether after or before judgment). Upon the occurrence and during the continuance of any Event of Default, Lessor Yield on the Lessor Advances shall, at the option of the Majority Secured Parties, be calculated at the Overdue Rate.

(c)Lessor Yield shall be payable in arrears on the applicable Payment Date, provided, that (i) Lessor Yield accruing pursuant to Section 5A.5(b) shall be payable from time to time on demand and (ii) each repayment or prepayment of the Lessor Advances shall be accompanied by accrued Lessor Yield to the date of such repayment or prepayment on the amount repaid or prepaid (and payment of all Breakage Costs).

(d)[Reserved].

5A.6    Termination or Reduction of Lessor Parties Commitments.

(a)Subject to Section 5.20, the Lessee shall have the right, upon not less than three (3) Business Days’ written notice to the Agent, to terminate the Lessor Parties Commitments or, from time to time, to reduce the amount of the Lessor Parties Commitments, provided, that (i) after giving effect to such reduction and any repayment or prepayment of Lessor Advances in connection therewith, the aggregate outstanding Lessor Advances shall not exceed the aggregate Lessor Parties Commitments and (ii) such notice shall be accompanied by a certificate of the Lessee stating that the amount equal to the remaining aggregate unfunded Budgeted Total Property Costs not funded by Lessor Advances as of the date of such reduction does not exceed the aggregate amount of Available Lessor Parties Commitments as of such date after giving effect to such reduction. Any

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such reduction (A) shall be in an amount equal to the lesser of (1) $1,000,000 (or an even multiple thereof) or (2) the remaining Available Lessor Parties Commitments and (B) shall reduce permanently the Lessor Parties Commitments then in effect.

(b)The Lessor Parties Commitments shall automatically be reduced to zero Dollars ($0) upon the occurrence of the Completion Date.

5A.7 Notice of Amounts Payable; Mandatory Assignment.

(a)In the event that any Lessor Party becomes aware that any amounts are or will be owed to it pursuant to Section 11.2 or 11.3 or that it is unable to make SOFR Lessor Advances, then it shall promptly notify the Lessee and the Agent thereof and, as soon as possible thereafter, such Lessor Party shall submit to the Lessee (with a copy to the Agent) a certificate indicating the amount owing to it and the calculation thereof. In addition, such Lessor Party will use commercially reasonable efforts to (x) reduce or eliminate any such claim or (y) to enable itself to continue making SOFR Lessor Advances, including a change in the lending office at which its obligations under the Operative Agreements is maintained, so long as such change is not otherwise disadvantageous to such Lessor Party, as determined by such Lessor Party in its sole discretion.

(b)In the event that (i) any Lessor Party delivers to the Lessee a certificate in accordance with Section 5A.7(a) in connection with amounts payable pursuant to Sections 11.2 or 11.3, (ii) such Lessor Party is required to make Lessor Advances as ABR Lessor Advances in accordance with Section 11.3 or (iii) such Lessor Party is a Defaulting Lessor Party or a Non- Consenting Lessor Party, then, subject to Section 10.1 and to the extent such Lessor Party has been unable to eliminate such claim referenced in the foregoing subsections (i) or (ii), the Lessee may, at its own expense, including the payment to the Agent of the assignment fee pursuant to Section 10.5 (provided, such amounts shall be reimbursed or paid entirely (as elected by the Lessee) by the Lessee, as Supplemental Rent, or, prior to the Construction Period Termination Date, shall be paid by the Construction Agent with the proceeds of Advances) and in the discretion of the Lessee, require such Lessor Party to transfer or assign, in whole, without recourse (in accordance with Section 10.1), all of its Lessor Parties Commitment, interests, rights (except for rights to be indemnified for actions taken while a party hereunder) and obligations under this Agreement to an Eligible Assignee if the Lessee (subject to Section 10.1), with the full cooperation of such Lessor Party, can identify an Eligible Assignee who is ready, willing and able to be such replacement bank or lending institution with respect thereto and such replacement bank or lending institution (which may be another Lessor Party) shall assume such assigned obligations in accordance with the provisions of Section 10.1; provided, however, that (x) subject to Section 10.1, the Lessee (provided, such amounts shall be reimbursed or paid entirely (as elected by the Lessee) by the Lessee, as Supplemental Rent, or, prior to the Construction Period Termination Date, shall be paid by the Construction Agent with the proceeds of Advances) or such replacement bank or lending institution, as the case may be, shall have paid to such Lessor Party in immediately available funds the outstanding Lessor Advances of such Lessor Party and the Lessor Yield accrued to the date of such payment on such Lessor Advances and all other amounts owed to such Lessor Party pursuant to the Operative Agreements, and (y) such assignment of the Lessor Parties Commitment of such Lessor Party does not conflict with any law, rule or regulation or order of any court or Governmental Authority.

5A.8    Pro Rata Treatment and Payments.

(a)Each Construction Advance and any reduction of the Lessor Parties Commitments shall be made pro rata according to their respective Lessor Parties Commitments. Subject to the

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provisions of the Operative Agreements, each payment (including each repayment or prepayment) by the Lessee on account of outstanding Lessor Advances and Lessor Yield shall be made pro rata according to the respective outstanding advance amounts on the Lessor Advances then held by the Lessor Parties. All payments (including repayments and prepayments) to be made by the Lessee, whether on account of advance amounts on the Lessor Advances, Lessor Yield or otherwise, shall be made without set-off or counterclaim and shall be made prior to 11:00 a.m., New York, New York time on the due date thereof (and any payment received on any day after such time shall be deemed received on the next Business Day), to the Agent, for the account of the Lessor Parties, at the Agent’s office specified by the Agent from time to time, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lessor Parties promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day; provided, however, if such payment includes an amount of Lessor Yield calculated with reference to the Adjusted Term SOFR Rate and the result of such extension would be to extend such payment into another calendar month, then such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment pursuant to the preceding sentence, Lessor Yield thereon shall be payable at the then applicable rate during such extension.

(b)Unless the Agent shall have been notified in writing by any Lessor Party prior to a requested Lessor Advance that such Lessor Party will not make its share of such Lessor Advance available to the Agent, the Agent may either (i) assume that such Lessor Party is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Construction Agent a corresponding amount or (ii) utilize the funding mechanics herein for Lessor Advances. If the Agent utilizes the mechanism described in the foregoing Section 5A.8(b)(i), the Lessor Party which has not funded its Lessor Advance shall forthwith upon demand pay to the Agent all amounts paid by the Agent on behalf of the Lessor Party, together with interest thereon, for each day from the date a payment was made by the Agent until the date the Agent has been paid such amounts in full, at a rate per annum equal to the Federal Funds Effective Rate plus two percent (2%).

5A.9 Conversion and Continuation Options Respecting the Lessor Advances.

(a)The Lessee may elect from time to time to convert SOFR Lessor Advances to ABR Lessor Advances by giving the Agent at least three (3) Business Days’ prior irrevocable notice of such election, provided, that any such conversion of SOFR Lessor Advances may only be made on the last day of a Lessor Yield Period with respect thereto, and provided, further, to the extent an Event of Default has occurred and is continuing on the last day of any such Lessor Yield Period, the applicable SOFR Lessor Advance shall automatically be converted to an ABR Lessor Advance, and during the continuance of any Event of Default, the Lessee may not elect to convert any Lessor Advance into a SOFR Lessor Advance or to continue any Lessor Advance as a SOFR Lessor Advance. The Lessee may elect from time to time to convert ABR Lessor Advances to SOFR Lessor Advances by giving the Agent at least three (3) Business Days’ prior irrevocable notice of such election. Upon receipt of any such notice, the Agent shall promptly notify each Lessor Party thereof. All or any part of outstanding SOFR Lessor Advances or ABR Lessor Advances may be converted as provided herein, provided, that no ABR Lessor Advance may be converted into a SOFR Lessor Advance after the date that is one (1) month prior to the Expiration Date.

(b)Subject to the restrictions specified herein, any SOFR Lessor Advance may be continued as such upon the expiration of the current Lessor Yield Period with respect thereto by the Lessee giving irrevocable notice to the Agent, in accordance with the applicable notice provision for the conversion of ABR Lessor Advances to SOFR Lessor Advances set forth herein,

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provided, that no SOFR Lessor Advance may be continued as such after the date that is one (1) month prior to the Expiration Date, provided, further, no SOFR Lessor Advances may be continued as such if an Event of Default has occurred and is continuing as of the last day of the Lessor Yield Period for such SOFR Lessor Advance, provided, further, unless a SOFR Lessor Advance is not then permitted subject to the terms of this Agreement or the other Operative Agreements, if the Lessee shall fail to give any required notice as described above or otherwise herein, such Lessor Advance (on the last day of such then expiring Lessor Yield Period) shall automatically be continued as a SOFR Lessor Advance with a Lessor Yield Period of one (1) month, consistent with the requirements set forth in the definition of the term “Lessor Yield Period”, and provided, further, if such continuation of a SOFR Lessor Advance is not permitted pursuant to the terms of this Agreement, such Lessor Advance shall automatically be converted to an ABR Lessor Advance on the last day of such then expiring Lessor Yield Period.

5A.10 Excess Yield.

Notwithstanding any provisions to the contrary contained in this Agreement or any other Operative Agreement, Lessee shall not be required to pay, and the Lessor Parties shall not be permitted to collect, any amount of Lessor Yield in excess of the maximum amount of yield permitted by applicable Law (“Excess Yield”). If any Excess Yield is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Operative Agreement, then, in such event: (1) the provisions of this subsection shall govern and control; (2) Lessee shall not be obligated to pay any Excess Yield; (3) any Excess Yield that the Lessor Parties may have received hereunder shall be, at the option of the Majority Secured Parties, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid Lessor Yield (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the yield rates provided for herein or in the other Operative Agreements shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law, and this Agreement and the other Operative Agreements shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (5) Lessee shall not have any action against the Agent or any Lessor Party for any damages arising out of the payment or collection of any Excess Yield (other than to enforce this Section 5A.10).

5A.11 Conversion and Continuation Options Respecting the Lessor Advances.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Operative Agreement, with respect to any Lessor Advance, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the applicable then-current Benchmark, then the Benchmark Replacement will replace such Benchmark with respect to each affected Lessor Advance for all purposes hereunder or under any Operative Agreement in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Operative Agreement.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Operative Agreement, any amendments implementing such Conforming Changes will become effective without any further action or consent of Lessee or any other party to this Agreement or any other Operative Agreement.

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(c)Notices; Standards for Decisions and Determinations. The Agent will notify Lessee of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Agent pursuant to this Section 5A.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Lessee or any other party to this Agreement or any other Operative Agreement.

(d)Market Disruption. Notwithstanding the foregoing, if prior to any Lessor Yield Period, the Agent determines that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event), adequate and reasonable means do not exist for ascertaining the Term SOFR Reference Rate for such Lessor Yield Period, the Agent shall give prompt notice thereof to Lessee, whereupon the Lessor Yield for such Lessor Yield Period with respect to each Lessor Advance based on such Term SOFR Reference Rate, and for all subsequent Lessor Yield Periods for Lessor Advances based on such Term SOFR Reference Rate until such notice has been withdrawn by the Agent, shall be the sum of (i) an alternate benchmark rate that has been selected by the Agent, (ii) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero (0)) that has been selected by the Agent and (iii) the applicable Applicable Percentage.

5A.12    Initial Benchmark Conforming Changes.

In connection with the use or administration of any Benchmark, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Operative Agreement, any amendments implementing such Conforming Changes will become effective without any further action or consent of Lessee or any other party to this Agreement or any other Operative Agreement. The Agent will notify Lessee of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

5A.13    Illegality.

If the adoption of or any change in any Applicable Law or in the interpretation or application thereof after the date hereof shall make it unlawful for the Agent or Lessor to effect or continue Lessor Advances as contemplated by the Operative Agreements, (a) any commitment of Lessor hereunder to enter into a new Lessor Advance shall be terminated and the Maturity Date shall be deemed to have occurred, (b) if required by such adoption or change, the Lessor Yield shall be the sum of (i) an alternate benchmark rate that has been selected by the Agent, (ii) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero (0)) that has been selected by the Agent and (iii) the applicable Applicable Percentage, and (c) if required by such adoption or change, the Maturity Date shall be deemed to have occurred.

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SECTION 6.
REPRESENTATIONS AND WARRANTIES.

6.1Representations and Warranties of Each Credit Party.

Effective as of the Initial Closing Date or the Property Closing Date, as applicable, the date of each Lessor Advance and the Rent Commencement Date (except to the extent any representation and warranty is otherwise specifically limited to one or more specific dates), each Credit Party represents and warrants to each of the other parties hereto that:

(a)Each Credit Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so licensed, qualified or in good standing would not cause a Material Adverse Effect and, except in each case of (i)-(iii), as otherwise expressly permitted pursuant to Section 8.3B(e).

(b)All of the authorized capital stock of the Parent, and the shares (referred to herein as the “Shares”) of the Parent that are issued and outstanding have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such Shares to be issued after the Initial Closing Date or the Property Closing Date, as applicable, except as indicated on Schedule II.

(c)Schedule III states the name of each of the Credit Parties, its jurisdiction of incorporation, its principal place of business, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the (“Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. Each of the Credit Parties has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule III.

(d)Each Credit Party has full power to enter into, execute, deliver and carry out this Agreement and the other Operative Agreements to which it is a party and to incur and perform all its Obligations, including all payment and performance obligations, under the Operative Agreements to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

(e)This Agreement has been duly and validly executed and delivered by each Credit Party, and each other Operative Agreement which any Credit Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Credit Party on the required date of delivery of such Operative Agreement. This Agreement and each other Operative Agreement constitutes, or will constitute, legal, valid and binding obligations of each

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Credit Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Credit Party in accordance with its terms, except to the extent that enforceability of any of such Operative Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance and general concepts of equity.

(f)Neither the execution and delivery of this Agreement or the other Operative Agreements by any Credit Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate or articles of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Credit Party or (ii) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Credit Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Credit Party except for Liens created by the Operative Agreements.

(g)There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Credit Party, threatened against such Credit Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Effect. None of the Credit Parties or any Subsidiaries of any Credit Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Effect.

(h)The real property owned by each Credit Party is described on Schedule V. Each Credit Party has good and marketable title to (or ownership of) or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except (i) in the case of all such properties, assets and other rights (other than the Collateral), Additional Permitted Liens and (ii) in the case of the Collateral, Permitted Liens. In the case of property (whether or not such property constitutes Collateral) leased by such Credit Party, such property is subject to the terms and conditions of the applicable leases. Upon consummation of the transactions contemplated hereby, all leases of real property are in full force and effect in all material respects without the necessity for any consent which has not previously been obtained.

(i)(i) BLS has delivered to the Agent copies of the Parent’s (a) audited consolidated year-end financial statements for and as of the end of the fiscal year ended February 3, 2018 and (b) unaudited consolidated quarter-end financial statements for and as of the end of the fiscal quarter ended May 5, 2018 (collectively, the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Parent’s management, fairly represent in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii)BLS has delivered to the Agent consolidated financial projections of the Parent and its Subsidiaries for the period from fiscal year 2018 through fiscal year 2020 derived from various assumptions of the Parent’s management (the “Financial Projections”). The Financial Projections represent a reasonable estimation of possible results in light of the history of the business, present and foreseeable conditions and the estimates and assumptions of the Parent’s management. Such Financial Projections and

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the assumptions therein were, at the time made, fair; however, actual results may differ materially from such Financial Projections.

(iii)Neither the Parent nor any Subsidiary of the Parent has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Parent or any Subsidiary of the Parent, in each case which would reasonably be expected to cause a Material Adverse Effect. From February 3, 2018 to the Fourth Amendment Closing Date, no Material Adverse Effect has occurred.

(j)Neither the Construction Agent nor the Lessee shall use the proceeds of any Lessor Advance for any purpose other than Property Acquisition Costs, costs incurred by the Construction Agent to permit the acquisition, testing, engineering, installation, development, construction, modification, design, and renovation, as applicable, of the Property (or components thereof) in accordance with the terms of the Agency Agreement and the other Operative Agreements (including construction of the Improvements and acquisition and installation of the Equipment) or for the payment of Transaction Expenses, in each case which accrue prior to the Rent Commencement Date.

(k)None of the Credit Parties or any Subsidiaries of any Credit Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Lessor Advance has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Credit Parties holds or intends to hold margin stock in such amounts that more than twenty-five percent (25%) of the reasonable value of the assets of any Credit Party are or will be represented by margin stock.

(l)Neither this Agreement nor any other Operative Agreement, nor any certificate, statement, agreement or other documents furnished to any Financing Party in connection herewith or therewith taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Credit Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Credit Party which has not been set forth in this Agreement, another Operative Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Financing Parties prior to or at the date hereof in connection with the transactions contemplated hereby.

(m)All federal, state, local and other Tax returns required to have been filed with respect to each Credit Party have been filed, and payment or adequate provision has been made for the payment of all Taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (i) the amount thereof is not individually or in the aggregate in an amount that would reasonably be expected to cause a Material Adverse Effect, or (ii) such Taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which

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such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

(n)No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Operative Agreements by any Credit Party, except as listed on Schedule VI, all of which shall have been obtained or made on or prior to the Initial Closing Date except as otherwise indicated on Schedule VI.

(o)No event has occurred and is continuing and no condition exists or will exist after giving effect to any Lessor Advance to be made on the date of such Lessor Advance, under or pursuant to the Operative Agreements which constitutes an Event of Default or a Default. None of the Credit Parties is in violation of (i) any material term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Effect.

(p)Each Credit Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Credit Party, without known possible, alleged or actual conflict with the rights of others.

(q)Schedule VII lists all insurance policies to which any Credit Party is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or to reduce the coverage provided thereby. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Credit Party in accordance with customary business practice in the industry of the Credit Parties.

(r)The Credit Parties are in compliance in all material respects with all Applicable Laws (other than labor and employment Laws which are specifically addressed in Section 6.1(v) and Environmental Laws which are specifically addressed in Section 6.1(w)) in all jurisdictions in which any Credit Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Effect.

(s)All material contracts relating to the business operations of each Credit Party, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Credit Party except as limited by bankruptcy, insolvency and general concepts of equity and each of the other parties thereto in accordance with their respective terms, and there is no default by such Credit Party thereunder or, to the Credit Parties’ knowledge, by any other parties thereto. None of the Credit Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Effect or which restricts or prohibits any Credit Party from entering into, and performing its obligations under, the transactions contemplated hereby. For purposes of this Section 6.1(s), the term “material contracts” shall mean those contracts or other agreements which the Parent would be required to file with the SEC pursuant to item 601(a)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act.

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(t)None of the Credit Parties is an “investment company” registered or required to be registered under the Investment Company Act or under the “control” of an “investment company” as such terms are defined in the Investment Company Act and shall not become such an “investment company” or under such “control.” None of the Credit Parties is subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

(u)Except as set forth on Schedule VIII:

(i)The Identified Big Lots Entities and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements and Plans. As of the Initial Closing Date, the Identified Big Lots Entities and each member of the ERISA Group do not have any obligation to make contributions to any Multiemployer Plans or Multiple Employer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Identified Big Lots Entities and each member of the ERISA Group, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of any Identified Big Lots Entity or any other member of the ERISA Group. The Identified Big Lots Entities and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan, Multiemployer Plan and Multiple Employer Plan, the Identified Big Lots Entities and each other member of the ERISA Group (A) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (B) except for required premium payments, have not incurred any liability to the PBGC, and (C) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii)To the best of each Identified Big Lots Entity’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii)Neither an Identified Big Lots Entity nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv)No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.

(v)With respect to each Plan and in accordance with each such Plan’s most recent actuarial valuation report used to determine funding under Section 412 of the Code, no Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(vi)Neither an Identified Big Lots Entity nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither an Identified Big Lots Entity nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of each Identified Big Lots Entity, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

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(vii)To the extent that any Benefit Arrangement is insured, the Identified Big Lots Entities and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Initial Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Identified Big Lots Entities and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Initial Closing Date.

(viii)All Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans have been administered in all material respects in accordance with their terms and Applicable Law.

(v)Each of the Credit Parties is in compliance with the Labor Contracts and all applicable labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would reasonably be expected to constitute a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Credit Parties which in any case would reasonably be expected to constitute a Material Adverse Effect.

(w)Except as disclosed on Schedule IX:

(i)None of the Credit Parties has received any material Environmental Complaint, whether directed or issued to any Credit Party or relating or pertaining to any predecessor of any Credit Party or to any prior owner, operator or occupant of the Credit Party Property, and none of such Credit Parties have reason to believe that it might receive a material Environmental Complaint.

(ii)No activity of any Credit Party at the Credit Party Property is being or has been conducted in violation of any Environmental Law or Environmental Permit which has caused or would reasonably be expected to cause a Material Adverse Effect and, to the knowledge of any such Credit Party no activity of any predecessor of any Credit Party or any prior owner, operator or occupant of the Credit Party Property was conducted in violation of any Environmental Law which has caused or would reasonably be expected to cause a Material Adverse Effect.

(iii)There are no Regulated Substances present on, in, under, or emanating from, or to any Credit Party’s knowledge emanating to, the Credit Party Property or any portion thereof which result in Contamination and which would reasonably be expected to cause a Material Adverse Effect.

(iv)Each Credit Party has all Environmental Permits and all such Environmental Permits are in full force and effect and each such Credit Party’s operations at the Credit Party Property are conducted in compliance with the terms and conditions of such Environmental Permits except to the extent that such noncompliance would not reasonably be expected to cause a Material Adverse Effect and none of the Credit Parties have received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely alter, whether in whole or in part, any such Environmental Permit.

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(v)Each Credit Party has submitted to an Official Body and/or maintains, as appropriate, all material Environmental Records.

(vi)No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Credit Party Property contain or use, except in compliance with Environmental Laws and Environmental Permits, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws and Environmental Permits unless such noncompliance would not be reasonably expected to cause a Material Adverse Effect. To the knowledge of each Credit Party, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Credit Party Property contained or used Regulated Substances, except in compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance with Environmental Laws unless such noncompliance would not be reasonably expected to cause a Material Adverse Effect.

(vii)To the knowledge of each Credit Party, no facility or site to which any such Credit Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws except to the extent that such violation would not reasonably be expected to cause a Material Adverse Effect.

(viii)No portion of the Credit Party Property is identified or, to the knowledge of each Credit Party, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by an Official Body or any other Person (including any such Credit Party), nor to the knowledge of any such Credit Party is any property adjoining or in the proximity of the Credit Party Property identified or proposed to be identified on any such list or the subject of a Remedial Action.

(ix)No portion of the Credit Party Property constitutes an Environmentally Sensitive Area except for those portions of the Credit Party Property constituting an Environmentally Sensitive Area which would not reasonably be expected to result in a Material Adverse Effect.

(x)No Lien or other material encumbrance authorized by Environmental Laws exists against the Credit Party Property and none of the Credit Parties has any reason to believe that such a Lien or encumbrance may be imposed.

(xi)Neither the transaction contemplated by the Operative Agreements nor any other transaction involving the sale, transfer or exchange of the Credit Party Property will trigger or has triggered any obligation under any applicable Environmental Laws to make a filing, provide a notice, provide other disclosure or take any other action, or in the event that any such transaction-triggered obligation does arise or has arisen under any applicable Environmental Laws, all such action required thereby has been taken in compliance with applicable Environmental Laws except to the extent that the failure to take such action in compliance with applicable Environmental Laws would not be reasonably expected to cause a Material Adverse Effect.

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(x)The Obligations of each Credit Party under the Operative Agreements to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Credit Party except Indebtedness of such Credit Party to the extent secured by Additional Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Credit Party which secures indebtedness or other obligations of any Person except for, in the case of such properties or income other than the Collateral, Additional Permitted Liens and, in the case of such properties or income constituting Collateral, Permitted Liens.

(y)(i) No Covered Entity is a Sanctioned Person, and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(z)[Reserved].

(aa) Each Excluded Inactive Subsidiary has no material assets or liabilities and does not conduct business.

(bb) Upon the execution and delivery of the Lease, (i) the Lessee will have unconditionally accepted the Property and will have a valid leasehold interest in the Property, subject only to the Permitted Liens, and (ii) no offset will exist with respect to any Rent or other sums payable under the Lease.

(cc) (i) The Security Documents (other than the Lease, which is referenced in Section 6.1(cc)(ii)) create, as security for the Obligations, valid and enforceable security interests in, and Liens on, all of the Collateral, subject only to Permitted Liens, in favor of the Agent, for the benefit of the Secured Parties. Upon recordation of the Mortgage Instrument in the real estate recording office in the county or parish in which the Property is located, the Lien created by the Mortgage Instrument in the real property described therein shall be a perfected first priority mortgage Lien on such real property (subject only to Permitted Liens) in favor of the Agent, for the benefit of the Secured Parties. To the extent that the security interests in the portion of the Collateral comprised of personal property can be perfected by filing in the filing office in the state where the Lessee is located for purposes of the UCC, upon filing of the UCC Financing Statements in such filing offices, the security interests created by the Security Documents (other than the Lease, which is referenced in Section 6.1(cc)(ii)) shall be perfected first priority security interests (subject only to Permitted Liens) in such personal property in favor of the Agent, for the benefit of the Secured Parties; and

(ii)The Lease creates, as security for the obligations of the Lessee under the Lease, valid and enforceable security interests in, and Liens on, the Property leased thereunder, subject only to Permitted Liens, in favor of the Lessor. Upon recordation of the memorandum of the Lease (or a short form lease) and either the Deed in the real estate recording office in the real estate recording office in the county or parish in which the Property is located, the Lien created by the Lease in the real property described therein shall be a perfected first priority mortgage Lien on such real property (subject only to Permitted Liens) in favor of the Lessor, which rights pursuant to the UCC Financing Statements are assigned to the Agent, for the benefit of the Secured Parties. To the extent that the security interests in the portion of the Property comprised of personal property can be perfected by the filing in the filing office in the state where the Lessee is located for

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purposes of the UCC, upon filing of the UCC Financing Statements in such filing offices, a security interest created by the Lease shall be a perfected first priority security interests (subject only to Permitted Liens) in such personal property in favor of the Lessor, which rights pursuant to the UCC Financing Statements are assigned to the Agent, for the benefit of the Secured Parties.

(dd) The Plans and Specifications for the Property will be prepared prior to the commencement of construction in accordance with all applicable Legal Requirements (including all applicable Environmental Laws and building, planning, zoning and fire codes), except to the extent the failure to comply therewith, individually or in the aggregate, shall not have and could not reasonably be expected to have a Material Adverse Effect. Upon completion of the Improvements for the Property in accordance with the applicable Plans and Specifications (except with respect to final completion matters regarding any punch list items for which the Punchlist Advance has been made), such Improvements will be within any building restriction lines and will not encroach in any manner onto any adjoining land (except as permitted by express written easements or those encroachments which have been approved by the Agent).

(ee) To the best of the knowledge of the Credit Parties, all written information and written materials which have been prepared and provided by the Credit Parties to (i) an appraiser in connection with an Appraisal are true and accurate in all material respects on the date as of which such written information and written materials are dated or certified, except for such inaccuracies or misstatements which would not have a Material Adverse Effect, and are not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided and (ii) the Lessor with respect to the Property are true and accurate on the date as of which such written information and materials are dated or certified, except such as would not have a Material Adverse Effect.

(ff) Nothing contained in Section 11 hereof limits any payment obligations to additional insureds or loss payees with respect to any insurance policies required to be maintained by the Lessee pursuant to Article XIV of the Lease and amounts payable under such insurance policies to or for the benefit of such additional insureds or loss payees are not limited by the provisions of Section 5.4 of the Agency Agreement.

(gg) The location of the Construction Agent and the Lessee for purposes of the UCC is the State of Ohio and, respecting the Construction Agent and the Lessee, its principal place of business is located at 4900 E. Dublin-Granville Road, Columbus, Franklin County, OH 43081, and its chief executive office and office where the documents, accounts and records related to the transactions contemplated by this Agreement and each other Operative Agreement are located at 4900 E. Dublin-Granville Road, Columbus, Franklin County, OH 43081. The Construction Agent and the Lessee maintain a mailing address at: AVDC, LLC, c/o Big Lots, Inc., 4900 E. Dublin- Granville Road, Columbus, OH 43081.

(hh) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, the Property is the Permitted Facility which consists of (i) unimproved Land, (ii) Land and existing Improvements thereon which Improvements are either suitable for occupancy at the time of acquisition or will be renovated and/or modified in accordance with the terms of this Agreement, and/or (iii) Equipment. The Property is located at the location set forth on the applicable Requisition.

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(ii) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, the Lessor has good and marketable legal title to the Property, subject only to (i) such Liens referenced in Section 6.1(cc)(i) and (ii) on the Property Closing Date and (ii) subject to Section 5.6, Permitted Liens after the Property Closing Date.

(jj) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, the Property complies with all Insurance Requirements and all standards of the Lessee with respect to similar properties owned by the Lessee or Subsidiaries (direct or indirect) or Affiliates of the Lessee.

(kk) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, the Property complies with all Legal Requirements as of such date (including all zoning and land use laws and Environmental Laws), except to the extent that failure to comply therewith, individually or in the aggregate, shall not have and could not reasonably be expected to have a Material Adverse Effect and there is not and has not been any Environmental Condition at the Property, except as shall not and could not reasonably be expected to have a Material Adverse Effect.

(ll) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, all utility services and facilities necessary for the construction and operation of the Improvements and the installation and operation of the Equipment regarding the Property (including gas, electrical, water and sewage services and facilities) are available at the Land and vehicular access to the Improvements on the Property is provided by either public right of way abutting the Property or Appurtenant Rights, except to the extent that the non-availability of such utility services and facilities does not have and could not reasonably be expected to have a Material Adverse Effect, and will be constructed prior to the Completion Date.

(mm) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, the acquisition, installation and testing of the Equipment (if any) and construction of the Improvements (if any) to such date shall have been performed in a good and workmanlike manner, substantially in accordance with the applicable Plans and Specifications, except to the extent that the failure of such performance does not have and could not reasonably be expected to have a Material Adverse Effect.

(nn) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, the Property has been acquired at a price that is not in excess of fair market value.

(oo) As of the Property Closing Date, the date of each subsequent Lessor Advance and the Rent Commencement Date only, the Land included in the Property in respect of which a Lessor Advance is being requested is a separate parcel for all real estate Tax and assessment purposes, and no part of the Land is aggregated with any other parcel for such purposes.

(pp) As of the Property Closing Date and the date of each subsequent Lessor Advance, the amount of any Lessor Advance then being requested represents an amount owed by the Construction Agent or the Lessee in respect of Property Costs incurred prior to or as of the date of such Lessor Advance for which, in each case, the Construction Agent or the Lessee has not previously been reimbursed by a Lessor Advance.

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(qq) As of the Rent Commencement Date only, the Property shall be improved in accordance with the applicable Plans and Specifications in a good and workmanlike manner and shall be operational and a certificate of occupancy or its equivalent shall have been issued therefor.

(rr) The Equipment shall only be, but in any event shall include, all equipment, apparatus, furnishings, fittings and other personal property (together with all replacements, modifications, alterations and additions thereto) necessary or otherwise appropriate for use in the physical plant of the Property and shall not in any event include any Excluded Equipment.

(ss) No Credit Party is a “covered fund” within the meaning of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. § 1851) and the regulations promulgated in connection therewith.

(tt)    No Credit Party is an EEA Financial Institution.

6.1A    Updates to Schedules.

BLS shall update the schedules listed immediately after this paragraph on the date on which the Identified Big Lots Entities deliver each quarterly Compliance Certificate. Provided that BLS delivers such updates with each Compliance Certificate and that the Identified Big Lots Entities timely deliver such Compliance Certificates, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

Schedule II	-	Capitalization
Schedule III	-	Credit Parties
Schedule V	-	Owned Real Estate

BLS shall update the schedules listed immediately after this paragraph as soon as reasonably practicable after receipt thereof from the insurer. Provided that BLS delivers such updates as stated, (1) any inaccuracy in such schedules between due dates for Compliance Certificates shall not be a default hereunder, and (2) such schedules shall be deemed to be amended upon delivery thereof.

Schedule VII	-	Insurance Policies

Should any of the information or disclosures provided on any of the other Schedules attached hereto become outdated or incorrect in any material respect, BLS shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Majority Secured Parties, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

6.2Representations and Warranties of the Lessor Parties.

Effective as of the Initial Closing Date or the Property Closing Date, as applicable, the date of each Lessor Advance and the Rent Commencement Date (except to the extent any representation and warranty is otherwise specifically limited to one or more specific dates), each Lessor Party represents and warrants

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(as to itself but not as to any other Person, including any other Lessor Party) to each of the other parties hereto that:

(a)It is an entity duly organized, validly existing and in good standing in the jurisdiction of its formation (and as to the Lessor but not as to any other Lessor Party, the State of California) and has the power and authority to enter into and perform its obligations under each of the Operative Agreements to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it on or before the Initial Closing Date and the Property Closing Date in connection with or as contemplated by each such Operative Agreement to which it is, or as the case may be, will be a party;

(b)The execution, delivery and performance of each Operative Agreement to which it is or will be a party has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any holder of any of its indebtedness or obligations or any other consent or approval by any Person that has not previously been obtained, (ii) does or will contravene any Legal Requirement, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property (except for the Liens created expressly pursuant to the Security Documents) under (A) its articles of organization or other formation documents or (B) any other agreement or instrument to which it is a property or by which it or its properties may be bound or affected;

(c)This Agreement and the other Operative Agreements to which it is or, as the case may be, will be a party, have been or on or before the Initial Closing Date or the Property Closing Date, as applicable, will be, duly executed and delivered by it and constitute, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against it in accordance with the terms thereof, subject to bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity);

(d)There is no action or proceeding pending or, to its knowledge, threatened to which it is or will be a party before any Governmental Authority that, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party or would question the validity or enforceability of any of the Operative Agreements to which it is or will become a party;

(e)It has not assumed or transferred any of its right, title or interest in or under the Agency Agreement, the Lease or its interest in the Property or any portion thereof, except in accordance with the Operative Agreements;

(f)[Reserved];

(g)Except as otherwise expressly contemplated by the Operative Agreements, the proceeds of the Lessor Advances shall not be applied by it for any purpose other than Property Acquisition Costs, costs incurred to permit the acquisition, testing, engineering, installation, development, construction, modification, design, and renovation, as applicable, of the Property (or components thereof) in accordance with the terms of the Agency Agreement and the other Operative Agreements (including construction of the Improvements and acquisition and installation of the Equipment), in each case, which accrue prior to the Rent Commencement Date;

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(h)Neither it nor any Person authorized by it to act on its behalf has offered any security relating to the Property, or any security the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person, and neither it nor any Person authorized by it to act on its behalf will take any action which would subject, as a direct result of such action alone, the issuance or sale of any of the aforementioned securities to the provisions of Section 5 of the Securities Act or require the qualification of any Operative Agreement under the Trust Indenture Act of 1939, as amended;

(i)[Reserved];

(j)It is not engaged principally in, and does not have as one (1) of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States), and no part of the proceeds of the Lessor Advances will be used by it to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System of the United States;

(k)It is not itself, nor is it controlled by, an “investment company” registered or required to be registered under the Investment Company Act; and

(l)The Property is free and clear of all Lessor Liens attributable to it.

SECTION 6B.
GUARANTY

6B.1    Guaranty of Payment and Performance.

Subject to Section 6B.7, the Guarantors hereby unconditionally guarantee to each Financing Party the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory repayment or prepayment, by acceleration or otherwise) or when such is otherwise to be performed. This Section 6B is a guaranty of payment and performance and not of collection and is a continuing guaranty and shall apply to all Obligations whenever arising.

6B.2    Obligations Unconditional.

The Guarantors agree that the obligations of the Guarantors hereunder are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Operative Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety, guarantor or co-obligor, it being the intent of this Section 6B.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. The Guarantors agree that this Section 6B may be enforced by any Financing Party without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the Operative Agreements or any collateral, if any, hereafter securing the Obligations or otherwise and the Guarantors hereby waive the right to require the Financing Parties to proceed against the Construction Agent, the Lessee or any other Person (including a co-guarantor) or to require the Financing Parties to pursue any other remedy or enforce

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any other right. The Guarantors further agree that each Guarantor hereby waives any and all right of subrogation, indemnity, reimbursement or contribution against the Construction Agent, the Lessee or any other guarantor of the Obligations for amounts paid under this Section 6B until such time as the Lessor Advances, accrued but unpaid Lessor Yield and all other amounts owing under the Operative Agreements have been paid in full. Without limiting the generality of the waiver provisions of this Section 6B, the Guarantors hereby waive any rights to require the Financing Parties to proceed against the Construction Agent, the Lessee or any co-guarantor or to require the Lessor to pursue any other remedy or enforce any other right, including any and all rights under N.C. Gen. Stat. § 26-7 through 26-9, or any similar statute. Additionally, the Guarantors hereby waive any rights and defenses that are or may become available to any of them by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. The foregoing waivers and the provisions otherwise set forth in this Section 6B which pertain to North Carolina law or to California law are included solely out of an abundance of caution, and shall not be construed to mean that any such provisions of North Carolina law or California law are in any way applicable to this Section 6B or the Obligations. The Guarantors further agree that nothing contained in this Section 6B shall prevent the Financing Parties from suing on any Operative Agreement or foreclosing any security interest in or Lien on any Collateral, if any, securing the Obligations or from exercising any other rights available to it under any Operative Agreement, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the obligations of the Guarantors hereunder; it being the purpose and intent of the Guarantors that the obligations of the Guarantors hereunder shall be absolute, independent and unconditional under any and all circumstances; provided, that any amounts due under this Section 6B which are paid to or for the benefit of any Financing Party shall reduce the Obligations by a corresponding amount (unless required to be rescinded at a later date). Neither the obligations of the Guarantors under this Section 6B nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any other Credit Party or by reason of the bankruptcy or insolvency of any other Credit Party. The Guarantors waive any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Financing Party upon this Section 6B or acceptance of this Section 6B. The Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Section 6B. All dealings between the Credit Parties, on the one hand, and the Financing Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 6B.

6B.3    Modifications.

The Guarantors agree that (a) all or any part of the security now or hereafter held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) no Financing Party shall have any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Construction Agent, the Lessee and any other party liable for payment under the Operative Agreements may be granted indulgences generally; (e) any of the provisions of any Operative Agreements may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Construction Agent, the Lessee or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

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6B.4    Waiver of Rights.

The Guarantors expressly waive to the fullest extent permitted by Applicable Law: (a) notice of acceptance of this Section 6B by any Financing Party and of all extensions of credit or other Lessor Advances by the Lessor Parties pursuant to the terms of the Operative Agreements; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default with respect to the Obligations or with respect to any security therefor; (d) notice of any Financing Party obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance, if any, hereafter securing the Obligations, or any Financing Party’s subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; (e) all other notices to which the Guarantors might otherwise be entitled; and (f) the right to seek through any means to have the obligations of the Guarantors under this Section 6B adjudicated invalid or unenforceable. Notwithstanding anything to the contrary herein, (i) payments from the Guarantors hereunder shall be due two (2) Business Days after written demand by any Financing Party for such payment (unless the Obligations are automatically accelerated pursuant to the applicable provisions of the Operative Agreements in which case payments from the Guarantors shall be automatically due) and (ii) any modification of the Operative Agreements which has the effect of increasing the Obligations shall not be enforceable against the Guarantors unless the Guarantors execute the document evidencing such modification or otherwise reaffirm their guaranty in writing in connection with such modification.

6B.5    Reinstatement.

The obligations of the Guarantors under this Section 6B shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors agree that the Guarantors will indemnify each Financing Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by any Financing Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

6B.6    Remedies.

The Guarantors agree that, as between the Guarantors, on the one hand, and each Financing Party, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in the applicable provisions of the Operative Agreements (and shall be deemed to have become automatically due and payable in the circumstances provided therein) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors in accordance with the applicable provisions of the Operative Agreements.

6B.7    Limitation of Guaranty.

Notwithstanding any provision to the contrary contained herein or in any of the other Operative Agreements (but subject to Section 6B.4(f)), to the extent the obligations of the Guarantors shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of the Guarantors hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state

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and including the Bankruptcy Code). This paragraph shall not apply to any Guarantor that is the direct or indirect owner of 100% of the equity interest in the Lessee.

Subject to Section 6B.5, upon the indefeasible satisfaction of the Obligations in full, regardless of the source of payment, the obligations of the Guarantors hereunder shall be deemed satisfied, discharged and terminated other than indemnifications set forth herein that expressly survive.

6B.8    Payment of Amounts to the Agent.

Each Financing Party hereby instructs the Guarantors, and the Guarantors hereby acknowledge and agree, that until such time as the Lessor Advances are paid in full and the Liens evidenced by the Security Documents have been released, any and all Rent (excluding Excepted Payments which shall be payable to the Lessor or other Person as appropriate) and any and all other amounts of any kind or type under any of the Operative Agreements due and owing or payable to any Financing Party shall instead be paid directly to the Agent (excluding Excepted Payments which shall be payable to the Lessor or other Person as appropriate) or as the Agent may direct from time to time for allocation and distribution in accordance with the procedures set forth in Section 8.7 hereof.

6B.9    Joinder of Guarantors.

Any Subsidiary of the Parent which is required to join this Agreement as a Guarantor pursuant to Section 8.3B(h) and which has not yet done so shall execute and deliver to the Agent (a) a Guarantor Joinder in substantially the form attached hereto as EXHIBIT H pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (b) documents in the forms described in Sections 5.3(t), 5.3(u) and 5.3(y) modified as appropriate to relate to such Subsidiary. The Credit Parties shall deliver such Guarantor Joinder and related documents to the Agent within thirty (30) Business Days after the date of (x) the filing of such Subsidiary’s articles of incorporation or other similar formation document if the Subsidiary is a corporation, (y) the filing of its certificate of limited partnership or other similar formation document, if the Subsidiary is a limited partnership or (z) the filing of the applicable formation document, if the Subsidiary is an entity other than a corporation or limited partnership.

6B.10 Additional Waivers and Provisions.

(a)The Guarantors understand, acknowledge and agree that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations and/or the Obligations, that foreclosure could impair or destroy any ability that any such Guarantor may have to seek reimbursement, contribution, or indemnification from any applicable Person based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor hereunder, including by reason of Sections 2787 through 2855 of the California Civil Code. The Guarantors further understand and acknowledge that in the absence of this paragraph, such potential impairment or destruction of the Guarantors’ rights, if any, may entitle the Guarantors, or any of them, to assert a defense to its guaranty obligations under this Section 6B based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Agreement, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that it will be fully liable under this Agreement even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations and/or the Obligations; (ii) agrees that it will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Section 6B; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Section 6B include any right or defense that it may have or be entitled to assert based upon or arising out of any one or more of §§

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580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations and the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations and the Obligations.

(b)The Guarantors waive all rights and defenses that any of them may have because any of the Obligations or the Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by the Lessor or the Lessee; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the Lessor or the Lessee: (A) the amount of the Obligations and the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from any Guarantor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from the Lessor or the Lessee. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantors may have because any of the Obligations or the Obligations is secured by real property. These rights and defenses include any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c)The Guarantors waive any right or defense any of them may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

6B.11 Representations; Separateness.

Each Guarantor represents, warrants and covenants that, except as permitted under Sections 8.3B and 10.1, (a) it does not have and will not acquire any direct ownership interest in the Property or any portion thereof, and (b) it will not merge or consolidate with the Construction Agent, the Lessee or the Lessor.

SECTION 7.
PAYMENT OF CERTAIN EXPENSES.

7.1Transaction Expenses.

(a)The Lessor Parties agree on the Initial Closing Date, to pay, or cause to be paid, all Transaction Expenses arising from the Initial Closing Date, including all reasonable fees, expenses and disbursements of the various legal counsels for the Credit Parties, the Lessor and the Agent in connection with the transactions contemplated by the Operative Agreements and incurred in connection with the Initial Closing Date, all fees, Taxes and expenses for the recording, registration and filing of such documents and in any event all such Taxes, fees and other charges in connection with any and all UCC financing statements and fixture filings and all other reasonable fees, expenses and disbursements incurred in connection with the Initial Closing Date; provided, however, the Lessor Parties shall be obligated to pay such amounts described in this Section 7.1(a) only to the extent of the amount of the funds made available by the Lessor Parties as part of the Lessor Advances without regard to whether such amounts are referenced in any Requisition. On the Initial Closing Date after satisfaction of the conditions precedent for such date, the Lessor Parties shall make Lessor Advances sufficient in the aggregate to pay for the Transaction Expenses referenced in this Section 7.1(a). The Lessee shall pay all such amounts if not paid by the Lessor Parties.

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(b)Assuming no Default or Event of Default shall have occurred and be continuing, the Lessor Parties agree on the Property Closing Date, the date of each Construction Advance and on the Completion Date to pay, or cause to be paid, all Transaction Expenses including all Fees, all other reasonable fees, expenses and disbursements of the various legal counsels for the Credit Parties, the Lessor and the Agent in connection with the transactions contemplated by the Operative Agreements and billed in connection with the Property Closing Date, date of Construction Advance or the Completion Date, all amounts described in Section 7.1(a) of this Agreement which have not been previously paid, all fees, expenses and disbursements incurred with respect to the various items referenced in Sections 5.3 and/or 5.4 (including any premiums for title insurance policies and charges for any updates to such policies) and all other fees, expenses and disbursements in connection with the Property Closing Date, date of Construction Advance or Completion Date, including all expenses relating to and all fees, Taxes and expenses for the recording, registration and filing of such documents and in any event all such Taxes, fees and other charges in connection with any and all UCC financing statements and fixture filings; provided, however, the Lessor Parties shall be obligated to pay such amounts described in this Section 7.1(b) only to the extent of the amount of funds made available by the Lessor Parties as part of the Lessor Advances and without regard to whether such amounts are referenced in any Requisition. On the Property Closing Date, on the date of any Construction Advance and on the Completion Date, after satisfaction of the conditions precedent for such date, the Lessor Parties shall make Lessor Advances sufficient in the aggregate to pay for the Transaction Expenses referenced in this Section 7.1(b). The Lessee shall pay all such amounts if not paid by the Lessor Parties.

7.2Fee Calculation.

All fees payable pursuant to the Operative Agreements shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed.

7.3Certain Fees and Expenses.

Subject to Sections 7.1(a) and 7.1(b), the Lessee agrees to pay or cause to be paid (a) all reasonable fees, costs and expenses incurred by the Credit Parties or the Agent, including all reasonable fees, expenses and disbursements of the various legal counsels for the Credit Parties or the Agent, in entering into any future Operative Agreements or any future amendments, modifications, supplements, restatements and/or replacements with respect to any of the Operative Agreements, whether or not such future Operative Agreements or future amendments, modifications, supplements, restatements and/or replacements are ultimately entered into, or giving or withholding of waivers of consents hereto or thereto, which have been requested by the Credit Parties or the Agent, (b) all fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by the Credit Parties, the Agent or the Lessor Parties in connection with any exercise of remedies under any Operative Agreement following the occurrence and continuance of an Event of Default and (c) all reasonable fees, costs and expenses (including fees and expenses of counsel) incurred by the Credit Parties, the Agent or the Lessor Parties in connection with (i) any transfer or conveyance of the Property, whether or not such transfer or conveyance is ultimately accomplished and (ii) the matters described in Section 5A.7; provided further, however, that the Lessee shall only be responsible for the reasonable documented out-of-pocket fees and disbursements of one primary counsel to the Agent (and, if reasonably necessary, one regulatory counsel and one local counsel in each jurisdiction the laws of which govern any of the Operative Agreements or in which the Lessee is organized or owns property or assets).

7.4Lessor Parties Unused Fee.

Subject to Sections 7.1(a) and 7.1(b), during the Commitment Period, the Lessee agrees to pay or to cause to be paid to the Agent monthly on the last Business Day of each calendar month or such other

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date as agreed with the Agent for the account of the Lessor Parties an unused fee (the “Lessor Parties Unused Fee”), calculated as the Available Lessor Parties Commitment multiplied by the Applicable Percentage allocated by the Agent ratably among the Lessor Parties.

Notwithstanding the foregoing provisions of this Section 7.4:

(a)No Defaulting Lessor Party shall be entitled to receive any Lessor Parties Unused Fee for any period during which that Lessor Party is a Defaulting Lessor Party (and the Lessee shall not be required to pay or to cause to be paid any such fee that otherwise would have been required to have been paid to that Defaulting Lessor Party).

(b)With respect to any Lessor Parties Unused Fee payable to any Defaulting Lessor Party pursuant to the first paragraph of this Section 7.4 (which is to be withheld from any Defaulting Lessor Party pursuant to the foregoing subsection (a)), (i) the Lessee agrees to pay, or to cause to be paid, to each Non-Defaulting Lessor Party that portion of any such fee otherwise payable to the Defaulting Lessor Party with respect to the Defaulting Lessor Party’s Lessor Advance that have been reallocated to a Non-Defaulting Lessor Party pursuant to Section 5A.1(e)(i)(C), and (ii) the Lessee shall not be required to pay, or cause to be paid, the remaining amount of any such fee.

7.5Lessor Parties Upfront Fee.

Subject to Section 7.1(a), on the Initial Closing Date, the Lessee shall pay or cause to be paid to the Agent (a) for the account of the Lessor Parties an upfront fee (the “Lessor Parties Upfront Fee”), on the terms and conditions set forth in the Engagement Letter.

7.6Administrative Agency Fee.

Subject to Sections 7.1(a) and 7.1(b), the Lessee shall pay or cause to be paid to the Agent, for the account of the Agent, an administrative agency fee (the “Administrative Agency Fee”), on the terms and conditions set forth in the Engagement Letter.

7.7Structuring Fee.

Subject to Section 7.1(a), on the Initial Closing Date, the Lessee shall pay or cause to be paid a structuring fee (the “Structuring Fee”) to the Agent for the benefit of Wells Fargo Securities, LLC (for its individual account) on the terms and conditions set forth in the Engagement Letter.

SECTION 8.
OTHER COVENANTS AND AGREEMENTS.

8.1Cooperation with the Lessee.

The Lessor Parties and the Agent shall, at the expense of and to the extent reasonably requested by the Lessee (but without assuming additional liabilities on account thereof and only to the extent such is acceptable to the Lessor Parties and the Agent in their reasonable discretion), cooperate with the Lessee in connection with the Lessee satisfying its covenant obligations contained in the Operative Agreements including at any time and from time to time, promptly and duly executing and delivering any and all such further instruments, documents and financing statements (and continuation statements related thereto).

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8.2Covenants of the Lessor Parties.

Each Lessor Party hereby agrees (as to itself but not as to any other Person, including any other Lessor Party) that so long as this Agreement is in effect:

(a)It will not create or permit to exist at any time, and it will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it on the Property and the other Collateral; provided, however, that it shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not materially and adversely affect the rights of the Lessee under the Lease and the other Operative Agreements or involve any material danger of impairment of the Liens of the Security Documents or of the sale, forfeiture or loss of, and shall not interfere with the use or disposition of, the Property or title thereto or any interest therein or the payment of Rent;

(b)[Reserved];

(c)The Lessor shall take or refrain from taking such actions and grant or refrain from granting such approvals with respect to the Property and/or with respect to the election and enforcement of remedies regarding any Event of Default, in each case as directed in writing by the Agent in accordance with the Operative Agreements (as determined by the Majority Secured Parties, subject to the provisions of any applicable agreements among the Lessor Parties pursuant to the Operative Agreements) or, in connection with Section 8.5, the Construction Agent or the Lessee; provided, however, that notwithstanding the foregoing provisions of this subparagraph (c), (i) the Lessor shall retain its right as a Lessor Party to vote on each Unanimous Vote Matter or matters for which its consent is required pursuant to Section 8.6, in each case, in its sole discretion and without regard to any direction from any other Financing Party, any Credit Party or any other Person and (ii) the Lessor shall retain its rights in the Excepted Payments and any and all other rights expressly reserved by it under the Operative Agreements; and

(d)Within ten (10) days following receipt by Lessor from Lessee of a request delivered in accordance with Section 12.2, Lessor shall provide to Lessee a Lessor Confirmation Letter; provided, Lessor shall have no obligation to provide any Lessor Confirmation Letter more frequently than once each calendar quarter; provided, further, that if there have been any changes to the factual matters set forth in the Lessor Confirmation Letter or the financial accounting standards referenced therein that bear on the conclusions set forth therein, such letter shall set forth the analysis based on such changed factual matters or financial accounting standards. The parties hereto agree that the Credit Parties and their auditors are the sole beneficiaries of the matters addressed in this Section 8.2(d).

8.3Credit Party Covenants, Consent and Acknowledgment.

The Credit Parties, jointly and severally, covenant and agree that until Payment in Full, the Credit Parties shall comply at all times with the following covenants:

(a)Each Credit Party shall, to the extent reasonably requested by any of the other parties hereto, cooperate with the other parties in accordance with Section 12.11 hereof.

(b)Each Lessor Party hereby instructs each Credit Party, and each Credit Party hereby acknowledges and agrees, that until such time as the Lessor Advances are paid in full and the Liens evidenced by the Security Documents have been released (i) any and all Rent (excluding Excepted

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Payments which shall be payable to the Lessor Party or other Person as appropriate) and any and all other amounts of any kind or type under any of the Operative Agreements due and owing or payable by any Credit Party to any Lessor Party (including pursuant to Section 5.3(c) of the Agency Agreement and Section 17.6(c) of the Lease) shall instead be paid directly to the Agent (excluding Excepted Payments which shall be payable to the Lessor Party or other Person as appropriate) or as the Agent may direct from time to time for allocation and distribution in accordance with the procedures set forth in Section 8.7 hereof, (ii) all rights of the Lessor Parties under the Lease (except in respect of Excepted Payments and as provided in Section 12.4) shall be exercised by the Agent and (iii) each Credit Party shall cause all notices, certificates, financial statements, communications and other information which are delivered, or are required to be delivered, to any Lessor Party, to also be delivered at the same time to the Agent.

(c)No Credit Party shall consent to or permit any amendment, supplement or other modification of the terms or provisions of any Operative Agreement except in accordance with Section 12.4 of this Agreement.

(d)From and after the Rent Commencement Date, the Lessee hereby covenants and agrees to reimburse the Agent for any Appraisal or reappraisal (in form and substance satisfactory to the Agent and from an appraiser selected by the Agent) to be issued respecting the Property as requested by the Agent from time to time (i) at each and every time as such shall be required to satisfy any regulatory requirements imposed on the Agent and/or any Lessor Party and (ii) after the occurrence and continuance of an Event of Default. To the extent any such Appraisal or reappraisal is deemed necessary by the Agent prior to the Rent Commencement Date, such shall be paid for as a Transaction Expense.

(e)Each Credit Party hereby covenants and agrees that, except for amounts payable as Basic Rent, any and all payment obligations owing from time to time under the Operative Agreements by any Person to any Financing Party or any other Person shall (without further action) be deemed to be Supplemental Rent obligations payable by the Lessee and guaranteed by the Guarantors, which is subject to the funding requirements described in this Agreement prior to the Rent Commencement Date. Without limitation, such obligations of the Credit Parties shall include the Transaction Expenses.

(f)At any time the Lessor or the Agent is entitled under the Operative Agreements to possession of the Property or any component thereof, each of the Construction Agent and the Lessee hereby covenants and agrees, at its own cost and expense, to assemble the Equipment and make the same available to the Agent (on behalf of the Lessor) at the Property.

(g)Each of the Construction Agent and the Lessee hereby covenants and agrees that
(i) each Indemnified Person will, at all times, be covered to the extent so provided in Article XIV of the Lease, as additional insured or loss payee, as the case may be, under the insurance policies required to be maintained by the Construction Agent or the Lessee pursuant to Section 2.6(e) of the Agency Agreement and Article XIV of the Lease, or pursuant to the insurance policies that the Construction Agent or the Lessee requires any relevant contractor or subcontractor to carry, for any Claim arising out of the acts or omissions of any of the contractors or subcontractors of the Construction Agent or the Lessee and (ii) each insurance policy that is carried by the Construction Agent or the Lessee pursuant to the Agency Agreement or the Lease (A) shall at all times contain a waiver of subrogation clause pursuant to which the relevant insurers waive any and all rights to make any claim against any such additional insured or loss payee with respect to any payments made, or any obligation of such insureds under, any such policy and (B) shall at all times cover each such additional insured or loss payee for any and all Claims relating to the Property or the

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transactions contemplated by the Operative Agreements. The Construction Agent and the Lessee will be liable to each such additional insured or loss payee, on a full recourse basis, for any breach of the foregoing covenants and agreements.

(h)The Lessee hereby covenants and agrees that as of the Completion, the Property shall be the Permitted Facility.

(i)The Lessee hereby covenants and agrees that it shall give prompt notice to the Agent if the location of the Lessee for purposes of the UCC shall cease to be in the State of Ohio, if the Lessee’s principal place of business shall cease to be located at 4900 E. Dublin-Granville Road, Columbus, Franklin County, OH 43081 or if the Lessee’s chief executive office or office where the records concerning the account or contract rights relating to the Property are kept shall cease to be located at 4900 E. Dublin-Granville Road, Columbus, Franklin County, OH 43081 or if it shall change its name. The Lessee shall at all times maintain a mailing address at: AVDC, LLC, c/o Big Lots, Inc., 4900 E. Dublin-Granville Road, Columbus, OH 43081.

(j)The Lessee hereby covenants and agrees that the rights of the Lessee under this Agreement and under the Lease shall not impair or in any way diminish the obligations of the Construction Agent and/or the rights of the Lessor under the Agency Agreement.

(k)Each Credit Party shall promptly notify the Agent, or cause the Agent to be promptly notified, upon a Responsible Officer of such Credit Party gaining knowledge of the occurrence of any Default or Event of Default (whether material or not) which is continuing at such time. In any event, such notice shall be provided to the Agent within ten (10) days of when such Credit Party gains such knowledge.

(l)The Lessee shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Agent as agent for the Secured Parties with regard to the Collateral to be promptly produced, to be submitted to the Agent for review and after confirmation thereof by the Agent, to be filed for recordation in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Agent as agent for the Secured Parties hereunder to all property comprising the Collateral. The Lessee shall deliver to the Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Lessor shall cooperate fully with the Lessee in connection with the obligations of the Lessee set forth above and will execute or cause the execution (at the expense of the Lessee, which the Lessee agrees to pay) of any and all documents reasonably required to fulfill the intent of this Section 8.3(l).

(m)Each Credit Party acknowledges and agrees that such Credit Party shall at no time be an EEA Financial Institution.

(n)The Lessee covenants and agrees to deliver to the Agent, on or before the Commencement Date, the Lease and a memorandum thereof (or short form lease) (such memorandum or short form lease to be in the form attached to the Lease as Exhibit B or in such other form as is acceptable to the Agent, with modifications as necessary to conform to applicable state law, and in form suitable for recording).

(o)In addition to, and not in limitation of, the requirements of Article XIV of the Lease, Lessee will maintain insurance against loss or damage which to the Lessee’s knowledge is similar to the kinds and in the amounts customarily maintained by corporations engaged in the same

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or similar businesses and which are similarly situated to the Lessee, the failure of which would be reasonably likely to have a Material Adverse Effect.

8.3A    Additional Credit Party Affirmative Covenants.

The Credit Parties, jointly and severally, covenant and agree that until Payment in Full, the Credit Parties shall comply at all times with the following affirmative covenants:

(a)Each Credit Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except to the extent that the failure to be so qualified, licensed or in good standing would not be reasonably likely to cause a Material Adverse Effect and as otherwise permitted in Section 8.3B(e) or Section 10.1.

(b)Each Credit Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including Taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Effect, provided that the Credit Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

(c)Each Credit Party shall, and shall cause each Excluded Active Subsidiary to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Agent. At the request of the Agent, the Credit Parties shall deliver to the Agent (i) on the Initial Closing Date and annually thereafter a certificate of insurance signed by the Credit Parties’ independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Operative Agreements, and (ii) from time to time a summary schedule indicating all insurance then in force with respect to each of the Credit Parties.

(d)Each Credit Party shall, and shall cause each Excluded Active Subsidiary to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and from time to time, such Credit Party will make or cause to be made all appropriate repairs, renewals or replacements thereof to the extent that a failure to make such repairs, renewals or replacements would be reasonably expected to cause a Material Adverse Effect.

(e)Each Credit Party shall, and shall cause each Excluded Active Subsidiary to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights,

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licenses, franchises, permits and other intellectual property and authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Effect.

(f)Each Credit Party shall permit any of the officers or authorized employees or representatives of any Financing Party to visit, no more than twice per year (unless an Event of Default has occurred and is continuing), during normal business hours and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any Lessor Party may reasonably request, provided that each Lessor Party shall provide the Lessee and the Agent with reasonable notice prior to any visit or inspection; provided, further, that such visit or inspection shall be conducted during normal business hours and shall not unreasonably interfere with the business or operations of the applicable Credit Party and all information obtained or observed during such visit or inspection shall be subject to the confidentiality obligations in Section 12.13. In the event any Lessor Party desires to visit and inspect any Credit Party, such Lessor Party shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Agent.

(g)The Parent shall, and shall cause each Subsidiary of the Parent to, maintain and keep proper books of record and account which enable the Parent and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by Applicable Laws of any Official Body having jurisdiction over the Parent or any Subsidiary of the Parent, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(h)Each Identified Big Lots Entity shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Code and other Applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Identified Big Lots Entity shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements, Multiemployer Plans and Multiple Employer Plans.

(i)Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.3A(i) if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Effect.

(j)The Credit Parties will use the proceeds of the Lessor Advances for the purposes stated in Section 6.1(j). The Credit Parties shall not use the proceeds of the Lessor Advances for any purposes which contravenes any Applicable Law or any provision hereof.

(k)Each Credit Party shall cause any intercompany Indebtedness, loans or advances owed by any Credit Party to any other Credit Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

(l)(i) The Credit Parties shall promptly notify the Agent and each of the Lessor Parties in writing upon the occurrence of a Reportable Compliance Event.

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(ii) The Credit Parties shall cause each Covered Entity to conduct its business in compliance with all Anti-Corruption Laws in all material respects and maintain policies and procedures reasonably designed to promote compliance with such Laws.

(m)Each Credit Party shall provide to the Financing Parties such information and documentation as may reasonably be requested by any Financing Party from time to time for purposes of compliance by any such Financing Party with Applicable Laws (including the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by any such Financing Party to comply therewith.

(n)The Credit Parties shall cause the aggregate amount of Lessor Advances (as such is referenced in section (b) of the definition of “Lessor Advances” in Appendix A attached hereto) to be fully reserved against on a Dollar for Dollar basis as an expressed, singularly identified component part of the Reserves (as “Reserves” is defined in the ABL Credit Agreement), which amount of Lessor Advances shall be a subtracted element in the determination of the Borrowing Base (as “Borrowing Base” is defined in the ABL Credit Agreement).

8.3B    Additional Credit Party Negative Covenants.

The Credit Parties, jointly and severally, covenant and agree that until Payment in Full, the Credit Parties shall comply with the following negative covenants:

(a)Each of the Credit Parties shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)Indebtedness under the ABL Credit Agreement, subject to compliance with Section 8.3B(t);

(ii)Existing Indebtedness as set forth on Schedule X (including any extensions or renewals thereof, provided there is no increase in the amount thereof, or an increase in the effective interest rate thereof, or an earlier maturity date for any payment payable thereunder, or the provision of any security or guarantees therefor, or other significant change in the terms thereof unless otherwise specified on Schedule X);

(iii)Indebtedness in respect of Capital Leases and Synthetic Lease Obligations or any sale-leaseback transaction (including any extensions or renewals thereof), and any Indebtedness in respect of any refinancing of the Obligations under the Operative Agreements (the “AVDC Refinancing Indebtedness”);

(iv)Indebtedness secured by (A) Purchase Money Security Interests or (B) by security interests in proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds, provided that (1) the aggregate amount as of any date of all such Indebtedness permitted by this Section 8.3B(a)(iv)(A) shall not exceed Twenty-Five Million and 00/100 Dollars ($25,000,000.00) and (2) the aggregate amount as of any date of all such Indebtedness permitted by this Section 8.3B(a)(iv)(B) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00);

(v)Indebtedness of a Credit Party to another Credit Party which is subordinated in accordance with the provisions of Section 8.3A(k);

(vi)Any Bank-Provided Hedge or other Qualified Hedge Agreement;

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(vii)Any unsecured Indebtedness not otherwise permitted by (i)-(vi) above; provided, that

(A)such Indebtedness is pari passu in right of payment with the Obligations,

(B)such Indebtedness complies with Section 8.3B(q), and

(C)immediately prior to and after giving effect to such Indebtedness, no Event of Default or Default shall have occurred; and

(viii)[Reserved].

(b)Each of the Credit Parties shall not at any time create, incur, assume or suffer to exist any Lien (i) on any of its property or assets (other than Collateral), tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Additional Permitted Liens and (ii) on any Collateral, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

(c)Each of the Credit Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for:

(i)existing Guaranties as set forth on Schedule XI;

(ii)Guaranties of Indebtedness of the Credit Parties permitted in Section 8.3B(a);

(iii)other Guaranties to the extent the Indebtedness represented by such Guaranties is permitted in Section 8.3B(a); and

(iv)Guaranties by any Credit Party of the obligations, to the extent not prohibited by the ABL Credit Agreement or by the Operative Agreements, of any other Credit Party.

(d)Each of the Credit Parties shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)trade credit extended on usual and customary terms in the ordinary course of business;

(ii)advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)Permitted Investments;

(iv)investments in a Credit Party;

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(v)investments not otherwise permitted in (i)-(iv) above or (vi)-(x) below in an amount which should not exceed One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00) in the aggregate;

(vi)investments in notes and other securities received in settlement of overdue Indebtedness and accounts payable owed to a Credit Party in the ordinary course of business and for amounts which, individually and in the aggregate, are not material to the Credit Parties;

(vii)investments in the nature of seller financing or other consideration received in any disposition (including any sale, lease, assignment or transfer) of assets or property by any Credit Party, provided that the aggregate value of all such investments, other than any such investments in a Credit Party, at any time (based on the value at the time of acquisition thereof but reduced by payments or other realization thereon) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00); provided, that, for the avoidance of doubt, sale-leaseback transactions shall be governed by Sections 8.3B(a) and 8.3B(f) and not by this Section 8.3B(d);

(viii)investments in Bank-Provided Hedges or Qualified Hedge Agreements;

(ix)Permitted Acquisitions;

(x)Investments (including equity or debt obligations) in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement (including settlements of litigation) of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(xi)investments in the Big Lots Supplemental Savings Plan and such other similar non-qualified plan as the Credit Parties may create or enter into from time to time.

(e)Each of the Credit Parties shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided, that:

(i)any Credit Party other than an Identified Big Lots Entity may consolidate or merge into another Credit Party which is directly or indirectly wholly-owned by one or more of the other Credit Parties; provided, that the Lessee may not so consolidate or merge into another Credit Party unless the requirements of Section 10.1 (regarding assignment and other transfers (directly or indirectly pursuant to a merger or other transaction) by the Lessee or the Construction Agent) are satisfied to the satisfaction of the Agent, in its reasonable discretion, as if such Section 10.1 were reconstituted to apply to consolidation and merger of the Lessee and the Construction Agent, in a manner as the Agent shall determine, in its reasonable discretion;

(ii)any Credit Party other than an Identified Big Lots Entity may be dissolved, provided, that the assets of such Credit Party are distributed to another Credit Party; provided, that the Lessee may not so dissolve unless the Lessee has previously assigned or otherwise transferred (directly or indirectly pursuant to a merger or other transaction) its entire right, title and interest in the Operative Agreements and with respect to the Property in accordance with all of the requirements of Section 10.1; and

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(iii)any Credit Party may receive or acquire, whether by distribution (or series of distributions), purchase or by merger, (A) all or substantially all of the ownership interests of another Person or (B) all or substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that, unless such purchase is of inventory in the ordinary course of business (which shall be a Permitted Acquisition but shall not be subject to the requirements below), each of the following requirements is met:

(A)if a Credit Party is acquiring the ownership interests in such Person, such Person shall, unless not required by Section 8.3B(h), execute a Guarantor Joinder and such other documents required by Section 6B.9 and join this Agreement as a Guarantor pursuant to Section 6B.9 on or before the date of such Permitted Acquisition;

(B)the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Credit Parties shall use any portion of the loans under the ABL Credit Agreement to fund such Permitted Acquisition, the Credit Parties also shall have delivered to the Financing Parties written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(C)the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be complementary to or substantially the same as one or more line or lines of business conducted by the Credit Parties and shall comply with Section 8.3B(j);

(D)no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(E)if the Consideration in connection with any such Permitted Acquisition exceeds Twenty-Five Million and 00/100 Dollars ($25,000,000.00), the Credit Parties shall deliver at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of EXHIBIT I.

(f)None of the Credit Parties shall sell, convey, assign, lease, distribute (including by spin off or split off), abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible, except (notwithstanding the following exceptions, with respect to the Lessee, none of the following exceptions shall apply or otherwise permit any sale, conveyance, assignment, lease, abandonment or other transfer or disposal of any of Lessee’s right, title or interest in any of the Operative Agreements or with respect to the Property, unless the Lessee has previously assigned or otherwise transferred (directly or indirectly pursuant to a merger or other transaction) its entire right, title, and interest in the Operative Agreements and with respect to the Property in accordance with all of the requirements of Section 10.1):

(i)transactions involving the sale of inventory in the ordinary course of business;

(ii)any sale, transfer or lease of properties or assets in the ordinary course of business which are no longer necessary or required in the conduct of such Credit Party’s business;

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(iii)any sale, transfer, lease or other conveyance of properties or assets by any Credit Party to another Credit Party, including a Subsidiary that will be merged or consolidated with a Credit Party pursuant to a series of transactions that are integrated with such sale, transfer, lease or other conveyance;

(iv)any sale, transfer or lease of properties or assets in the ordinary course of business which are replaced by substitute properties or assets acquired or leased or any disposition of any real property in connection with (A) a sale-leaseback transaction permitted under Section 8.3B(a), or (B) a like-kind exchange described in Section 1031 of the Code and the Treasury Department regulations promulgated thereunder;

(v)any sale or transfer by the Parent of the capital stock or other equity interests of the Parent; or

(vi)any sale, transfer, lease or other conveyance of properties or assets, other than those specifically excepted pursuant to clauses (i) through (v) above, provided that:

(A)there shall not exist any Event of Default or Default immediately prior to and after giving effect to such sale; and

(B)the Credit Parties shall be in compliance with all of the covenants herein applicable to any Credit Party and with respect to any sale the proceeds of which exceed Ten Million and 00/100 Dollars ($10,000,000.00), BLS shall deliver a Compliance Certificate to the Agent for the benefit of the Lessor Parties at least ten (10) Business Days before such sale confirming the same.

(g)None of the Credit Parties shall enter into or carry out any transaction with any Affiliates of any Credit Party (including purchasing property or services from or selling property or services to any Affiliate of any Credit Party) unless such transaction (i) is not otherwise prohibited by the ABL Credit Agreement or the Operative Agreements, (ii) is entered into in the ordinary course of business upon terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Affiliate and (iii) is in accordance with all Applicable Law in all material respects.

(h)Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Initial Closing Date and has otherwise joined the ABL Credit Agreement in accordance with the terms thereof; (ii) any Excluded Inactive Subsidiary; (iii) any Excluded Active Subsidiary; (iv) any Subsidiary formed or acquired after the Initial Closing Date which joins this Agreement as a Guarantor pursuant to Section 6B.9 or which merges or consolidates with a Credit Party pursuant to a series of transactions that are integrated with such Subsidiary’s formation; or (v) the Lessee; provided, however, no Subsidiary shall be required to join this Agreement as a Guarantor pursuant to Section 6B.9 if the execution of the Guarantor Joinder would cause material adverse Tax consequences to any Credit Party or any Affiliate of a Credit Party (pursuant to Section 956 of the Code and the United States Income Tax Regulations promulgated thereunder, or otherwise) as demonstrated to the reasonable satisfaction of the Agent; provided, further, that no Subsidiary shall join as a guarantor with respect to the Obligations of the Lessee and/or the Construction Agent if (x) such Subsidiary is a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (or is a Subsidiary of such Foreign Subsidiary) or (y) such Subsidiary is a Domestic Subsidiary owning, directly or indirectly, no material assets other than equity interests in one or more “controlled

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foreign corporations” within the meaning of Section 957(a) of the Code. The parties to this Agreement acknowledge and agree that the entities designated on Schedule XVIII are the only Guarantors as of the Fourth Amendment Closing Date.

(i)Except for investments permitted by Section 8.3B(d), each of the Credit Parties shall not become or agree to (i) become a general or limited partner in any general or limited partnership, except that the Credit Parties may be general or limited partners in other Credit Parties, (ii) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Credit Parties may be members or managers of, or hold limited liability company interests in, other Credit Parties, or (iii) become a joint venturer or hold a joint venture interest in any joint venture. The Credit Parties shall not permit any Excluded Inactive Subsidiary to acquire or hold any material assets, incur or suffer to exist any material liabilities or to conduct any material business.

(j)None of the Credit Parties shall engage in any business other than the distribution of and the wholesale and retail sale of general merchandise and ancillary or value-added activities and functions in support of or as an enhancement to the foregoing businesses, substantially as conducted and operated by such Credit Party during the present fiscal year, and such Credit Party shall not permit any material change in such business. This Section 8.3B(j) shall not prohibit the Parent, BLS or any Subsidiary thereof from engaging in a business which provides services common to the retail or wholesale trade in general merchandise to the Parent, BLS or any Subsidiary thereof or to any Person engaged in the sale of general retail merchandise.

(k)Each of the Credit Parties and each member of the ERISA Group shall not:

(i)fail to satisfy the minimum funding requirements of ERISA and the Code with respect to any Plan;

(ii)request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii)engage in a Prohibited Transaction with any Plan, Benefit Arrangement, Multiemployer Plan or Multiple Employer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Effect;

(iv)permit any Plan to be in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), determined as of the most recent actuarial valuation report for each Plan using the actuarial assumptions required under Section 412 of the Code for purposes of funding;

(v)fail to make when due any contribution to any Multiemployer Plan or Multiple Employer Plan that any Identified Big Lots Entity or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan or Multiple Employer Plan, or any Law pertaining thereto;

(vi)withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal would result in a Material Adverse Effect;

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(vii)terminate, or institute proceedings to terminate, any Plan, where such termination would result in a Material Adverse Effect;

(viii)permit the imposition of a Lien under Section 303(k)(1) of ERISA; or

(ix)fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Code, where such failure would result in a Material Adverse Effect.

(l)The Parent shall not, and shall not permit any Subsidiary of the Parent to, change its fiscal year from the fifty-two (52)/fifty-three (53) week fiscal year beginning on the Sunday closest to February 1 of each calendar year and ending on the Saturday closest to January 31 of the following calendar year.

(m)Each of the Credit Parties (other than the Parent) shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or other equity interests or any options, warrants or other rights in respect thereof other than to another Credit Party or Subsidiary of a Credit Party.

(n)Except in connection with the dissolution of a Credit Party as permitted in Section 8.3B(e), each of the Credit Parties shall not amend in any material respect its certificate or articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least five (5) calendar days’ prior written notice to the ABL Credit Agreement Administrative Agent, the ABL Credit Agreement Banks and the Financing Parties and, in the event such change would be adverse to (i) the ABL Credit Agreement Banks as determined by the ABL Credit Agreement Administrative Agent in its sole reasonable discretion, obtaining the prior written consent of the ABL Credit Agreement Required Banks or (ii) the Financing Parties as determined by the Agent in its sole reasonable discretion, obtaining the prior written consent of the Majority Secured Parties; provided, however, that any Credit Party (other than the Parent) may convert from one form of entity to another form of entity, reincorporate, re-domesticate, or change its name without prior written notice to the Agent so long as such change would not have a Material Adverse Effect.

(o)[Reserved].

(p)[Reserved].

(q)No Credit Party shall directly or indirectly enter into or assume or become bound by, or permit any Subsidiary to enter into or assume or become bound by, any agreement, other than the ABL Credit Agreement, the other ABL Credit Agreement Loan Documents, this Agreement, the other Operative Agreements and any operative documents in connection with any other Synthetic Lease Obligations (collectively, the Operative Agreements and any other such operative documents may be referred to as the “Synthetic Lease Documents”), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement or other organizational formation or governing document prohibiting the creation or assumption of any Lien or encumbrance upon any such Credit Party’s or Subsidiary’s properties, whether now owned or hereafter created or acquired, or otherwise prohibiting or restricting any transaction contemplated hereby; provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any ABL Credit Agreement Loan Document or Synthetic Lease Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other

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obligations permitted by both this Agreement and the Synthetic Lease Documents but, (y) solely with respect to the specific assets that secure the Synthetic Lease Obligations, any restriction or condition imposed by the Synthetic Lease Documents and, (z) with respect to any other assets, only to the extent such restriction or condition is limited to the specific assets subject to an Additional Permitted Lien, (iii) customary provisions in leases or other agreements restricting assignment thereof, or (iv) restrictions or conditions imposed by any agreement relating to the issuance by any Credit Party of Indebtedness represented by publicly or privately placed notes as permitted by Section 8.3B(a)(vii).

(r)Each of the Credit Parties (other than the Parent) shall not, and shall not permit any of its Subsidiaries to: (a) become a Sanctioned Person; (b) directly, or knowingly indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Lessor Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (d) cause any Lessor Party or Agent to violate any sanctions administered by OFAC.

(s)Each Credit Party hereby covenants and agrees that until the Expiration Date, the Credit Party will not, and will not permit any its Subsidiaries to, directly or knowingly indirectly, use the Lessor Advances or any proceeds thereof for any purpose which would breach any Anti- Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(t)Each of the Credit Parties shall not, and shall not permit any of its Subsidiaries to, amend, modify, extend, supplement, restate and/or replace any of the following provisions of the ABL Credit Agreement Loan Documents (from those in effect as of the ABL Credit Agreement Closing Date): (a) to increase the lender commitments, as described in the ABL Credit Agreement as in effect on the ABL Credit Agreement Closing Date, such that the aggregate lender commitment thereafter exceeds $900,000,000; (b) to remove or reduce the reserve with respect to the “Synthetic Lease Agreement”, as described in the ABL Credit Agreement as in effect on the ABL Credit Agreement Closing Date; or (c) with respect to the maturity date under the ABL Credit Agreement, as described in the ABL Credit Agreement as in effect on the ABL Credit Agreement Closing Date, such that the maturity date is revised to reference an earlier date.

8.3C Additional Credit Party Reporting Requirements.

The Credit Parties, jointly and severally, covenant and agree that until Payment in Full, the Credit Parties will furnish or cause to be furnished to the Agent:

(a)As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Parent, unaudited financial statements of the Parent, consisting of: (i) a consolidated balance sheet as of the end of such fiscal quarter and as of the end of the prior fiscal year; (ii) a consolidated statement of operations for such fiscal quarter and the year-to-date period of the then-current fiscal year, and for the corresponding fiscal quarter and year-to-date period of the prior fiscal year; (iii) a consolidated statement of shareholders’ equity as of the end of such fiscal quarter, as of the end of the corresponding fiscal quarter of the prior fiscal year, and as of the end of the prior fiscal year; and (iv) a consolidated statement of cash flows for the year-to-date period of the then-current fiscal year and the corresponding year-to-date period of the prior fiscal year. Each of the aforementioned financial statements shall be in reasonable detail and certified (subject to normal year-end audit adjustments)

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by an Authorized Officer of the Parent as having been prepared in accordance with GAAP. The Credit Parties will be deemed to have complied with the delivery requirements of this Section 8.3C(a) if the Credit Parties have complied with the portion of Section 8.3C(h)(iv) that relates to Form 10-Q reporting and the financial statements contained in such Form 10-Q reports meet the requirements described in this Section 8.3C(a).

(b)As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent, financial statements of the Parent consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and audited by independent certified public accountants of nationally recognized standing. The Credit Parties shall deliver with such financial statements a certifying letter of such accountants to the Agent for the benefit of each Financing Party which shall: (i) be to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, (ii) not contain a “going concern” or like qualification or exception, (iii) not contain a qualification or exception as to the scope of such audit (other than as is customary), and (iv) not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Credit Party under any of the ABL Credit Loan Documents or any Operative Agreements. The Credit Parties will be deemed to have complied with the delivery requirements of this Section 8.3C(b) if (i) the Credit Parties have complied with the portion of Section 8.3C(h)(iv) that relates to Form 10-K reporting and the financial statements contained in such Form 10-K meet the requirements described in this Section 8.3C(b) and (ii) the Parent delivers to the Agent the certifying letter of accountants as described above.

(c)Concurrently with the financial statements of the Parent furnished to the Agent for the benefit of the Financing Parties pursuant to Sections 8.3C(a) and 8.3C(b), a certificate (each a “Compliance Certificate”) of the Identified Big Lots Entities signed by an Authorized Officer of each Identified Big Lots Entity, in the form of EXHIBIT J, to the effect that, except as described pursuant to Section 8.3C(d), (i) the representations and warranties of the Credit Parties contained in Section 6.1 and in the other Operative Agreements are true in all material respects on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which (i) expressly relate solely to an earlier date or time, in which case such representations and warranties were true and correct as of such earlier date or time or (ii) are qualified by materiality or references to Material Adverse Effect, which such representations and warranties shall be true and correct in all respects as of such date) and the Credit Parties have performed and complied with all covenants and conditions of the Operative Agreements and (ii) no Event of Default or Default exists and is continuing on the date of such certificate.

(d)Promptly after any officer of any Credit Party has learned of the occurrence of an Event of Default or Default, a certificate signed by an Authorized Officer of such Credit Party setting forth the details of such Event of Default or Default and the action which such Credit Party proposes to take with respect thereto.

(e)Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Credit Party or Subsidiary of any Credit Party, which involve a claim or series of claims, or which the Credit Party or Subsidiary reasonably determines would be, in excess of Twenty-Five Million and 00/100

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Dollars ($25,000,000.00) or which if adversely determined would constitute a Material Adverse Effect.

(f)Written notice to the Agent:

(i)at least ten (10) Business Days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.3B(f)(vi);

(ii)within the time limits set forth in Section 8.3B(n), any material amendment to the organizational documents of any Credit Party; and

(iii)promptly following any change in organizational documents as permitted in Section 8.3B(n).

(g)[Reserved].

(h)Promptly upon their becoming available to any Credit Party:

(i)any forecasts or projections of the Parent, to be supplied not later than forty-five (45) days following the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii)any reports including management letters submitted to the Parent by independent accountants in connection with any annual, interim or special audit,

(iii)any reports or notices generally distributed by the Parent to its shareholders on a date no later than the date supplied to such shareholders,

(iv)periodic or current reports, including Forms 10-K, 10-Q and 8-K, proxy statements, registration statements and prospectuses (but excluding statements regarding beneficial ownership on Forms 3, 4 and 5), filed by the Parent with the SEC,

(v)a copy of any order in any proceeding to which the Parent or any of its Subsidiaries is a party issued by any Official Body which would reasonably be expected to result in a Material Adverse Effect, and

(vi)such other reports and information as any of the Financing Parties may from time to time reasonably request. BLS shall also notify the Financing Parties promptly of the enactment or adoption of any Law which would reasonably be expected to result in a Material Adverse Effect.

Information required to be delivered pursuant to sub-clause (iv) above shall be deemed to have been delivered on the date on which the Credit Parties provide notice to the Agent that such information has been posted on the Internet at www.biglots.com, www.sec.gov or another website identified in such notice and accessible by the Agent without charge; provided, that (i) such notice may be included in a certificate delivered pursuant to Section 8.3C(c) and (ii) BLS shall deliver paper copies of the information referred to in sub-clause (iv) above to the Agent if it so requests.

In the event that the Parent shall for any reason cease to be subject to the reporting requirements of the Exchange Act, it shall nonetheless furnish to the Agent reports containing

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substantially the same information at substantially the same times as would otherwise be required by the foregoing provisions of sub-clause (iv) above.

(i)Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)any Reportable Event with respect to any Identified Big Lots Entity or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii)any Prohibited Transaction which could subject any Identified Big Lots Entity or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii)any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan,

(iv)any partial or complete withdrawal from a Multiemployer Plan or Multiple Employer Plan by any Identified Big Lots Entity or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v)any cessation of operations (by any Identified Big Lots Entity or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi)any withdrawal by any Identified Big Lots Entity or any other member of the ERISA Group from a Multiple Employer Plan,

(vii)a failure by any Identified Big Lots Entity or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k)(1) of ERISA,

(viii)a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code, or

(ix)any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially reduce the Plan’s funding target attainment percentage or materially increase the obligation to make periodic contributions.

(j)Promptly after receipt thereof, copies of (a) all notices received by any Identified Big Lots Entity or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by any Identified Big Lots Entity or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any other Financing Party each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by any Identified Big Lots Entity or any other member of the ERISA Group, and schedules showing the amounts contributed

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to each such Plan by or on behalf of any Identified Big Lots Entity or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by any Identified Big Lots Entity or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

(k)Promptly upon the filing thereof, copies of any Form 500, or any successor or equivalent form to Form 500, filed with the PBGC in connection with the standard termination of any Plan.

(l)To the extent not otherwise provided to the Agent pursuant to this Section 8.3C and concurrent with the delivery of the same by the Borrower Representative (as such term is defined in the ABL Credit Agreement) to the ABL Credit Agreement Administrative Agent, all financial statements, borrowing base information and other information, notices and other reports as are required to be delivered by the Borrower Representative to the ABL Credit Agreement Administrative Agent pursuant to Sections 5.01 and 5.02 of the ABL Credit Agreement, including, without limitation, any and all financial statements, compliance certificates, borrowing base certificates and supporting information, notices, copies of agreements and any other information or documentation required to be so delivered pursuant to such Sections 5.01 and 5.02 of the ABL Credit Agreement; provided that, so long as the Agent is an ABL Credit Agreement Bank and the Credit Parties have complied with such delivery obligations under the ABL Credit Agreement, the Credit Parties shall not be obligated to separately deliver any items in this subsection (l) to the Agent.

8.4Sharing of Certain Payments.

Except for Excepted Payments, the parties hereto acknowledge and agree that all payments due and owing by any Credit Party to any Lessor Party under the Lease or any of the other Operative Agreements (including pursuant to Section 5.3(c) of the Agency Agreement and Section 17.6(c) of the Lease) shall be made by such Credit Party directly to the Agent as more particularly provided in Section 8.3(b) hereof. The Financing Parties and the Credit Parties acknowledge the terms of Section 8.7 of this Agreement regarding the allocation of payments and other amounts made or received from time to time under the Operative Agreements and agree, that all such payments and amounts are to be allocated as provided in Section 8.7 of this Agreement.

8.5Grant of Easements, Agreement regarding Restrictive Covenants, etc.

The Financing Parties hereby agree that, so long as no Event of Default shall have occurred and be continuing, the Lessor shall, from time to time at the request of the Lessee (and with the prior consent of the Agent, except with regard to that certain water easement requested by the Town of Apple Valley, California and consisting of a rectangular easement area near the northeast corner of the Property (the “Water Utility Easement”) which shall not require any such consent from the Agent), in connection with the transactions contemplated by the Agency Agreement, the Lease or the other Operative Agreements, (i) grant easements and other rights in the nature of easements with respect to the Property, including the Water Utility Easement, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Property, (iii) execute and deliver to any Person any instrument appropriate to confirm or effect such grants or releases, and (iv) execute and deliver to any Person such other documents or materials in connection with the acquisition, development, construction, testing or operation of the Property, including reciprocal easement agreements, construction contracts, operating agreements, development agreements, plats, replats or subdivision documents; provided, that each of the agreements referred to in this Section 8.5 (including the Water Utility Easement) shall be of the type normally executed by the Lessee

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in the ordinary course of the Lessee’s business and shall be on commercially reasonable terms so as not to diminish the value or limit the use of the Property in any material respect.

8.6The Agent.

(a)Each Lessor Party hereby designates and appoints the Agent as administrative agent and collateral agent of such Lessor Party to act as specified herein and in the other Operative Agreements, and each such Lessor Party hereby authorizes the Agent as the administrative agent and collateral agent for such Lessor Party, to take such action on its behalf under the provisions of this Agreement and the other Operative Agreements and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Operative Agreements, together with such other powers as are reasonably incidental thereto. Such delegation of authority shall include the execution and delivery by the Agent of release instruments in recordable form releasing the Lien of the Operative Agreements in accordance with the requirements thereof. Notwithstanding any provision to the contrary in any of the Operative Agreements, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lessor Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Operative Agreements, or shall otherwise exist against the Agent. The provisions of this Section 8.6 are solely for the benefit of the Agent and the Lessor Parties and no other Person shall have any rights as a third party beneficiary of the provisions hereof. Except as otherwise provided in this Section 8.6, in performing its functions and duties under this Agreement and the other Operative Agreements, the Agent shall act solely as Agent of the Lessor Parties. The Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party or any other Person.

(b)The Agent may execute any of its duties hereunder or under the other Operative Agreements by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)Neither the Agent nor any of its officers, directors, employees, agents, attorneys- in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Operative Agreements (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any Lessor Party for any recitals, statements, representations or warranties contained herein or in any of the other Operative Agreements or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Operative Agreements, or enforceability or sufficiency of any of the other Operative Agreements, or for any failure of any party (not including the Agent) to any Operative Agreement to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Lessor Party for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, or any of the other Operative Agreements or for any representations, warranties, recitals or statements made herein or therein or made by any Credit Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to any Lessor Party or by or on behalf of any Credit Party to the Agent or any Lessor Party or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the purchases or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of any of the Credit Parties.

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(d)The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email, cablegram, telegram, telecopy, telex, teletype or electronic message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent with reasonable care. The Agent may deem and treat the Lessor Parties as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 10 or any other applicable provision of the Operative Agreements. The Agent, acting in its capacity as Agent, shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Operative Agreements unless it shall first receive such advice or concurrence of the Majority Secured Parties as it deems appropriate or it shall first be indemnified to its satisfaction by the Lessor Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Operative Agreements in accordance with a request of the Majority Secured Parties or all the Lessor Parties if such request is a Unanimous Vote Matter and such request, and any action taken or failure to act pursuant thereto shall be binding upon all the Lessor Parties (including their successors and assigns).

(e)The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lessor Party, the Construction Agent or the Lessee referring to the Operative Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lessor Parties. Subject to this Section 8.6 of the Participation Agreement, the Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Majority Secured Parties.

(f)Each Lessor Party expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lessor Party. Each Lessor Party represents to the Agent that it has, independently and without reliance upon the Agent or any other Lessor Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and made its own decision to make its purchases hereunder and enter into this Agreement. Each Lessor Party also represents that it will, independently and without reliance upon the Agent or any other Lessor Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lessor Parties by the Agent pursuant to this Agreement, the Agent shall not have any duty or responsibility to provide any Lessor Party with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Credit Parties which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

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(g)The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Agent were not Agent hereunder.

(h)The provisions of Section 10.3 shall govern with respect to the replacement of the Agent.

(i)Regarding the Agent functioning as the collateral agent for the Secured Parties, each of the Lessor (and to the extent necessary, each of the other Lessor Parties) hereby assigns to the Agent the Lien granted by the Lessee pursuant to the Lease to secure the Lessor Advances. The Secured Parties acknowledge, agree and direct that the rights and remedies of the Secured Parties in connection with an Event of Default, including as beneficiaries of the Lien of the Security Documents, shall be exercised by the Agent on behalf of the Secured Parties as directed from time to time (a) by the Majority Secured Parties; provided, notwithstanding the foregoing, the Agent shall not take any action concerning the exercise of remedies or otherwise under any of the Operative Agreements with respect to the Property (regardless of whether a Default or Event of Default has occurred and is continuing) unless the Lessor has expressly consented to such action or (b) pursuant to Sections 8.2(c) and 12.4, by the Lessor Parties; provided, that for the avoidance of doubt, nothing in this Section 8.6 shall affect any automatic acceleration, right of acceleration or right to terminate the Lessor Parties Commitment exercised in accordance with the applicable Operative Agreements; and provided further, in all cases, the Agent shall allocate payments and other amounts received in accordance with Section 8.7. Except in the case of Excepted Payments and other rights expressly reserved by the Lessor pursuant to the Operative Agreements and subject to Section 12.4, the Agent is further appointed to provide notices under the Operative Agreements on behalf of the Lessor (as determined by the Agent, in its reasonable discretion with regard to matters concerning the Collateral) and to receive notices under the Operative Agreements on behalf of the Lessor with regard to matters concerning the Collateral. The Agent hereby accepts such appointments. The Agent hereby further agrees promptly to provide notices and other documentation received from time to time from the Credit Parties to the Lessor Parties. The parties hereto hereby agree to the provisions contained in this Section 8.6. For the avoidance of doubt and notwithstanding anything contained in this Agreement or any other Operative Agreement to the contrary, each Financing Party agrees that no Secured Party (other than the Agent) shall have the right to individually seek to realize upon any Lien granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit for the Secured Parties upon the terms of the Operative Agreements; provided, if any action requires the participation of the Lessor (given the Lessor is the holder of legal title to the Property), then the Lessor shall participate in such action as reasonably requested by the Agent.

8.7Collection and Allocation of Payments and Other Amounts.

(a)Each Credit Party has agreed pursuant to Section 5.7 and otherwise in accordance with the terms of this Agreement to pay to (i) the Agent any and all Rent (excluding Excepted Payments) and any and all other amounts of any kind or type under any of the Operative Agreements, in each case, due and owing or payable to any Financing Party and (ii) each Person as appropriate the Excepted Payments. Promptly after receipt, the Agent shall apply and allocate, in accordance with the terms of this Section 8.7, such amounts received from any Credit Party and all other payments, receipts and other consideration of any kind whatsoever received by the Agent or any Lessor Party in connection with the Collateral, the Security Documents or any of the other Operative Agreements. Ratable distributions among the Lessor Parties under this Section 8.7 shall be made based on the ratio of the various Lessor Party’s outstanding Lessor Advances to the aggregate Property Cost. If, and to the extent that both SOFR Lessor Advances and ABR Lessor

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Advances are outstanding at a point in time at which payments and other amounts are to be applied and allocated pursuant to this Section 8.7, then such payments and amounts shall first be applied and allocated to the ABR Lessor Advances and next to the SOFR Lessor Advances.

(b)Payments and other amounts received by the Agent from time to time in accordance with the terms of subparagraph (a) shall be applied and allocated as follows (subject in all cases to Sections 8.7(c)(i), (ii) and (iii)):

(i)Any such payment or amount identified as or deemed to be Basic Rent, any amount in respect of a Casualty referenced in the last two sentences of Section 3.4(b) of the Agency Agreement or any amount in respect of a Condemnation referenced the last two sentences of Section 3.5(b) of the Agency Agreement shall be applied and allocated by the Agent:

first, ratably to the Lessor Parties for application and allocation to the payment of accrued Lessor Yield with respect to the Lessor Advances and thereafter ratably to the outstanding Lessor Advances which are due and payable on such date;

second, if a Default or Event of Default is in effect, such excess (if any) shall be held by the Agent until the earlier of (I) the first date thereafter on which no Default or Event of Default shall be in effect (in which case such payments or returns shall then be made pursuant to “third” below) and (II) the Expiration Date (or, if earlier, the date of any acceleration), in which case such amounts shall be applied and allocated in the manner contemplated by Section 8.7(b)(iv); and

third, any excess shall be paid to the Lessee.

(ii)Except as otherwise specified pursuant to (A) Section 3.4(b) of the Agency Agreement, Section 3.5(b) of the Agency Agreement or Section 15.1(a) of the Lease (regarding amounts payable to the Construction Agent or the Lessee, as applicable) and (B) Section 8.7(b)(i) (regarding allocation of amounts referenced in the last two sentences of Section 3.4(b) of the Agency Agreement and the last two sentences of Section 3.5(b) of the Agency Agreement), if (other than as specified in the foregoing subsection (A) or (B)) on any date the Agent or the Lessor shall receive any amount in respect of any Casualty or Condemnation pursuant to Section 3.4 or 3.5 of the Agency Agreement or Section 15.1(a) of the Lease, then such amount shall be applied and allocated in accordance with Section 8.7(b)(iii)(x) hereof.

(iii)(x) An amount equal to the proceeds from the RVI Policy and an amount equal to any payment identified as proceeds of the sale or other disposition (or lease upon the exercise of remedies) of the Property or any portion thereof, including pursuant to (i) the exercise of remedies under the Security Documents (other than proceeds in an amount equal to the Termination Value which shall be allocated pursuant to Section 8.7(b)(iv)), (ii) the exercise of remedies set forth in the Agency Agreement, (iii) the exercise of remedies set forth in the Lease, or (iv) any payment in respect of excess wear and tear pursuant to Section 21.3 of the Lease, in each case shall be applied and allocated (subject to the following provisos) by the Agent, in accordance with clauses first, second and third of this Section 8.7(b)(iii)(x);

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provided, prior to such allocation in accordance with clauses first, second and third of this Section 8.7(b)(iii)(x), allocations shall be made in connection with the exercise of remedies under clause (y) of the second paragraph of Section 5.3(c) of the Agency Agreement, (a) with the Construction Agent retaining the amounts allocable to it under the waterfall provisions of clause (y) of such second paragraph of such Section 5.3(c) and the other amounts thereunder being allocated pursuant to the first paragraph of this Section 8.7(b) (which first paragraph precedes Section 8.7(b)(i)) and thereafter to the following provisions of this Section 8.7(b)(iii)(x); and (b) with the Agent retaining in favor of the Lessor Parties the one percent (1%) interest as referenced in such second paragraph of such Section 5.3(c) regarding any sale or other disposition of the Lessor’s interest in the Property to the extent occurring on or prior to the second annual anniversary of the date Lessor receives notice of, or otherwise has knowledge of, the Agency Agreement Event of Default;

provided, further, in connection with the exercise of remedies under the third paragraph of Section 5.3(c) of the Agency Agreement or Section 5.3(d) of the Agency Agreement, there shall be no allocation pursuant to clause third below and in substitution for such clause third, an allocation shall be made ratably to the Lessor Parties based on their respective Lessor Advances outstanding immediately prior to the allocation of proceeds received pursuant to such third paragraph of such Section 5.3(c) or such Section 5.3(d), as applicable; and

provided, prior to such allocation in accordance with clauses first, second and third of this Section 8.7(b)(iii)(x), allocations shall be made in connection with the exercise of remedies under Section 17.6 of the Lease, with the Lessee retaining the amounts allocable to it under such Section 17.6(c) and the other amounts thereunder being allocated pursuant to the first paragraph of this Section 8.7(b) (which first paragraph precedes Section 8.7(b)(i)) and thereafter to the following provisions of this Section 8.7(b)(iii)(x):

first, ratably to the payment to the Lessor Parties of the Lessor Yield with respect to the Lessor Advances and then to the advance amount balance of the Lessor Advances;

second, to the extent moneys remain after application and allocation pursuant to clause first above, to all other amounts owing under the Operative Agreements to the Lessor Parties then outstanding; and

third, to the extent moneys remain after application and allocation pursuant to clause first through second above, to the Lessee.

(y) Notwithstanding any provision in any Operative Agreement to the contrary (including the provisions of clause (x) of this Section 8.7(b)(iii)), any amount paid by a third party purchaser for the purchase of the Property on the Expiration Date pursuant to the election by the Lessee of the Sale Option shall be applied and allocated by the Agent in the following order of priority:

first, so much of such amount as shall be required to pay actual and reasonable costs of the Financing Parties of selling and transferring the Property, including all recordation fees, legal fees and expenses, finders’ and brokers’ fees and sales commissions allocable to the Property;

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second, ratably to the payment to the Lessor Parties of the Lessor Yield with respect to the Lessor Advances, then to the advance balance of the Lessor Advances and then to all other amounts owing under the Operative Agreements to the Lessor Parties then outstanding; and

third, to the extent monies remain after application and allocation pursuant to clauses first through second above, to the Lessee.

(iv)An amount equal to (A) any such payment identified as a payment pursuant to the Maximum Residual Guarantee Amount or the Deficiency Balance, as may be required under the Lease, or the Construction Period Guarantee Amount, as may be required under the Agency Agreement, (B) any other amount payable upon any exercise of remedies after the occurrence and continuance of an Event of Default not covered by Section 8.7(b)(i) or 8.7(b)(iii) above (including any amount received in connection with an acceleration which does not represent proceeds from the sale or liquidation of the Property), (C) any amounts payable by the Guarantors pursuant to Section 6B and (D) any payment of the Termination Value under the Agency Agreement or the Lease, including in connection with Article V of the Agency Agreement, Article XVII of the Lease or the exercise of the Purchase Option under Articles XVI or XX of the Lease, in each case shall be applied and allocated by the Agent:

first, ratably to the payment to the Lessor Parties of the Lessor Yield with respect to the Lessor Advances and then to the advance amount balance of the Lessor Advances; and

second, to the extent moneys remain after application and allocation pursuant to clause first above, to all other amounts owing under the Operative Agreements to the Lessor Parties then outstanding.

(v)An amount equal to any such payment identified as Supplemental Rent shall be applied and allocated by the Agent to the payment of any amounts then owing to the Financing Parties and the other parties to the Operative Agreements (or any of them) (other than any such amounts payable pursuant to the preceding provisions of this Section 8.7(b)) for which such payment is made in accordance with the provisions of Operative Agreements; provided, however, that Supplemental Rent received upon the exercise of remedies after the occurrence and continuance of an Event of Default in lieu of or in substitution of the Maximum Residual Guarantee Amount or as a partial payment thereon shall be applied and allocated as set forth in Section 8.7(b)(iv).

(vi)Any such payment or amount payable to the Agent pursuant to Section
5.11 shall be applied and allocated by the Agent ratably to the Lessor Parties for application and allocation to the payment of accrued Lessor Yield with respect to the Lessor Advances and thereafter ratably to the outstanding Lessor Advances on such date.

(vii)The Agent in its reasonable judgment shall identify the nature of each payment or amount received by the Agent and apply and allocate each such amount in the manner specified above.

(c)It is agreed that, prior to the application and allocation of amounts received by the Agent in the order described in Section 8.7(b) above or any distribution of money to the Lessee, any such amounts shall first be applied and allocated to the payment of (i) any and all sums

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advanced by the Agent or the Lessor (regarding the Lessor, only to the extent such amounts have not otherwise been funded by the Lessor Parties in accordance with Section 8.9) in order to preserve the Collateral or to preserve its Lien thereon, (ii) the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral, or of any exercise by the Agent or the Lessor (regarding the Lessor, only to the extent such amounts have not otherwise been funded by the Lessor Parties in accordance with Section 8.9) of its rights under the Security Documents, together with reasonable attorneys’ fees and expenses and court costs and (iii) any and all other amounts reasonably owed to the Agent under or in connection with the transactions contemplated by the Operative Agreements (including any accrued and unpaid administration fees).

(d)[Reserved].

8.8Release of Property, etc.

(a)If the Lessee shall at any time purchase the Property pursuant to the Lease, or the Construction Agent shall purchase the Property pursuant to the Agency Agreement, or if the Property shall be sold in accordance with Article XXI of the Lease, then, upon payment of all amounts then due and owing by the Lessee and the Construction Agent under the Operative Agreements, the Agent is hereby authorized and directed to release the Property from the Liens created by the Operative Agreements to the extent of its interest therein. In addition, upon the Payment in Full (unless the Secured Parties retain rights in the Property at such time in accordance with the Operative Agreements), the Agent is hereby authorized and directed to release the Property from the Liens created by the Operative Agreements to the extent of its interest therein. Upon request of the Lessor or the Lessee following any such release, the Agent shall, at the sole cost and expense of the Lessee, execute and deliver to the Lessor and the Lessee such documents as the Lessor or the Lessee shall reasonably request to evidence such release.

(b)Each of the Lessor Parties irrevocably authorizes the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty set forth in Section 6B of this Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Majority Secured Parties will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.8(b). In each case as specified in this Section 8.8(b), the Agent will, at the Lessee’s expense, execute and deliver to the applicable Lessor Party such documents as such Lessor Party may reasonably request (provided, such are in form and substance reasonably satisfactory to the Agent) to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Operative Agreements and this Section 8.8(b).

8.9Sharing of Lessor Expenses After Rent Commencement Date.

From and after the Rent Commencement Date, the Lessor Parties shall share costs and expenses (if any) to be paid by the Lessor pursuant to the Lease ratably based on their then current Lessor Parties Ownership Interest.

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SECTION 9.
RIGHTS UNDER SECTION 5A OF THIS AGREEMENT.

9.1[Reserved].

9.2[Reserved].

9.3The Construction Agent’s and the Lessee’s Rights under Section 5A of this Agreement.

Notwithstanding anything to the contrary contained in any Operative Agreement, the Credit Parties and the Lessor Parties hereby agree that, prior to the occurrence and continuation of any Default or Event of Default, the Construction Agent and the Lessee shall have the following rights (provided, that the Lessee shall have the right to receive all notices and certificates referenced in this Section 9.3 notwithstanding the occurrence and continuance of any Default or Event of Default):

(a)the right to provide any notices of repayment or prepayment pursuant to Section 5A.4 of this Agreement; and

(b)the right to receive any notice and any certificate, in each case issued pursuant to Section 5A.1 through 5A.5 of this Agreement in addition to the other parties referenced therein to receive such notices and certificates.

SECTION 10.
TRANSFER OF INTEREST.

10.1Restrictions on Transfer.

Each Lessor Party may participate, assign or transfer all or a portion of its interest hereunder and under the other Operative Agreements in accordance with Sections 10.4 and 10.5; provided, that in the event any Lessor Party assigns or transfers all or a portion of its interest hereunder and under the other Operative Agreements, such Lessor Party shall deliver to the Agent a copy of any such assignment agreement or other documents referenced in Section 10.5; provided, further, that any such participation, assignment or other transfer by the Lessor shall be subject to the rights of the Lessee under the Lease and the other Operative Agreements and to the Lien of the applicable Security Documents and (provided, no Default or Event of Default has occurred and is continuing) shall require the consent of the Lessee (which consent may not be unreasonably withheld or delayed); provided, further, notwithstanding the foregoing, there shall be no such requirement to obtain the consent of the Lessee with regard to the matters effected pursuant to the Lessor Assignment Agreement. If any assignment of an interest of any Lessor Party to Section 10.5 or of the Lessor’s interest pursuant to this Section 10.1 is made at such time that an Event of Default shall have occurred and be continuing, then the Lessee shall pay the expenses incurred in connection with such assignment. The requirements of this Agreement that the Lessor assign or transfer its right, title or interest in or to the Property only to an Eligible Assignee shall not apply to the obligations of the Lessor to transfer the Property to the Lessee or a third party purchaser pursuant to the Lease or the Agency Agreement upon payment for the Property in accordance with the terms and conditions of the Lease or the Agency Agreement.

Subject to the proviso to this sentence, no Guarantor may assign or otherwise transfer (directly or indirectly pursuant to a merger or other transaction) any of the Operative Agreements or any of their respective rights or obligations thereunder or with respect to the Property in whole or in part to any Person without the prior written consent of the Agent and the Lessor Parties; provided, however, that no such

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consent shall be required for a Guarantor to engage in a transaction permitted by Sections 8.3B(e)(i), (e)(ii) or (f). Subject to the provisos to this sentence, neither the Construction Agent nor the Lessee may assign or otherwise transfer (directly or indirectly pursuant to a merger or other transaction) any of the Operative Agreements or any of their respective rights or obligations thereunder or with respect to the Property in whole or in part to any Person (other than any Subsidiary of the Parent (direct or indirect)) without the prior written consent of the Agent and the Lessor Parties; provided, however, no such consent shall be required in connection with any such assignment or other transfer (direct or indirect pursuant to a merger or other transaction) to any Subsidiary of the Parent (direct or indirect); provided, further, and notwithstanding the preceding proviso, all such assignments and other transfers (including such assignments and other transfers (direct or indirect pursuant to a merger or other transaction) to any Subsidiary of the Parent (direct or indirect)) must satisfy all the following terms of this Section 10.1 and, if such terms are not so satisfied, then any such assignment or other transfer (direct or indirect pursuant to a merger or other transaction) shall, automatically and without the need for further action, be null and void and of no further force or effect.

In addition to any consent that may be required by the second sentence of the immediately preceding paragraph (if any), neither the Construction Agent nor the Lessee may assign or otherwise transfer (directly or indirectly pursuant to a merger or other transaction) any of the Operative Agreements or any of their respective rights or obligations thereunder or with respect to the Property in whole or in part to any Person without satisfaction in full of the following conditions precedent:

(a)the Construction Agent or the Lessee, as applicable, shall provide prior written notice to the Agent of such assignment or other transfer no less than ninety (90) days prior to the anticipated effective date of such assignment or other transfer;

(b)the Credit Parties (including any such assignee or other transferee of the Construction Agent or the Lessee) shall (when applicable, as determined by the Agent, in its reasonable discretion) execute and deliver to the Agent, or cause to be so executed and delivered with regard to such assignment or other transfer and such assignee or other transferee, all agreements, documents, instruments, certificates, opinions, evidence of insurance and such other items, in each case, as required by the Agent, in its reasonable discretion, and in form and substance satisfactory to the Agent, in its reasonable discretion, including: (i) an assignment and assumption agreement pursuant to which such assignee or other transferee assumes all liabilities and obligations of the Construction Agent or the Lessee, as applicable, under or pursuant to the Operative Agreements and otherwise with regard to the Property; (ii) a certificate regarding such assignee or other transferee from the Secretary or an Assistant Secretary of such assignee or other transferee (comparable to the certificates contemplated under Section 5.3(u)); (iii) a legal opinion by counsel to such assignee or other transferee acceptable to the Agent and addressing such issues as identified by the Agent and otherwise consistent with the opinions delivered in respect of the Credit Parties on the date hereof; (iv) UCC, tax and judgment lien searches regarding such assignee or other transferee (comparable to the searches contemplated under Section 5.3(q)); (v) a reaffirmation by all remaining Credit Parties of their liabilities and obligations under or pursuant to the Operative Agreements from and after the effectiveness of such assignment or other transfer; (vi) amendments, supplements and/or restatements regarding the Operative Agreements and filings of the same in the appropriate filing offices, in each case as determined necessary or appropriate by the Agent, in its reasonable discretion; (vii) endorsements to the title insurance policy delivered pursuant to Section 5.3(g), as such are determined necessary or appropriate by the Agent, in its reasonable discretion; (viii) all Taxes, fees and other charges in connection with such assignment or other transfer, including in connection with the execution, delivery, recording, filing and registration of documents in connection with such assignment or other transfer (including with regard to any and all UCC Financing Statements), the out-of-pocket fees and expenses incurred by the Agent (including

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reasonable fees of outside counsel) and the cost of title insurance endorsements shall have been paid by the Construction Agent or the Lessee, as applicable, or provision for such payment (including pursuant to a Lessor Advance) shall have been made by the Construction Agent or the Lessee, as applicable; (ix) a certificate of insurance evidencing the insurance with respect to the Property as required by the Lease or the Agency Agreement, as applicable; (x) UCC Financing Statements; and (xi) such other items in regard to such assignment or other transfer as are identified by the Agent, in its reasonable discretion; and

(c)there shall not have occurred and be continuing any Default or Event of Default, as of the effective date of such assignment or other transfer.

Notwithstanding any provision in any Operative Agreement to the contrary, no assignment or other transfer by the Construction Agent or the Lessee, as applicable, shall be effective unless and until the Agent has confirmed to its satisfaction, in its reasonable discretion, that all conditions precedent for such assignment or other transfer have been satisfied, and any such assignment or other transfer effected without such confirmation by the Agent shall (without the need for any further action) be null and void and of no further force or effect.

10.2Effect of Transfer.

From and after any transfer effected in accordance with this Section 10, the transferor shall be released, to the extent of such transfer, from its liability hereunder and under the other documents to which it is a party in respect of obligations to be performed on or after the date of such transfer; provided, however, that any transferor shall remain liable hereunder and under such other documents to the extent that the transferee shall not have assumed the obligations of the transferor thereunder. Upon any transfer by any Lessor Parties as above provided, any such transferee shall assume the obligations of the applicable Lessor Party and shall be deemed a “Lessor Party” for all purposes of such documents and each reference herein to the transferor shall thereafter be deemed a reference to such transferee for all purposes, except as provided in the preceding sentence. Notwithstanding any transfer of all or a portion of the transferor’s interest as provided in this Section 10, the transferor shall be entitled to all benefits accrued and all rights vested prior to such transfer including rights to indemnification under any such document.

10.3Successor Agent.

The Agent may, at any time, resign upon twenty (20) days’ written notice to the Lessor Parties and the Lessee and be removed with cause by the Lessor Parties upon thirty (30) days’ written notice to the Agent. Upon any such resignation or removal, the Majority Secured Parties, in consultation with the Lessee, shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the notice of resignation or notice of removal, as appropriate, then the retiring Agent shall select a successor Agent provided such successor is a Lessor Party or a commercial bank organized under the laws of the United States of America or of any State thereof, has a combined capital and surplus of at least $100,000,000 or an Affiliate of any such commercial bank. Upon the acceptance of any appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as the Agent under the Operative Agreements. The fees payable by the Lessee to a successor Agent shall be the same as those payable to its predecessor unless agreed between the Lessee and such successor. Notwithstanding the foregoing, the provisions of Section 8.6 shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was the Agent under the Operative Agreements.

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10.4Participations.

Subject to and in accordance with Section 10.1, any Lessor Party may, in the ordinary course of its business and in accordance with Applicable Law and at its own cost and expense, at any time sell to one (1) or more banks, lending institutions or other entities ((other than a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or a competitor of any Credit Party) (each, a “Participant”) participating interests in any Lessor Advance owing to such Lessor Party, any Lessor Parties Commitment of such Lessor Party or any other interest of such Lessor Party under the Operative Agreements; provided, that any such sale of a participating interest shall be in a Lessor Advance amount of at least $2,000,000 or such lesser amount constituting such Lessor Party’s entire interest in the Operative Agreements. In the event of any such sale by a Lessor Party of a participating interest to a Participant, such Lessor Party’s obligations under the Operative Agreements to the other parties to this Agreement shall remain unchanged, such Lessor Party shall remain solely responsible for the performance thereof, such Lessor Party shall remain the holder of its Lessor Parties Interest for all purposes under the Operative Agreements, and the Credit Parties and the Agent shall continue to deal solely and directly with such Lessor Party in connection with such Lessor Party’s rights and obligations under the Operative Agreements. In no event shall any Participant have any right to approve any amendment or waiver of any provision of any Operative Agreement, or any consent to any departure by any Credit Party or any other Person therefrom, except to the extent that such amendment, waiver or consent would (a) reduce any Lessor Advance or Lessor Yield on any Lessor Advance, or postpone the date of the final maturity of any Lessor Advance, in each case to the extent subject to such participation or (b) release all or substantially all of the collateral pursuant to the Security Documents. The Credit Parties agree that, while an Event of Default shall have occurred and be continuing, if amounts outstanding by any Credit Party under the Operative Agreements are due or unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by Applicable Law, but only after obtaining the prior written consent of the Majority Secured Parties prior to exercising any right of set-off, be deemed to have the right of set-off in respect of its participating interests in amounts owing directly to it as a Lessor Party, provided, that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lessor Parties the proceeds thereof as provided in Section 12.15 as fully as if it were a Lessor Party hereunder. The Credit Parties also agree that each Participant shall be entitled to the benefits of, and shall be subject to the obligations and limitations under, Sections 11.2, 11.3 and 11.4 with respect to its participation in the Lessor Parties Commitments and the Lessor Advances outstanding from time to time as if it was a Lessor Party; provided, that such Participant shall have complied with the requirements of said Sections and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lessor Party would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lessor Party to such Participant had no such transfer occurred and provided, further, that the Lessor Parties and the Participants, taken as a whole, shall not be entitled to receive any greater amount pursuant to any such Section than the original Lessor Party (prior to any participation) would have been entitled to receive pursuant to such Section.

10.5Assignments.

(a)Subject to and in accordance with Section 10.1, any Lessor Party may, in the ordinary course of its business and in accordance with Applicable Law and at its own cost and expense, at any time and from time to time assign to any Eligible Assignee (each, a “Purchasing Lessor Party”), all or any part of its rights and obligations under this Agreement and the other Operative Agreements pursuant to an assignment and acceptance, in form and substance reasonably acceptable to the Agent, executed by such Purchasing Lessor Party, such assigning Lessor Party and the Agent and delivered to the Agent for its acceptance and recording in the Register; provided, that no such assignment to a Purchasing Lessor Party (other than any Lessor Party or any affiliate

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thereof) shall be in an aggregate advance amount less than $2,000,000 (other than in the case of an assignment of all of a Lessor Party’s interests under the Operative Agreements); provided, further, to the extent no Default or Event of Default shall have occurred and be continuing, any such assignment (other than to a Lessor Party or its Affiliates) shall be subject to the consent (not to be unreasonably withheld or delayed) by the Lessee; provided, further, upon the occurrence and during the continuance of any Event of Default, (i) any Lessor Party may assign to any Person (regardless of whether such Person is an Eligible Assignee; provided that, in no event, shall any assignment be made to any competitor of any Credit Party even if an Event of Default has occurred) all or any part of such Lessor Party’s rights and obligations under the Operative Agreements pursuant to an assignment and acceptance, in form and substance reasonably satisfactory to the Agent, and (ii) there shall be no minimum aggregate advance amount required for any such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such assignment and acceptance, (x) the Purchasing Lessor Party thereunder shall be a party hereto and, to the extent provided in such assignment and acceptance, have the rights and obligations of a Lessor Party hereunder with a Lessor Parties Interest as set forth therein, and (y) the assigning Lessor Party thereunder shall, to the extent provided in such assignment and acceptance, be released from its obligations under this Agreement (and, in the case of an assignment and acceptance covering all of the remaining portion of an assigning Lessor Party’s rights and obligations under the Operative Agreements, such assigning Lessor Party shall cease to be a party hereto).

(b)Upon its receipt of an assignment and acceptance, in form and substance reasonably satisfactory to the Agent, executed by an assigning Lessor Party, a Purchasing Lessor Party and the Agent together with payment to the Agent of a registration and processing fee of
$3,500 (which, subject to Section 5A.7(b), shall not be payable by the Construction Agent or the Lessee), the Agent shall (i) promptly accept such assignment and acceptance and (ii) promptly after the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lessee and the Lessor Parties.

(c)Each Purchasing Lessor Party, by executing and delivering an assignment and acceptance,

(i)agrees to execute and deliver to the Agent, as promptly as practicable, the documentation described in Section 11.2(e), as applicable;

(ii)represents and warrants to the Lessee and the Agent that the form so delivered is true and accurate and that, as of the effective date of the assignment and acceptance, each of such Purchasing Lessor Party’s lending offices is entitled to receive payments of advance amount and Lessor Yield under or in respect of this Agreement without withholding or deduction for or on account of any U.S. Taxes;

(iii)agrees to update the forms delivered pursuant to clause (i) if such forms expire or become obsolete or inaccurate unless an event has occurred which renders the relevant form inapplicable (it being understood that if the applicable form is not so delivered, payments under or in respect of the Operative Agreements may be subject to withholding and deduction and such Purchasing Lessor Party may not have any rights to indemnity for such withholding and deduction under Section 11.2(e) as provided therein);

(iv)agrees to promptly notify the Lessee and the Agent in writing if it ceases to be entitled to receive payments of advance amount and Lessor Yield under or in respect of the Operative Agreements without withholding or deduction for or on account of any

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U.S. Taxes (it being understood that payments under or in respect of the Operative Agreements may be subject to withholding and deduction in such event);

(v)acknowledges that in the event it ceases to be exempt from withholding and/or deduction of U.S. Taxes, the Agent may withhold and/or deduct the applicable amount from any payments to which such assignee Lessor Party would otherwise be entitled, without any liability to such assignee Lessor Party therefor; and

(vi)agrees to indemnify the Lessee and the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses that result from such assignee Lessor Party’s breach of any such representation, warranty or agreement;

provided, however, that the foregoing provisions of this Section 10.5 shall not apply to any Purchasing Lessor Party to the extent it is not legally eligible to provide such forms and is entitled to indemnification from U.S. withholding taxes under Section 11.2(e) under the circumstances described in clause (a) of Section 11.2(e)(i).

(d)Any Lessor Party party to this Agreement may, from time to time and without the consent of the Lessee or any other Person, pledge or assign for security purposes any portion of its Lessor Parties Interest or any other interests in the Operative Agreements to any Federal Reserve Bank.

(e)In connection with any assignment of rights and obligations under the Operative Agreements of any Defaulting Lessor Party, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lessee and the Agent, the applicable Pro Rata Share of Lessor Advances previously requested but not funded by the Defaulting Lessor Party, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lessor Party to the Agent or any Lessor Party under any Operative Agreement (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Lessor Advances in accordance with the percentage corresponding to the applicable Lessor Parties Commitment of the assignor. Notwithstanding the foregoing, in the event that any assignment of rights and obligations under the Operative Agreements of any Defaulting Lessor Party shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lessor Party for all purposes of the Operative Agreements until such compliance occurs. No assignment by a Defaulting Lessor Party will constitute a waiver or release of any claim of any party hereunder arising from that Lessor Party’s having been a Defaulting Lessor Party. Any assignment or transfer by a Lessor Party of rights or obligations under the Operative Agreements that does not comply with this subsection shall be treated for purposes of the Operative Agreements as a sale by such Lessor Party of a participation in such rights and obligations in accordance with this Agreement.

10.6The Register; Disclosure.

The Agent shall maintain for the benefit of the Lessor Parties a copy of each assignment and acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lessor Parties, the Lessor Parties Commitments of the Lessor Parties, the Commitment Percentages of

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the Lessor Parties, the Percentage Shares of the Lessor Parties and the amount of outstanding Lessor Advances owing to each Lessor Party from time to time. The entries in the Register shall be conclusive, in the absence of clearly demonstrable error, and the Credit Parties, the Agent and the Lessor Parties may treat each Person whose name is recorded in the Register as the owner of the Lessor Parties Interests recorded therein for all purposes of the Operative Agreements. The Register shall be available for inspection by the Lessee or any Lessor Party at any reasonable during normal business hours of the Agent and from time to time upon reasonable notice.

SECTION 11.
INDEMNIFICATION.

11.1General Indemnity.

Subject to Sections 11.2 (regarding indemnification matters concerning Impositions) and 11.6, whether or not any of the transactions contemplated hereby shall be consummated, the Indemnity Provider hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person on an After Tax Basis from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person by any third party (including any other Indemnified Person), including Claims arising from the negligence of such Indemnified Person (but, in each case, not to the extent (1) such Claims arise from the gross negligence or willful misconduct of such Indemnified Person itself, as determined by a court of competent jurisdiction in a final nonappealable judgment, as opposed to gross negligence or willful misconduct imputed to such Indemnified Person; (2) disputes solely between or among Indemnified Persons and not relating to or in connection with acts or omissions by the Lessee or any other Credit Party; (3) such Claims result from a claim brought by any Credit Party against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Operative Agreement, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; (4) the Indemnity Provider was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that each Credit Party shall remain liable to the extent such failure to give notice does not result in a loss of such Credit Party); or (5) the same results from a compromise or settlement agreement entered into without the consent of the Indemnity Provider, which shall not be unreasonably withheld), whether or not such Indemnified Person shall also be indemnified as to any such Claim by any other Person and whether or not such Claim is initiated after the Termination Date, so long as such Claim arises out of an act or omission (or other circumstance or condition of any kind or description) which arose or occurred prior to the Termination Date, in any way relating to or arising or alleged to relate to, or arise out of the execution, delivery, performance or enforcement of this Agreement, the Lease, the Agency Agreement or any other Operative Agreement or on or with respect to the Property or any component thereof, including Claims in any way relating to or arising or alleged to arise out of (a) the financing, refinancing, purchase, acceptance, rejection, ownership, design, construction, refurbishment, development, delivery, nondelivery, leasing, subleasing, possession, use, occupancy, operation, maintenance, repair, modification, transportation, condition, sale, return, repossession (whether by summary proceedings or otherwise), or any other disposition of the Property or any part thereof, including the acquisition, holding or disposition of any interest in the Property, lease or agreement comprising a portion of any thereof; (b) any latent or other defects in the Property or any portion thereof whether or not discoverable by an Indemnified Person or the Indemnity Provider; (c) any violation or alleged violation of law or in tort (strict liability or otherwise); (d) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Property; (e) any violation of or noncompliance with (or alleged violation or noncompliance with) any Environmental Laws, any Environmental Claims or any loss of or damage to any property or the environment relating to the Property, the Lease or the Indemnity Provider; (f) the Operative Agreements, or any transaction contemplated thereby (including the formation, continuance, operation and ultimate dissolution and liquidation of the Lessor) or any amendment,

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modification or waiver thereof or the exercise of remedies under any Operative Agreement following the occurrence and continuance of any Event of Default; (g) any breach by the Indemnity Provider, the Construction Agent or any Guarantor of any of its representations or warranties under the Operative Agreements to which the Indemnity Provider, the Construction Agent or any Guarantor is a party or failure by the Indemnity Provider, the Construction Agent or any Guarantor to perform or observe any covenant or agreement to be performed by it under any of the Operative Agreements; (h) the making of any Modifications in violation of the Operative Agreements or any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Property or any part thereof; (i) any Claim for patent, trademark or copyright infringement; (j) the transactions contemplated hereby or by any other Operative Agreement, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA; (k) personal injury, death or property damage, including Claims based on strict or absolute liability in tort; (l) any fees, expenses and/or other assessments by any business park or any other applicable entity with oversight responsibility for the Property; (m) the retaining or employment of any broker, finder or financial advisor by any Credit Party to act on its behalf in connection with this Agreement or the other Operative Agreements; (n) Claims arising from any public improvements with respect to the Property resulting in any change or special assessments being levied against the Property or any plans to widen, modify or realign any street or highway adjacent to the Property, or any Claim for utility “tap-in” fees; (o) except in all cases for the existence of Lessor Liens and Liens created under the Operative Agreements in favor of any Financing Party, the existence of any Lien on or with respect to the Property, the Improvements or any Equipment relating thereto, title thereto, any interest therein or on any Basic Rent or Supplemental Rent, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee or the Lessor or any predecessor in title, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or the Lessor or any predecessor in title or Modifications constructed by the Lessee.

If a written Claim is made against any Indemnified Person or if any proceeding shall be commenced against such Indemnified Person (including a written notice of such proceeding), for any Claim, such Indemnified Person shall promptly notify the Indemnity Provider in writing and shall not take action with respect to such Claim without the consent of the Indemnity Provider for thirty (30) days after the receipt of such notice by the Indemnity Provider; provided, however, that in the case of any such Claim, if action shall be required by law or regulation to be taken prior to the end of such period of thirty (30) days, such Indemnified Person shall endeavor to, in such notice to the Indemnity Provider, inform the Indemnity Provider of such shorter period, and no action shall be taken with respect to such Claim without the consent of the Indemnity Provider before seven (7) days before the end of such shorter period; provided, further, that the failure of such Indemnified Person to give the notices referred to in this sentence shall not diminish the Indemnity Provider’s obligation hereunder except to the extent such failure precludes in any material respect the Indemnity Provider from contesting such Claim.

If, within thirty (30) days of receipt of such notice from the Indemnified Person (or such shorter period as the Indemnified Person has notified the Indemnity Provider is required by law or regulation for the Indemnified Person to respond to such Claim), the Indemnity Provider shall request in writing that such Indemnified Person respond to such Claim, the Indemnified Person shall, at the expense of the Indemnity Provider, in good faith conduct and control such action (including by pursuit of appeals) by, in the sole discretion of the Person conducting and controlling such action (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by the Indemnity Provider from time to time (provided, however, that (A) if such Claim, in the Indemnity Provider’s reasonable discretion, can be pursued by the Indemnity Provider on behalf of or in the name of such Indemnified Person, the Indemnified Person, at the Indemnity Provider’s request, shall allow the Indemnity Provider to conduct and control the

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response to such Claim unless such Claim cannot be pursued independently from any other claim involving such Indemnified Person or unless such Claim is unrelated to the Property or the transactions contemplated by the Operative Agreements and (B) in the case of any Claim (and notwithstanding the provisions of the foregoing subsection (A)), the Indemnified Person may require the Indemnity Provider to conduct and control the response to such Claim (with counsel to be selected by the Indemnity Provider and consented to by such Indemnified Person, such consent not to be unreasonably withheld); provided, however, that any Indemnified Person may retain separate counsel at the expense of the Indemnity Provider if, in the written opinion of counsel to the Indemnified Person reasonably acceptable to the Indemnity Provider (the expense of which opinion shall be paid by the Indemnity Provider), use of counsel of the Indemnity Provider’s choice would be expected to give rise to a conflict of interest between such Indemnified Person and the Indemnity Provider).

The party controlling the response to any Claim shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of the response to such Claim; provided, that all decisions ultimately shall be made in the discretion of the controlling party. The parties agree that an Indemnified Person may at any time decline to take further action with respect to the response to such Claim and may settle such Claim if such Indemnified Person shall waive its rights to any indemnity from the Indemnity Provider that otherwise would be payable in respect of such Claim (and any future Claim, the pursuit of which is precluded by reason of such resolution of such Claim) and shall pay to the Indemnity Provider any amount previously paid or advanced by the Indemnity Provider pursuant to this Section 11.1 by way of indemnification or advance for the payment of an amount regarding such Claim (not including the expenses of the contest).

Notwithstanding the foregoing provisions of this Section 11.1, an Indemnified Person shall not be required to take any action and the Indemnity Provider shall not be permitted to respond to any Claim in its own name or that of the Indemnified Person unless (A) the Indemnity Provider shall have agreed in writing to pay and shall pay to such Indemnified Person on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnified Person actually incurs in connection with such Claim, including all reasonable legal, accounting and investigatory fees and disbursements and the Indemnity Provider shall have agreed in writing to indemnify such Indemnified Person in respect of the Claim if and to the extent the contest is not successful, (B) the Indemnified Person shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Property, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability or civil penalty or risk of sale, forfeiture or loss of or the creation of any Lien (other than a Permitted Lien) on the Property, (C) if such Claim shall involve the payment of any amount prior to the resolution of such Claim, the Indemnity Provider shall provide to the Indemnified Person an interest-free advance in an amount equal to the amount that the Indemnified Person is required to pay (with no additional net after-Tax cost to such Indemnified Person) prior to the date such payment is due, (D) in the case of an appeal of an adverse determination respecting a Claim that must be pursued in the name of an Indemnified Person (or an Affiliate thereof), the Indemnity Provider shall have provided to such Indemnified Person an opinion of independent counsel selected by the Indemnity Provider and reasonably satisfactory to the Indemnified Person stating that a reasonable basis exists to pursue such an appeal, and (E) no Default or Event of Default shall have occurred and be continuing. In no event shall an Indemnified Person be required to appeal an adverse judicial determination to the United States Supreme Court. In addition, an Indemnified Person shall not be required to contest any Claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 11.1, unless there shall have been a change in Law (or interpretation thereof) and the Indemnified Person shall have received, at the Indemnity Provider’s expense, an opinion of independent counsel selected by the Indemnity Provider and reasonably acceptable to the Indemnified Person stating that as a result of such change in Law (or interpretation thereof), it is more likely than not that the Indemnified Person will prevail in such contest. In no event shall the Indemnity

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Provider be permitted to adjust or settle any Claim without the consent of the Indemnified Person to the extent any such adjustment or settlement involves, or is reasonably likely to involve, any performance by or adverse admission by or with respect to the Indemnified Person.

11.2General Tax Indemnity.

(a)Subject to Section 11.6, the Indemnity Provider shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Property and all Indemnified Persons, and hold them harmless against, all Impositions on an After Tax Basis, and all payments pursuant to the Operative Agreements shall be made free and clear of and without deduction or Withholding for any and all present and future Impositions, except as required by Applicable Law. If deduction or Withholding from any such payment is required by Applicable Law and such deduction or Withholding is subject to indemnification by the Indemnity Provider under the provisions of this Section 11.2, then such payment amount shall be increased as necessary so that after making all required deductions and Withholdings (including deductions and Withholdings applicable to additional sums payable under this Section 11.2(a)) the applicable recipient of such payment receives an amount equal to the sum it would have received had no such deduction or Withholding been made.

(b)Notwithstanding anything to the contrary in Section 11.2(a) hereof, the following shall be excluded from the indemnity required by Section 11.2(a):

(i)Taxes (other than Taxes that are, or are in the nature of, sales, use, rental, value added, transfer or property Taxes) that are imposed on or measured by net income (however denominated and including the Texas franchise Tax on taxable margin, Taxes based on capital gains and minimum Taxes), net worth, or capital stock, franchise Taxes, gross receipts Taxes and branch profits Taxes, in each case, imposed as a result of an Indemnified Person (A) being organized under the laws of, or having its principal office or, in the case of any Financing Party, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) having a present or former connection with the jurisdiction imposing such Taxes; provided, that such Taxes shall not be excluded under this subparagraph (i) to the extent the sole connection between such Indemnified Person and the jurisdiction imposing such Taxes is (I) the location, possession or use of the Property in, the location or the operation of the Lessee or any use of the Property in, or the making of payments by or on behalf of the Lessee under the Operative Agreements from, the jurisdiction imposing such Taxes and/or (II) the activities of any one or more of the Indemnified Persons in the jurisdiction imposing the Taxes in connection with its or their enforcement of remedies under the Operative Agreements; provided, further, that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made; and

(ii)any Taxes which are imposed on an Indemnified Person as a result of the gross negligence or willful misconduct of such Indemnified Person itself, as determined by a court of competent jurisdiction in a final nonappealable judgment (as opposed to gross negligence or willful misconduct imputed to such Indemnified Person), but not Taxes imposed as a result of ordinary negligence of such Indemnified Person.

(c)(i) Subject to the terms of Sections 11.2(f) and 11.6, the Indemnity Provider shall pay or cause to be paid all Impositions directly to the applicable Governmental Authority where feasible and otherwise to the Indemnified Person, as appropriate, and the Indemnity Provider

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shall at its own expense, upon such Indemnified Person’s reasonable request, furnish to such Indemnified Person copies of official receipts or other satisfactory proof evidencing such payment.

(ii)In the case of Impositions for which no contest is conducted pursuant to Section 11.2(f) and which the Indemnity Provider pays directly to the applicable Governmental Authority, the Indemnity Provider shall (subject to Section 11.6) pay such Impositions prior to the latest time permitted by the relevant Governmental Authority for timely payment. In the case of Impositions for which the Indemnity Provider reimburses an Indemnified Person, the Indemnity Provider shall do so within thirty (30) days after receipt by the Indemnity Provider of demand by such Indemnified Person describing in reasonable detail the nature of the Imposition and the basis for the demand (including the computation of the amount payable), accompanied by receipts, if available, or other reasonable evidence of such demand (and shall make advances with respect to such Impositions in the manner and to the extent provided by Section 11.2(f) and 11.1 prior to such date). In the case of Impositions for which a contest is conducted pursuant to Section 11.2(f), the Indemnity Provider shall (subject to Section 11.6) pay such Impositions or reimburse such Indemnified Person for such Impositions, to the extent not previously paid, advanced or reimbursed pursuant to subsection (a) or (f), prior to the latest time permitted by the relevant Governmental Authority for timely payment after conclusion of all contests under Section 11.2(f) (and shall make advances with respect to such Impositions in the manner and to the extent provided by Section 11.2(f) and 11.1 prior to such date).

(iii)At the Indemnity Provider’s request, the amount of any indemnification payment by the Indemnity Provider pursuant to subsection (a) shall be verified and certified by an independent public accounting firm mutually acceptable to the Indemnity Provider and the Indemnified Person. The fees and expenses of such independent public accounting firm shall be paid by the Indemnity Provider.

(d)The Indemnity Provider shall be responsible for preparing and filing (i) any real and personal property or ad valorem Tax returns in respect of the Property and (ii) any other Tax returns required of the Lessor respecting the transactions described in the Operative Agreements (but in the case of Tax returns described in clause (ii), other than returns with respect to Taxes excluded from indemnification pursuant to Section 11.2(b)(i)). In case any report or Tax return shall be required to be made with respect to any Tax indemnified by the Indemnity Provider under subsection (a), the Indemnity Provider, at its sole cost and expense, shall notify the relevant Indemnified Person of such requirement and (except if such Indemnified Person notifies the Indemnity Provider that such Indemnified Person intends to prepare and file such report or return) (A) to the extent required or permitted by and consistent with Legal Requirements, make and file in the Indemnity Provider’s name such return, statement or report; and (B) in the case of any other such return, statement or report required to be made in the name of such Indemnified Person, advise such Indemnified Person of such fact and prepare such return, statement or report for filing by such Indemnified Person or, where such return, statement or report shall be required to reflect items in addition to any obligations of the Indemnity Provider under or arising out of subsection (a), provide such Indemnified Person, at the Indemnity Provider’s expense, with information sufficient to permit such return, statement or report to be properly made with respect to any obligations of the Indemnity Provider under or arising out of subsection (a). Such Indemnified Person shall, upon the Indemnity Provider’s request and at the Indemnity Provider’s expense, provide any data maintained by such Indemnified Person (and not otherwise available to or within the control of the Indemnity Provider) with respect to the Property which the Indemnity Provider may reasonably be required to prepare any required Tax returns or reports.

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(e)As between the Indemnity Provider on one hand, and each Financing Party on the other hand, the Indemnity Provider shall be responsible for, and the Indemnity Provider shall indemnify and hold harmless each Financing Party (including, for purposes of this Section 11.2(e), each Participant to the extent such Participant is entitled to the benefit of this provision pursuant to Section 10.4) (without duplication of any indemnification required by subsection (a) and subject to Section 11.6) on an After Tax Basis against, any obligation for United States or foreign withholding Taxes or similar levies, imposts, charges, fees, deductions or withholdings (collectively, “Withholdings”) imposed in respect of the Lessor Yield payable on the Lessor Advances, Rent payable under the Lease or with respect to any other payments under the Operative Agreements to be made without deduction, withholding or set-off (all such payments being referred to herein as “Exempt Payments”) (including, if any Financing Party receives a demand for such payment from any Governmental Authority or a Withholding is otherwise required with respect to any Exempt Payment, the Indemnity Provider shall discharge such demand on behalf of such Financing Party); provided, however, that the obligation of the Indemnity Provider under this Section 11.2(e) shall not apply to:

(i)Withholdings on any Exempt Payment to any Financing Party which is a Non-U.S. Person unless such Financing Party is, on the date hereof (or on the date it becomes a Financing Party hereunder) and on the date of any change in the principal place of business or the lending office of such Financing Party, entitled to submit and submits to the Agent (which shall be available to the Indemnity Provider upon request) an executed IRS Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable forms (relating to such Financing Party and entitling it to a complete exemption from Withholding on such Exempt Payment) or is otherwise subject to exemption from Withholding with respect to such Exempt Payment (except (a) in the case of a transferee, if the transferring Financing Party was being indemnified against Withholdings at the time of transfer as a result of a change in Law after the Initial Closing Date (or, if later, the date the transferring Financing Party became a Financing Party hereunder) or (b) where the failure of the exemption results from a change in the principal place of business of the Lessee);

(ii)Any U.S. Taxes imposed solely by reason of the failure by a Non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Non-U.S. Person if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such U.S. Taxes (but only if the Non-U.S. Person can legally comply with such requirement);

(iii)Withholdings on any Exempt Payment to any Financing Party which is a U.S. Person unless such Financing Party has delivered to the Agent (which shall be available to the Indemnity Provider upon request), on or before the date it becomes a Financing Party hereunder, an executed IRS Form W-9 certifying that such Financing Party is exempt from U.S. federal backup withholding Tax; or

(iv)U.S. federal Withholdings imposed under FATCA.

For the purposes of this Section 11.2(e), (A) “U.S. Person” shall mean a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under any laws of the United States or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income and (B) “U.S. Taxes” shall mean

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any present or future Tax, assessment or other charge or levy imposed by or on behalf of the United States or any taxing authority thereof or therein.

If a Financing Party or an Affiliate with whom such Financing Party files a consolidated Tax return (or equivalent) subsequently receives the benefit in any country of a Tax credit or an allowance resulting from U.S. Taxes with respect to which it has received a payment of an additional amount under this Section 11.2(e), so long as no Event of Default has occurred and is continuing (or at such time as such Event of Default is no longer continuing), such Financing Party will pay to the Indemnity Provider such part of that benefit as in the reasonable opinion of such Financing Party will leave it (after such payment) in a position no more and no less favorable than it would have been in if no additional payment had been required to be paid, provided always that (i) such Financing Party will be the sole judge of the amount of any such benefit and of the date on which it is received, (ii) such Financing Party will have the absolute discretion as to the order and manner in which it employs or claims Tax credits and allowances available to it and (iii) such Financing Party will not be obliged to disclose to the Indemnity Provider any information regarding its Tax affairs or Tax computations.

Each U.S. Person and Non-U.S. Person that shall become a Financing Party after the date hereof shall, upon the effectiveness of the related transfer or otherwise upon becoming a Financing Party hereunder, be required to provide all of the forms and statements referenced above or other evidences of exemption from Withholdings to the Agent, which shall be available to the Indemnity Provider upon request (unless the transferor of such Financing Party was being indemnified against Withholding at the time of the transfer as a result of a change in Law after the Initial Closing Date, in which case such forms and statements shall evidence a rate of Withholding that does not exceed the rate of Withholding applicable to Exempt Payments to the transferor).

(f)If an Imposition is made against any Indemnified Person or if any proceeding shall be commenced against such Indemnified Person (including a written notice of such proceeding), for any Imposition, such Indemnified Person shall promptly notify the Indemnity Provider in writing and shall not take action with respect to such Imposition without the consent of the Indemnity Provider (such consent not to be unreasonably withheld, conditioned or delayed) for thirty (30) days after the receipt of such notice by the Indemnity Provider; provided, however, that in the case of any such Imposition, if action shall be required by Applicable Law to be taken prior to the end of such period of thirty (30) days, such Indemnified Person shall, in such notice to the Indemnity Provider, inform the Indemnity Provider of such shorter period, and no action shall be taken with respect to such Imposition without the consent of the Indemnity Provider (such consent not to be unreasonably withheld, conditioned or delayed) before seven (7) days before the end of such shorter period; provided, further, that the failure of such Indemnified Person to give the notices referred to in this sentence shall not diminish the Indemnity Provider’s obligation hereunder except to the extent such failure effectively precludes the Indemnity Provider from contesting such Imposition.

If, within thirty (30) days of receipt of such notice from the Indemnified Person (or such shorter period as the Indemnified Person has notified the Indemnity Provider is required by Applicable Law for the Indemnified Person to respond to such Imposition), the Indemnity Provider shall request in writing that such Indemnified Person contest such Imposition, the Indemnified Person shall, at the expense of the Indemnity Provider, in good faith conduct and control such action with counsel selected by the Indemnified Person and consented to by the Indemnity Provider, such consent not to be unreasonably withheld (including by pursuit of appeals) by, in the sole discretion of the Person conducting and controlling such action (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment

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be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by the Indemnity Provider from time to time provided that such other action cannot reasonably be expected to have any adverse effect on the Indemnified Person (provided, however, that (A) if such contest, in the Indemnified Person’s reasonable discretion, can be pursued by the Indemnity Provider in its own name, the Indemnified Person, at the Indemnity Provider’s request, shall allow the Indemnity Provider to conduct and control the contest of such Imposition unless such Imposition cannot be pursued independently from any other claim involving such Indemnified Person or unless such Imposition is unrelated to the Property or the transactions contemplated by the Operative Agreements and (B) in the case of any Imposition (and notwithstanding the provisions of the foregoing subsection (A)), the Indemnified Person may require the Indemnity Provider to conduct and control the contest of such Imposition (with counsel to be selected by the Indemnity Provider and consented to by such Indemnified Person, such consent not to be unreasonably withheld); provided, however, that any Indemnified Person may retain separate counsel at the expense of the Indemnity Provider if, in the written opinion of counsel to the Indemnified Person reasonably acceptable to the Indemnity Provider (the expense of which opinion shall be paid by the Indemnity Provider), use of counsel of the Indemnity Provider’s choice would be expected to give rise to a conflict of interest between such Indemnified Person and the Indemnity Provider).

The party controlling the contest of any Imposition shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of the contest of such Imposition; provided, that all decisions ultimately shall be made in the discretion of the controlling party. The parties agree that an Indemnified Person may at any time decline to take further action with respect to the contest of such Imposition and may settle such contest if such Indemnified Person shall waive its rights to any indemnity from the Indemnity Provider that otherwise would be payable in respect of such Imposition (and any future Imposition, the pursuit of which is precluded by reason of such resolution of such contest) and shall pay to the Indemnity Provider any amount previously paid or advanced by the Indemnity Provider pursuant to this Section 11.2 by way of indemnification or advance for the payment of an amount regarding such Imposition (not including the expenses of the contest).

Notwithstanding the foregoing provisions of this Section 11.2(f), an Indemnified Person shall not be required to take any action and the Indemnity Provider shall not be permitted to contest any Imposition in its own name or that of the Indemnified Person unless (A) the Indemnity Provider shall have agreed in writing to pay and shall pay to such Indemnified Person on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnified Person actually incurs in connection with such contest, including all reasonable legal, accounting and investigatory fees and disbursements and the Indemnity Provider shall have agreed in writing to indemnify such Indemnified Person in respect of the Imposition if and to the extent the contest is not successful, (B) the Indemnified Person shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Property, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability or risk of sale, forfeiture or loss of or the creation of any Lien (other than a Permitted Lien) on the Property, (C) if such contest shall involve the payment of any amount prior to the resolution of such contest, the Indemnity Provider shall provide to the Indemnified Person an interest-free advance in an amount equal to the amount that the Indemnified Person is required to pay (with no additional net cost, on an After Tax Basis, to such Indemnified Person) prior to the date such payment is due, (D) in the case of a contest of an Imposition that cannot and is not to be pursued in the name of the Indemnity Provider, the Indemnity Provider shall have provided to such Indemnified Person an opinion of independent counsel selected by the Indemnity Provider and reasonably satisfactory to the Indemnified Person stating that a reasonable basis exists to pursue the contest (or in the case of

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an appeal of adverse judicial determination, the position asserted in such appeal will more likely than not prevail), and (E) no Default or Event of Default shall have occurred and be continuing. In no event shall an Indemnified Person be required to appeal an adverse judicial determination to the United States Supreme Court. In addition, an Indemnified Person shall not be required to contest any Imposition in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 11.2(f), unless there shall have been a change in Law (or interpretation thereof) and the Indemnified Person shall have received, at the Indemnity Provider’s expense, an opinion of nationally-recognized independent counsel selected by the Indemnity Provider and reasonably acceptable to the Indemnified Person stating that as a result of such change in Law (or interpretation thereof), that the Indemnified Person should prevail in such contest. In no event shall the Indemnity Provider be permitted to adjust or settle the contest of Imposition without the consent of the Indemnified Person to the extent any such adjustment or settlement involves, or is reasonably likely to involve, any performance by or adverse admission by or with respect to the Indemnified Person.

(g)Each Lessor Party has entered into the transactions contemplated by the Operative Agreements on the assumption that the Lessor Advances are properly characterized for Federal, State and local income Tax purposes as debt (the “Assumed Characterization”). If for any reason (and notwithstanding anything to the contrary contained in the Operative Agreements and without regard to paragraph (b) hereof, except subsection (ii) thereof) (other than any Financing Party voluntarily taking a position on its Federal, State or local income Tax returns inconsistent with the Assumed Characterization), any Financing Party shall suffer any adverse Federal, State or local income Tax consequences as a result of any challenge to the Assumed Characterization (a “Tax Loss”), the Indemnity Provider will pay to such Financing Party an amount sufficient to reimburse such Financing Party, on an After Tax Basis, for the additional Federal, State and local income Taxes payable by (or not refundable to) such Financing Party from time to time as a result of such Tax Loss plus all interest, penalties, fines and additions to Tax payable by such Financing Party as a result of such Tax Loss. In connection with the foregoing, the applicable Financing Party shall provide written notice to the Indemnity Provider of any claim for indemnification under this Section 11.2(g). Any such claim shall be subject to the contest provisions of Section 11.2(f) and the verification procedure set forth in Section 11.2(c)(iii). Any payments due to such Financing Party pursuant to this Section 11.2(g) shall be paid no later than the date that such Financing Party shall become obligated to pay the additional Federal, State or local income Taxes resulting from the Tax Loss.

11.3Yield Protection Amount.

Subject to Section 11.6, if any Regulatory Change occurring after the date hereof:

(a)shall impose upon any Financing Party (which, for purposes of this Section 11.3, shall include any Participant to the extent such Participant is entitled to the benefit of this provision pursuant to Section 10.4), modify or deem applicable any reserve, special deposit or similar requirement against assets of any Financing Party, deposits or obligations with or for the account of any Financing Party or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board to be an Affiliate) of any Financing Party, or credit extended by any Financing Party (except any reserve requirement already reflected in the Term SOFR Reference Rate); or

(b)shall change the amount of capital maintained or required or requested or directed to be maintained by any Financing Party or such Financing Party’s holding company; or

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(c)shall impose any other condition affecting any Lessor Advance or any Operative Agreement (or any Financing Party’s participation therein) or any of its obligations or right to acquire or hold any Lessor Advance;

and the result of any of the foregoing is or would be with regard to the transactions evidenced by the Operative Agreements:

(i)to increase the cost to (or impose a cost on) a Financing Party funding or acquiring or holding any Lessor Advance or loans or other extensions of credit under any Operative Agreement or any obligation or commitment of such Financing Party with respect to any of the foregoing,

(ii)to reduce the amount of any sum received or receivable by a Financing Party as a Lessor Party (or otherwise in respect of any of the Lessor Advances), under any Operative Agreement (or its participation in any of the foregoing), or

(iii)to reduce the rate of return on the capital of such a Financing Party as a consequence of its obligations under the Operative Agreements (or its participation therein) to a level below that which such Financing Party could otherwise have achieved, in each case by an amount reasonably deemed by such Financing Party to be material, then prior to the next Payment Date, and in any case within thirty (30) days after demand by such Financing Party, the Lessee shall pay directly to such Financing Party such additional amount or amounts as will compensate such Financing Party for such additional or increased cost or such reduction (the “Yield Protection Amount”); provided that the Lessee shall not be required to compensate any Financing Party pursuant to the foregoing provisions of this Section 11.3 for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Financing Party notifies the Lessee of the event or circumstances giving rise to such increased costs or reductions and of such Financial Party’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the one hundred twenty (120) days period referred to above shall be extended to include the period of retroactive effect thereof).

In determining any amount provided for or referred to in this Section 11.3, a Financing Party may use any reasonable averaging and attribution method that it (in its sole discretion) shall deem applicable. Any Financing Party when making a claim under this Section 11.3 shall submit to the Lessee a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of error, be conclusive and binding upon the Lessee.

(d)Notwithstanding any other provision of this Agreement or any other Operative Agreement, if any Financing Party (including, for purposes of this Section 11.3(d), any Participant to the extent such Participant is entitled to the benefit of this provision pursuant to Section 10.4) shall notify the Agent that the introduction of or any change in or in the interpretation of any Law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Financing Party to perform its obligations hereunder to make or maintain SOFR Lessor Advances then (i) each SOFR Lessor Advance will automatically, at the earlier of the end of the Lessor Yield Period for such SOFR Lessor Advance or the date required by law, convert into an ABR Lessor Advance, unless such introduction of or such change in or in the interpretation of any Law or regulation requires that the Lessor Yield shall be the Benchmark Replacement determined by the Agent pursuant to clause (2) of the definition of “Benchmark Replacement” and

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(ii) the obligation of the Financing Parties to make, convert or continue SOFR Lessor Advances shall be suspended until the Agent shall notify the Lessee that such Financing Party has determined that the circumstances causing such suspension no longer exist.

11.4Funding/Contribution Indemnity.

Subject to Section 11.6, the Lessee agrees to indemnify each Financing Party (which, for purposes of this Section 11.4, shall include any Participant to the extent such Participant is entitled to the benefit of this provision pursuant to Section 10.4) and to hold each Financing Party harmless from (I) all Breakage Costs, and (II) any loss or reasonable expense which such Financing Party may sustain or incur as a consequence of (a) any default in connection with the drawing of funds for any Lessor Advance, (b) any default in making any repayment or prepayment after a notice thereof has been given in accordance with the provisions of the Operative Agreements or the delivery by the Lessee of a revocation of such a notice (notwithstanding that each such notice is expressly irrevocable and that the Lessee has no right to revoke) pursuant to Section 16.2(a) or 20.2 of the Lease, (c) the making of a voluntary or involuntary payment of Lessor Advances (except for ABR Lessor Advances) on a day which is not the last day of a Lessor Yield Period with respect thereto or (d) any redetermination of the Lessor Yield based on a Benchmark Replacement for any reason on a day that is not the last day of the then-current Lessor Yield Period. Such indemnification shall be in an amount equal to the excess, if any, of (x) the amount of Lessor Yield which would have accrued on the amount so paid, or not so borrowed, accepted, converted or continued for the period from the date of such payment or of such failure to borrow, accept, convert or continue to the last day of such Lessor Yield Period (or, in the case of a failure to borrow, accept, convert or continue, the Lessor Yield Period that would have commenced on the date of such failure) in each case at the applicable Lessor Yield for such Lessor Advance for such Lessor Yield Period over (y) the amount of yield (as determined by such Financing Party in its reasonable discretion) which would have accrued to such Financing Party on such amount by placing such amount on deposit for a comparable period with leading banks in the relevant interest rate market. This covenant shall survive the termination of the Operative Agreements and the payment of all other amounts payable hereunder.

11.5EXPRESS INDEMNIFICATION FOR ORDINARY NEGLIGENCE, STRICT LIABILITY, ETC.

WITHOUT LIMITING THE GENERALITY OF THE INDEMNIFICATION PROVISIONS OF ANY AND ALL OF THE OPERATIVE AGREEMENTS (BUT SUBJECT TO SECTION 11.6), EACH PERSON PROVIDING INDEMNIFICATION OF ANOTHER PERSON UNDER ANY OPERATIVE AGREEMENT HEREBY FURTHER EXPRESSLY RELEASES EACH BENEFICIARY OF ANY SUCH INDEMNIFICATION FROM ALL CLAIMS FOR LOSS OR DAMAGE, DESCRIBED IN ANY OPERATIVE AGREEMENT, CAUSED BY ANY ACT OR OMISSION ON THE PART OF ANY SUCH BENEFICIARY ATTRIBUTABLE TO THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF ANY SUCH BENEFICIARY, AND INDEMNIFIES, EXONERATES AND HOLDS EACH SUCH BENEFICIARY FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, LOSSES, COSTS, LIABILITIES, DAMAGES AND EXPENSES (INCLUDING ATTORNEY’S FEES AND EXPENSES), DESCRIBED ABOVE, INCURRED BY ANY SUCH BENEFICIARY (IRRESPECTIVE OF WHETHER ANY SUCH BENEFICIARY IS A PARTY TO THE ACTION FOR WHICH INDEMNIFICATION UNDER THIS AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT IS SOUGHT) ATTRIBUTABLE TO THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF ANY SUCH BENEFICIARY.

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11.6Indemnity Prior to Completion Date / Construction Period Termination Date.

Notwithstanding the provisions of Sections 11.1, 11.2, 11.3, 11.4 and 11.5 and any other indemnity provision in any Operative Agreement (except as set forth in Section 11.7), the Lessor shall be the only beneficiary of the provisions set forth in Sections 11.1, 11.2, 11.3, 11.4 and 11.5 or any other indemnity provision in any Operative Agreement requiring indemnity payments directly or indirectly from any Credit Party (except as set forth in Section 11.7) with respect to any Claim arising thereunder with respect to the Construction Period Property for the period prior to the Completion Date related to the Property, but the Indemnity Provider shall provide such indemnity only to the extent such Claims result from claims caused by or resulting from the Indemnity Provider’s own actions or failures to act (or the act or failure to act of its Affiliates, employees, servants or agents) while in possession of or having management responsibility for the Construction Period Property. As a clarification of the prior sentence, the Indemnity Provider indemnifies the Lessor for, and shall pay the Lessor with respect to, any such Claim referenced in the prior sentence by or against any Indemnified Person other than the Lessor. The Indemnity Provider acknowledges and agrees in this connection that the Property is in its possession and that the Indemnity Provider has management responsibility for the Property, in each case prior to the Completion Date, that the Indemnity Provider is responsible as the Construction Agent for the acts and omissions of its Affiliates, employees, servants and agents and that the Indemnity Provider has agreed to maintain the Property free from injury or mishap to third persons; provided, however, that the occurrence of injury or mishap to third persons shall not give rise to an Event of Default. To the extent the Indemnity Provider is not obligated to indemnify each Indemnified Person with respect to the various matters described in this Section 11.6, the Lessor shall indemnify each other Indemnified Person for such Claims; provided, however, that any obligation of the Lessor to provide any such indemnity shall be discharged solely and exclusively from amounts received by the Lessor from the Indemnity Provider or from Lessor Advances and to the extent such amounts are insufficient to pay such Claims, then the Lessor shall have no responsibility therefor. To the extent the Indemnity Provider does not provide an amount to the Lessor adequate to pay such Claims by or against any Indemnified Person, the Lessor Parties shall make Lessor Advances to pay for such Claim without regard to the satisfaction of conditions precedent pursuant to Section 5.3 or 5.4 of this Agreement but only to the extent amounts are available therefor with respect to the Available Lessor Parties Commitment (subject to the rights of the Lessor Parties to increase their respective commitment amounts in accordance with the provisions of Section 5.8). Notwithstanding any other provision in any other Operative Agreement to the contrary, all amounts so advanced shall be added to the Property Cost for the Construction Period Property.

THE INDEMNITY OBLIGATIONS UNDERTAKEN BY THE LESSOR PURSUANT TO THIS SECTION 11.6 ARE IN ALL RESPECTS SUBJECT TO THE LIMITATIONS ON LIABILITY REFERENCED IN SECTION 12.9.

This Section 11.6 shall only limit or otherwise affect any obligation of the Indemnity Provider in respect of any Claim which arises out of or relates to the Property prior to the Completion Date.

11.7Additional Provisions Regarding Environmental Indemnification.

Each and every Indemnified Person shall at all times have the rights and benefits, and the Indemnity Provider shall have the obligations, in each case provided pursuant to the Operative Agreements with respect to environmental matters, violations of any Environmental Law, and Environmental Claim or other loss of or damage to any property or the environment relating to the Property, the Lease or the Indemnity Provider (including the rights and benefits provided pursuant to Section 11.1(e)).

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11.8Increase of Lessor Advances.

The Lessor Advances and the Property Cost shall be increased on a dollar-for-dollar basis for the respective Lessor Advances necessary for the Lessor Parties to fund the Lessor in an amount sufficient to pay indemnity claims made by any other Indemnified Person against any Lessor Party pursuant to Section 11.6.

11.9Survival.

The obligations of the Indemnity Provider under this Section 11 shall survive in accordance with the provisions of Section 12.1.

SECTION 12.
MISCELLANEOUS.

12.1Survival of Agreements.

The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Agreements, and the parties’ obligations under any and all thereof, shall survive the execution and delivery of this Agreement, the transfer of the Property to the Lessor, the acquisition of the Property (or any of its components), the construction of any Improvements, the Completion of the Property, any disposition of any interest of the Lessor in the Property, the payment of the Lessor Advances and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Agreements. Except as otherwise expressly set forth herein or in other Operative Agreements, the indemnities of the parties provided for in the Operative Agreements shall survive the expiration or termination of any thereof.

12.2Notices.

All notices required or permitted to be given under any Operative Agreement shall be in writing. Notices may be served by private courier, prepaid; by facsimile; or personally couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

If to the Lessee, to such entity at the following address:

AVDC, LLC
c/o Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, OH 43081
Attention: Paul Schroeder
Telephone: (614) 278-6815
Fax: (614) 278-6666

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If to the Parent, to such entity at the following address:

Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, OH 43081
Attention: Paul Schroeder
Telephone: (614) 278-6815
Fax: (614) 278-6666

If to any of the Guarantors other than the Parent, to each such entity at the following address:

c/o Big Lots, Inc.
4900 E. Dublin-Granville Road
Columbus, OH 43081
Attention: Paul Schroeder
Telephone: (614) 278-6815
Fax: (614) 278-6666

If to any of the Lessor Parties, to each such entity at the address set forth for such Lessor Party on Schedule XVI.

If to the Agent, to it at the following address:

Wells Fargo Bank, National Association
MAC N9305-157
90 S. 7th Street, 15th Floor
Minneapolis, MN 55402
Attention: Zach Shimota
Telephone: 612-849-6696
Fax: None

From time to time any party may designate additional parties and/or another address for notice purposes by notice to each of the other parties hereto. Each notice hereunder shall be effective upon receipt or refusal thereof.

12.3Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one (1) and the same instrument.

12.4Terminations, Amendments, Waivers, Etc; Unanimous Vote Matters.

Except with regard to the Unanimous Vote Matters and each other exception expressly set forth in any Operative Agreement, each Operative Agreement only may be terminated, amended, supplemented, waived or modified by, or consent granted by, an instrument in writing signed by the Majority Secured Parties and each Credit Party, to the extent such Credit Party is a party to such Operative Agreement.

Notwithstanding the foregoing, no such termination, amendment, supplement, waiver or modification or consent shall, without the consent of the Agent and, to the extent affected thereby, the Lessor Parties, in all cases without the need for any consent from any Defaulting Lessor Party except to the

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extent required pursuant to the second to last paragraph of this Section 12.4 (collectively, the “Unanimous Vote Matters”) (i) reduce or increase the Lessor Parties Commitment except as otherwise provided in Sections 5.8, 5A.6 and 9.3 of this Agreement, (ii) extend the scheduled date of maturity of any Lessor Advance, (iii) extend the scheduled Expiration Date, (iv) extend any payment date of any Lessor Advance, (v) reduce the stated Lessor Yield (other than as a result of waiving the applicability of any post-default increase in Lessor Yield), (vi) modify the priority of any Lien in favor of the Agent under any Security Document, (vii) consent to any Lien against the Property or other Collateral other than any Permitted Lien, (viii) subordinate any obligation owed to any of the Lessor Parties, (ix) reduce the Fees under this Agreement, (x) extend the scheduled date of payment of the Fees, (xi) extend the expiration date of the Lessor Parties Commitment, (xii) terminate, amend, modify, extend, supplement, restate, replace or waive any provision of Section 8.3B of this Agreement or this Section 12.4, (xiii) reduce the percentages specified in the definitions of “Majority Secured Parties”, (xiv) release a material portion of the Collateral (except in accordance with Section 8.8(a)), (xv) release any Credit Party from its obligations under any Operative Agreement (except in accordance with Section 8.8(b)) or (xvi) otherwise alter any payment obligations of any Credit Party to the Lessor or any Financing Party under the Operative Agreements. Additionally, in no event shall Section 8.6 be terminated, amended, supplemented, waived or modified without the consent of the Agent. Any such termination, amendment, supplement, waiver or modification shall apply equally to each of the Lessor Parties and shall be binding upon all the parties to this Agreement. In the case of any waiver, each party to this Agreement shall be restored to its former position and rights under the Operative Agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. For the avoidance of doubt, the parties to this Agreement agree that, except as provided in Sections 5.8 and 11.8, any increase in the Lessor Parties Commitment of the Lessor Parties shall be a matter decided as a Unanimous Vote Matter.

Notwithstanding the foregoing, the Engagement Letter may be amended, modified, extended, supplemented, restated, replaced or waived, or a consent with respect thereto may be granted, in each case only by an instrument in writing signed by the parties thereto.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lessor Party shall have any right to approve or disapprove of any termination, amendment, supplement, waiver or modification of any Operative Agreement or otherwise to provide a consent with respect to any Operative Agreement (and any termination, amendment, supplement, waiver, modification or consent which by its terms requires the consent of all Lessor Parties or each affected Lessor Party may be effected with the consent of the applicable Lessor Parties other than Defaulting Lessor Party), except that (A) the Lessor Parties Commitment of any Defaulting Lessor Party may not be increased or extended without the consent of such Lessor Party, and (B) any termination, amendment, supplement, waiver or modification requiring the consent of all Lessor Parties or each affected Lessor Party, that by its terms affects any Defaulting Lessor Party disproportionately adversely relative to other affected Lessor Parties shall require the consent of such Defaulting Lessor Party, as applicable; (ii) each Lessor Party is entitled to vote as such Lessor Party sees fit on any bankruptcy reorganization plan that affects the Lessor Advances, and each Lessor Party acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (iii) the Majority Secured Parties shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lessor Parties.

If any Lessor Party does not consent to a proposed termination, amendment, supplement, waiver, modification or consent with respect to any Operative Agreement that requires the consent of each Lessor Party and that has been approved by the Majority Secured Parties, the Lessee may replace such Non- Consenting Lessor Party in accordance with a required assignment of the Lessor Party’s interests pursuant to Section 5A.7(b); provided, that such termination, amendment, supplement, waiver, modification or

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consent can be effected as a result of such assignment (together with all other such assignments required by the Lessee to be made pursuant to this paragraph).

12.5Headings, etc.

The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

12.6Parties in Interest.

Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any Person except the parties hereto.

12.7GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; VENUE.

(a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT LOCAL LAW IS PROPERLY APPLICABLE FOR MATTERS OF REAL PROPERTY. Any legal action or proceeding with respect to this Agreement or any other Operative Agreement may be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the parties to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by overnight courier delivery to it at the address set out for notices pursuant to Section 12.2, such service to become effective in the manner provided in Section 12.2. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or to otherwise proceed against any party in any other jurisdiction.

(b)EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO ANY DISPUTE OR THIS AGREEMENT, ANY OTHER OPERATIVE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(c)Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Operative Agreement brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)Notwithstanding anything to the contrary contained in this Agreement or any of the other Operative Agreements, if any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Operative Agreement and the foregoing waiver of a right to a trial by jury is for any reason not enforceable in such action or proceeding (including as a consequence

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of the application of California law), the parties to this Agreement hereby agree that (a) the court shall, and the parties shall advise and direct the court to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided, that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 7, the Lessee shall be solely responsible to pay, or cause to be paid, all fees and expenses of any referee appointed in such action or proceeding.

12.8Severability.

Any provision of any Operative Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.9Liability Limited.

Anything to the contrary contained in any Operative Agreement notwithstanding, except as stated in this Section 12.9, no Exculpated Person shall be personally liable in any respect for any liability or obligation arising hereunder or in any other Operative Agreement including the payment of the advance amount or yield regarding the Lessor Advances, or for monetary damages for the breach of performance of any of the covenants contained in the Operative Agreements. The Lessor Parties and the Agent agree that, in the event any remedies under any Operative Agreement are pursued, none of the Lessor Parties or the Agent shall have any recourse against any Exculpated Person, for any deficiency, loss or Claim for monetary damages or otherwise resulting therefrom and recourse shall be had solely and exclusively against the Lessor’s interest in the Trust Property, and the assets of the Credit Parties (with respect to the Credit Parties’ obligations under the Operative Agreements); but nothing contained herein shall be taken to prevent recourse against or the enforcement of remedies against (a) the Lessor’s interest in the Trust Property in respect of any and all liabilities, obligations and undertakings contained herein and/or in any other Operative Agreement; (b) the Lessor Parties for any of their obligations arising on a full recourse basis; or (c) the Lessor Parties or any other Person for gross negligence or willful misconduct (other than any gross negligence or willful misconduct imputed to any Lessor Party from any Person other than the Lessor Party or any Affiliate of the Lessor Party (excepting the Agent)). Notwithstanding the provisions of this Section 12.9, nothing in any Operative Agreement shall: (w) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by or arising under any Operative Agreement or secured by any Operative Agreement, but the same shall continue until paid or discharged; (x) relieve any Exculpated Person from liability and responsibility for (but only to the extent of the damages arising by reason of): active waste knowingly committed by any Exculpated Person with respect to the Property, any fraud, gross negligence or willful misconduct on the part of any Exculpated Person (other than any fraud, gross negligence or willful misconduct imputed to such Exculpated Person from any Person other than an Affiliate of such Exculpated Person (excepting the Agent)); (y) relieve any Exculpated Person from liability and responsibility for (but only to the extent of the moneys misappropriated, misapplied or not turned over) (i) except for Excepted Payments, misappropriation or misapplication by any Lessor Party (i.e., application in a manner contrary to any of the Operative Agreements) of any insurance proceeds or condemnation award paid or delivered to any Lessor Party by any Person other than the Agent, (ii) except for Excepted Payments, any rent or other income received by any Lessor Party from any Credit Party that is not turned over to the Agent, or (iii) except for Excepted Payments, any deposits or any

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escrows or amounts owed by the Construction Agent under the Agency Agreement held by any Lessor Party; or (z) affect or in any way limit the Agent’s rights and remedies under any Operative Agreement with respect to the Rents (other than Excepted Payments) and rights and powers of the Agent under the Operative Agreements or to obtain a judgment against the Lessee’s interest in the Property or the Agent’s rights and powers to obtain a judgment against any Lessor Party (but limited as to those matters specified in this Section 12.9) or any Credit Party (provided, that no deficiency judgment or other money judgment shall be enforced against any Exculpated Person except to the extent of the Lessor’s interest in the Trust Property or to the extent any Lessor Party may be liable as otherwise contemplated in clauses (b) and (c) of this Section 12.9).

12.10Rights of the Credit Parties.

If at any time all obligations of the Lessor Parties under the Operative Agreements and of the Credit Parties under the Operative Agreements have in each case been satisfied or discharged in full, then the Credit Parties shall be entitled to terminate the Lease and guaranty obligations under Section 6B.

12.11Further Assurances.

The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby (including the preparation, execution (if applicable) and filing of any and all UCC Financing Statements, Mortgage Instruments and other filings or registrations which the parties hereto may from time to time request to be filed or effected). The Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if the Agent or the Lessor shall so request) as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Agreement. In addition, in connection with the sale or other disposition of the Property or any portion thereof, the Lessee agrees to execute such instruments of conveyance as may be reasonably required in connection therewith.

12.12Calculations under Operative Agreements.

The parties hereto agree that all calculations and numerical determinations to be made under the Operative Agreements by any Lessor Party shall be made by the Agent (to the extent such calculations and numerical determinations relate to any Lessor Party, Lessor Advances or Lessor Yield) and that such calculations and determinations shall be conclusive and binding on the parties hereto in the absence of manifest error.

12.13Confidentiality.

Each Financing Party severally agrees to use reasonable efforts to keep confidential all non-public information pertaining to any Credit Party or any of its Subsidiaries which is provided to it by any Credit Party or any of its Subsidiaries and which an officer of the Lessee or any of its Subsidiaries has requested in writing be kept confidential, and shall not intentionally disclose such information to any Person except:

(a)to the extent such information is public when received by such Person or becomes public thereafter due to the act or omission of any party other than such Person;

(b)to the extent such information is independently obtained from a source other than any Credit Party or any of its Subsidiaries and such information from such source is not, to such

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Person’s knowledge, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted;

(c)to counsel, auditors or accountants retained by any such Person or any Affiliates of any such Person (if such Affiliates are permitted to receive such information pursuant to clause (f) or (g) below), provided they agree to keep such information confidential as if such Person or Affiliate were party to this Agreement and to financial institution regulators, including examiners of any Financing Party or any Affiliate thereof in the course of examinations of such Persons;

(d)in connection with any litigation or the enforcement or preservation of the rights of any Financing Party under the Operative Agreements;

(e)to the extent required by any applicable statute, rule or regulation or court order (including, by way of subpoena) or pursuant to the request of any regulatory or Governmental Authority having jurisdiction over any such Person; provided, however, that such Person shall endeavor (if not otherwise prohibited by Law) to notify the Lessee prior to any disclosure made pursuant to this clause (e), except that no such Person shall be subject to any liability whatsoever for any failure to so notify the Lessee;

(f)any Financing Party may disclose such information to another Financing Party or to any Affiliate of a Financing Party that is a direct or indirect owner of any Financing Party;

(g)any Financing Party may disclose such information to an Affiliate of any Financing Party to the extent required in connection with the transactions contemplated hereby or to the extent such Affiliate is involved in, or provides advice or assistance to such Person with respect to, such transactions (provided, in each case that such Affiliate has agreed in writing to maintain confidentiality as if it were such Financing Party (as the case may be)); or

(h)to the extent disclosure to any other financial institution or other Person is appropriate in connection with any proposed or actual assignment by any Lessor Party of interests to another Person, as specified in Section 10.1 (who will in turn be required by the transferring Lessor Party to agree in writing to maintain confidentiality as if it were the Lessor Party originally party to this Agreement).

12.14Financial Reporting/Tax Characterization.

The Credit Parties agree to obtain advice from their own accountants and Tax counsel regarding the financial reporting treatment and the Tax characterization of the transactions described in the Operative Agreements. The Credit Parties further agree that none of them shall rely upon any statement of any Financing Party or any of their respective Affiliates and/or Subsidiaries regarding any such financial reporting treatment and/or Tax characterization.

12.15Set-off.

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence and continuance of any Event of Default and during the continuance thereof (but only after obtaining the prior written consent of the Majority Secured Parties) the Lessor Parties and their respective Affiliates and any assignee or participant of any Lessor Party in accordance with the applicable provisions of the Operative Agreements are hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person (subject to the above requirement to obtain the prior written consent of the Majority Secured Parties), any

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such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by such Lessor Party, their respective Affiliates or any assignee or participant of such Lessor Party in accordance with the applicable provisions of the Operative Agreements to or for the credit or the account of any Credit Party against and on account of the obligations of any Credit Party under the Operative Agreements irrespective of whether or not (a) such Lessor Party shall have made any demand under any Operative Agreement or (b) the Agent shall have declared any or all of the obligations of any Credit Party under the Operative Agreements to be due and payable and although such obligations shall be contingent or unmatured. Notwithstanding the foregoing, no Lessor Party shall exercise, or attempt to exercise, any right of set-off, banker’s lien, or the like, against any deposit account or property of any Credit Party held by any Lessor Party, without the prior written consent of the Majority Secured Parties, and any Financing Party violating this provision shall indemnify the Agent and the other Financing Parties from any and all costs, expenses, liabilities and damages resulting therefrom. The contractual restriction on the exercise of set-off rights provided in the foregoing sentence is solely for the benefit of the Financing Parties and may not be enforced by any Credit Party. In addition to the foregoing, and not in limitation thereof, in the event that any Defaulting Lessor Party shall exercise any such right of set-off, but only after obtaining the prior written consent of the Majority Secured Parties, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 5A.1(e), respectively, and, pending such payment, shall be segregated by such Defaulting Lessor Party from its other funds and deemed held in trust for the benefit of the Agent and the other Secured Parties and (b) the applicable Defaulting Lessor Party shall provide promptly to the Agent a statement describing in reasonable detail the secured obligations owing to such entity as to which it exercised such right of set-off.

Except as otherwise expressly provided herein or as otherwise agreed among all the Lessor Parties, where, and to the extent, one Lessor Party is entitled to payments prior to other Lessor Parties, if any Lessor Party (a “Benefitted Lessor Party”) shall at any time receive any payment of all or part of its Lessor Advances, or Lessor Yield thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise (subject to having first obtained the written consent of the Majority Secured prior to initiating any action with regard to such collateral)), in a greater proportion than any such payment to or collateral received by any other Lessor Party, if any, in respect of such other Lessor Party’s Lessor Parties Interest, or Lessor Yield thereon, such Benefitted Lessor Party shall purchase for cash from the other Lessor Parties a participating interest in such portion of each such other Lessor Party’s Lessor Parties Interest, or shall provide such other Lessor Parties with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lessor Party to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lessor Parties; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lessor Party, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without Lessor Yield.

12.16Limited Obligation of the Lessee to Pay on behalf of the Lessor.

To the extent the Lessee undertakes to pay any amount on behalf of any Lessor Party pursuant to any Operative Agreement, such obligation of the Lessee shall be limited only to amounts payable by such Lessor Party, as the case may be, on a non-recourse basis.

12.17Limitation on Commitments.

Notwithstanding any provision of any Operative Agreement to the contrary, the Property may not be financed under the Operative Agreements until such time as sufficient commitments therefor have been approved by each Financing Party in its sole discretion.

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12.18USA Patriot Act Notice.

Each Financing Party that is subject to the USA Patriot Act hereby notifies each of the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of Credit Parties and other information that will allow such Financing Party to identify the Credit Parties in accordance with the USA Patriot Act.

12.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Operative Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Operative Agreement may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is the applicable Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Operative Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

12.20UCC Filing Authorization.

Lessee authorizes Lessor and Agent, to file UCC financing and fixture filings statements, amendments thereto and renewals thereof without Lessee’s signature, as Lessor or Agent may determine to be necessary or appropriate to perfect and maintain the security interests and liens granted pursuant to any and all of the Security Documents.

12.21[Reserved].

12.22Lessee to Cause Performance of Obligations by Identified Big Lots Entities.

Lessee shall cause each Identified Big Lots Entity (that is not a party to this Agreement) to perform its obligations under this Agreement.

12.23Erroneous Payments.

(a)If the Agent notifies a Lessor Party or any Person who has received funds on behalf of a Lessor Party (any such Lessor Party or other recipient (and each of their respective successors

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and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lessor Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, advance, interest, yield, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”), and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 12.23, and held in trust for the benefit of the Agent, and such Lessor Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in Same Day Funds (in the currency so received), together with yield thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in Same Day Funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lessor Party or any Person who has received funds on behalf of a Lessor Party (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, advance, interest, yield, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lessor Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lessor Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 12.23(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 12.23 shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) above or on whether or not an Erroneous Payment has been made.

(c)Each Lessor Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lessor Party under any Operative Agreement, or otherwise

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payable or distributable by the Agent to such Lessor Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of the Operative Agreements.

(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lessor Party that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lessor Party at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto) (i) such Lessor Party shall be deemed to have assigned its Lessor Advances (but not its Lessor Parties Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Lessor Advances (but not Lessor Parties Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid yield (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Lessee) deemed to execute and deliver an assignment and assumption (with such assignment and assumption being deemed to satisfy all applicable requirements pursuant to the Operative Agreements) with respect to such Erroneous Payment Deficiency Assignment, (ii) the Agent as the assignee Lessor Party shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lessor Party shall become a Lessor Party under the Operative Agreements with respect to such Erroneous Payment Deficiency Assignment and the assigning Lessor Party shall cease to be a Lessor Party under the Operative Agreements with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of the Operative Agreements and its applicable Lessor Parties Commitments which shall survive as to such assigning Lessor Party and (iv) the Agent may reflect in the Register its ownership interest in the Lessor Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Lessor Parties Commitments and such Lessor Parties Commitments shall remain available in accordance with the terms of this Agreement and the other Operative Agreements.

(ii) Subject to the rights and obligations of the successors and assigns of the parties hereto, (but excluding, in all events, any assignment consent or approval requirements (whether from Lessee or otherwise)), the Agent may, in its discretion, sell any Lessor Advance acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lessor Party shall be reduced by the net proceeds of the sale of such Lessor Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lessor Party (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lessor Party (x) shall be reduced by the proceeds of prepayments or repayments of any Lessor advanced amount (principal) and yield, or other distribution in respect of any Lessor advanced amount (principal) and yield, received by the Agent on or with respect to any such Lessor Advances acquired from such Lessor Party pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Lessor Advances are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lessor Party from time to time.

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(e)The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lessor Party, to the rights and interests of such Lessor Party, as the case may be) under the Operative Agreements with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Operative Agreements in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Lessor Advances that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Lessee or any other Credit Party; provided that this Section 12.23 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Lessee or any other Credit Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Lessee or any other Credit Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 12.23 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lessor Party, the termination of the Lessor Parties Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Operative Agreement.

(h)Notwithstanding the foregoing and for the avoidance of doubt, the parties to this Agreement acknowledge and agree that the Completion Date has occurred and that the Lessor Parties Commitments have been reduced to zero (0).

12.24ERISA Matters.

(a)Each Lessor Party (x) represents and warrants, as of the date such Person became a Lessor Party party hereto, to, and (y) covenants, from the date such Person became a Lessor Party party hereto to the date such Person ceases being a Lessor Party party hereto, for the benefit of, Agent and its Affiliates, and not for the benefit of Lessee or any other Credit Party, that at least one of the following is and will be true:

(i)such Lessor Party is not using, and has not used, “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Lessor Advances or the Lessor Parties Commitments,

(ii)the transaction exemption set forth in one or more Prohibited Transaction exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions

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determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lessor Party’s entrance into, participation in, administration of and performance of the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements,

(iii)(A) such Lessor Party is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lessor Party to enter into, participate in, administer and perform the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements, (C) the entrance into, participation in, administration of and performance of the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements satisfies the requirements of sub- sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lessor Party, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lessor Party’s entrance into, participation in, administration of and performance of the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lessor Party.

(b)In addition, unless sub-clause (i) in the immediately preceding Section 12.24(a) is true with respect to a Lessor Party or such Lessor Party has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding Section 12.24(a), such Lessor Party further (x) represents and warrants, as of the date such Person became a Lessor Party party hereto, and (y) covenants, from the date such Person became a Lessor Party party hereto to the date such Person ceases being a Lessor Party party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Lessee or any other Credit Party, that:

(i)none of the Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lessor Party (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Operative Agreement or any other documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lessor Party with respect to the entrance into, participation in, administration of and performance of the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Lessor Advances),

(iii)the Person making the investment decision on behalf of such Lessor Party with respect to the entrance into, participation in, administration of and performance of the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements is a fiduciary under ERISA or the Code, or both, with respect to the Lessor Advances, the

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Lessor Parties Commitments and the Operative Agreements and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(iv)no fee or other compensation is being paid directly to the Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements.

12.25Notification to the Lessor Parties.

The Agent hereby informs the Lessor Parties that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest, yield or other payments with respect to the Lessor Advances, the Lessor Parties Commitments and the Operative Agreements, (ii) may recognize a gain if it extended the Lessor Advances or the Lessor Parties Commitments for an amount less than the amount being paid for an interest in the Lessor Advances or the Lessor Parties Commitments by such Lessor Party or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Operative Agreements or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

12.26Rates.

Lessor Yield may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, , (i) the continuation of, administration of, submission of, calculation of or any other matter related to any offered rate, the rates in any Benchmark, any component definition thereof or rates referred to in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then- current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5A.11, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Lessee. Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement and the other Operative Agreements, and shall have no liability to Lessee or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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12.27No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Agreement), each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement and the other Operative Agreements provided by the Agent and any Affiliate thereof and the Lessor Parties are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Agent and, as applicable, its Affiliates and the Lessor Parties and their Affiliates (solely for purposes of this Section, the Lessor Parties and their Affiliates shall collectively be referred to as the “Lenders”), on the other hand, (ii) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Agreements; (b) (i) the Agent and its Affiliates and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their respective Affiliates, or any other Person and (ii) neither the Agent, any of its Affiliates nor any Lender has any obligation to any Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Agreements; and (c) the Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to any Credit Party or any of their respective Affiliates. Except with respect to the Agent’s duties and obligations to the Credit Parties as provided herein and to the fullest extent permitted by law, each of the Credit Parties hereby waives and releases any claims that it may have against the Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CONSTRUCTION AGENT AND LESSEE:

AVDC, LLC (formerly, AVDC, Inc.), as the Construction
Agent and the Lessee

By:
Name:
Title:

(signature pages continue)
PARTICIPATION AGREEMENT
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GUARANTORS:

BIG LOTS STORES, LLC (formerly, Big Lots Stores,
Inc.), as a Guarantor

By:
Name:
Title:

BIG LOTS, INC., as a Guarantor

By:
Name:
Title:

BIG LOTS ECOMMERCE LLC, as a Guarantor

By:
Name:
Title:

BIG LOTS F&S, LLC (formerly, Big Lots F&S, Inc.), as
a Guarantor

By:
Name:
Title:

BIG LOTS MANAGEMENT, LLC (formerly, BLHQ
LLC), as a Guarantor

By:
Name:
Title:

(signature pages continue)
PARTICIPATION AGREEMENT
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BROYHILL, LLC, as a Guarantor

By:
Name:
Title:

CLOSEOUT DISTRIBUTION, LLC (formerly,
Closeout Distribution, Inc.), as a Guarantor

By:
Name:
Title:

CONSOLIDATED PROPERTY HOLDINGS, INC., as
a Guarantor

By:
Name:
Title:

CSC DISTRIBUTION LLC (formerly, CSC
Distribution, Inc.), as a Guarantor

By:
Name:
Title:

BIG LOTS STORES – CSR, LLC (formerly, C.S. Ross
Company), as a Guarantor

By:
Name:
Title:

(signature pages continue)
PARTICIPATION AGREEMENT
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DURANT DC, LLC, as a Guarantor

By:
Name:
Title:

GAFDC LLC, as a Guarantor

By:
Name:
Title:

GREAT BASIN LLC, as a Guarantor

By:
Name:
Title:

PAFDC LLC, as a Guarantor

By:
Name:
Title:

BIG LOTS STORES – PNS, LLC (formerly, PNS
Stores, Inc.), as a Guarantor

By:
Name:
Title:

(signature pages continue)
PARTICIPATION AGREEMENT
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WAFDC, LLC, as a Guarantor

By:
Name:
Title:

INFDC, LLC, as a Guarantor

By:
Name:
Title:

(signature pages continue)

PARTICIPATION AGREEMENT
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LESSOR PARTIES:

WACHOVIA SERVICE CORPORATION, as the Lessor

By:
Name:
Title:

(signature pages continue)
PARTICIPATION AGREEMENT
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BANKERS COMMERCIAL CORPORATION, as a
Lease Participant

By:
Name:	Stefan Breuer
Title:	Managing Director

(signature pages continue)
PARTICIPATION AGREEMENT
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PNC BANK, NATIONAL ASSOCIATION (successor-
by-merger to PNC Equipment Finance, LLC), as a Lease
Participant

By:
Name:
Title:

(signature pages continue)
PARTICIPATION AGREEMENT
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AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Agent

By:
Name:
Title:

(signature pages end)
PARTICIPATION AGREEMENT
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Appendix A
Rules of Usage and Definitions

I.Rules of Usage

The following rules of usage shall apply to this Appendix A and the Operative Agreements (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

(a)Except as otherwise expressly provided, any definitions set forth herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

(b)Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

(c)The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.

(d)References to any Person shall include such Person, its successors, permitted assigns and permitted transferees.

(e)Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified, extended, supplemented, restated and/or replaced from time to time in accordance with the applicable provisions thereof.

(f)Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

(g)When used in any document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(h)References to “including” mean including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(i)References herein to “attorney’s fees”, “legal fees”, “costs of counsel” or other such references shall not include the allocated cost of in-house counsel.

(j)Each of the parties to the Operative Agreements and their counsel have reviewed and revised, or requested revisions to, the Operative Agreements, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of the Operative Agreements and any amendments or exhibits thereto.
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(k)Capitalized terms used in any Operative Agreements which are not defined in this Appendix A but are defined in another Operative Agreement shall have the meaning so ascribed to such term in the applicable Operative Agreement.

(l)In computing any period of time for purposes of any Operative Agreement, the mechanics for counting the number of days set forth in Rule 6 of the Federal Rules of Civil Procedure shall be observed.

(m)Time is of the essence, including with regard to the performance of all obligations.

II.Definitions

“ABL Credit Agreement” shall mean the Credit Agreement dated as of or about the date of the Fourth Amendment by and among the Parent, BLS, the other ABL Credit Agreement Loan Parties party thereto, the ABL Credit Agreement Banks party thereto and the ABL Credit Agreement Administrative Agent.

“ABL Credit Agreement Administrative Agent” shall mean the Administrative Agent (as such term is defined in the ABL Credit Agreement).

“ABL Credit Agreement Banks” shall mean the Lenders (as such term is defined in the ABL Credit Agreement).

“ABL Credit Agreement Closing Date” shall mean the date as of which the closing conditions set forth in Section 4.01 of the ABL Credit Agreement have been satisfied and the ABL Credit Agreement is then in effect.

“ABL Credit Agreement Loan Documents” shall mean the ABL Credit Agreement and the other Loan Documents (as such term is defined in the ABL Credit Agreement).

“ABL Credit Agreement Loan Parties” shall mean the Loan Parties (as such term is defined in the ABL Credit Agreement).

“ABL Credit Agreement Secured Obligations” shall mean the Secured Obligations (as such term is defined in the ABL Credit Agreement).

“ABL Credit Agreement Security Agreement” shall mean the Security Agreement (as such term is defined in the ABL Credit Agreement).

“ABL Credit Agreement Required Banks” shall mean the Required Lenders (as such term is defined in the ABL Credit Agreement).

“ABR” shall mean, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) except during any period of the unavailability of Term SOFR (as determined by the Agent in accordance with the Operative Agreements), the Adjusted Term SOFR Rate for a Lessor Yield Period of one month plus 1%; each change in the ABR shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Term SOFR Reference Rate.

“ABR Lessor Advance” shall mean a Lessor Advance bearing a Lessor Yield based on the ABR.
APPENDIX A-2
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“Acceptable Regulatory Standards” shall mean those standards currently in effect with respect to the presence of a hazardous substance on the Property which would be sufficient to satisfy the promulgated remediation standards of the jurisdiction where the Property is located for the continued use of the real property for industrial or commercial purposes only, including the possible application of restrictive covenants, engineering controls, other types of use restrictions or monitored natural attenuation for the minimum and lowest cost.

“Acquisition Advance” shall have the meaning given to such term in Section 5.3 of the Participation Agreement.

“Additional Permitted Liens” shall mean:

(a)Any Lien on various property and assets (other than Collateral), granted by the ABL Credit Agreement Loan Parties in favor of the ABL Credit Agreement Administrative Agent pursuant to the ABL Credit Agreement Security Agreement and securing the ABL Credit Agreement Secured Obligations (subject to compliance with Section 8.3B(t));

(b)Liens for Taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(c)Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(d)Liens of contractors, mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(e)Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(f)Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(g)Liens on property leased by or consigned to any Credit Party under Capital Leases, operating leases, leases giving rise to Synthetic Lease Obligations or consignment arrangements, in each case, securing obligations of such Credit Party to the lessor (and, in the case of leases giving rise to Synthetic Lease Obligations, the lenders to the lessor) or the consignor under such leases or consignment arrangements and Liens on property securing any AVDC Refinancing Indebtedness;

(h)Any Lien existing on the ABL Credit Agreement Closing Date and described on Schedule XV, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(i)Purchase Money Security Interests to the extent that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests do not exceed at any
APPENDIX A-3
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one time outstanding Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule XV);

(j)Liens on proceeds granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds to the extent the aggregate amount of the Indebtedness secured by such Liens do not exceed at any one time outstanding Ten Million and 00/100 Dollars ($10,000,000.00) (excluding for the purpose of this aggregate computation any loans or deferred payments secured by Liens described on Schedule XV; and

(k)The following, (i) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (ii) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (iii) if payments thereof are covered in full (subject to customary deductibles) by an insurance company of reputable standing which has acknowledged that the applicable policy applies to the following and is not reserving any right to contest applicability, and in any case they do not in the aggregate materially impair the ability of any Credit Party to perform its obligations hereunder or under the other Operative Agreements:

(A)Claims or Liens for Taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Credit Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such Taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(B)Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(C)Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(D)Liens resulting from final judgments or orders for the payment of money in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate entered against any Credit Party by a court having jurisdiction in the premises, which judgment is not satisfied, discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry.

“Adjusted Term SOFR Rate” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) 0.10% (10 basis points).

“Administrative Agency Fee” shall have the meaning given to such term in Section 7.6 of the Participation Agreement.

“Advance” shall mean, individually, an Initial Closing Date Advance, an Acquisition Advance, a Construction Advance or any other Lessor Advance in accordance with the Operative Agreements.

“Affected Financial Institution” shall mean any EEA Financial Institution or UK Financial Institution.
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“Affiliate”, as to any Person, shall mean any other Person (a) which directly or indirectly controls, is controlled by, or is under common control with such Person, (b) which beneficially owns or holds twenty percent (20%) or more of any class of the voting or other equity interests of such Person, or (c) twenty percent (20%) or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“After Tax Basis” shall mean, in the context of determining the amount of a payment to be made on such basis, actually or constructively, the base amount of such payment increased so that, after reduction by the amount of all Taxes required to be paid by the recipient calculated at the then maximum marginal Tax rates generally applicable to Persons of the same Tax classification as the recipient with respect to the receipt by the recipient of such increased amount (and taking into account the deductibility of any such Taxes at such maximum marginal Tax rates, as well as any actual Tax benefits realized as a result of the recipient’s actual or constructive payment of the base amount that is subject to indemnification), such increased payment (as so reduced) is equal to the base amount of the payment otherwise required to be made. At the Indemnity Provider’s request, the amount of any indemnification payment by the Indemnity Provider required to be made on such “After Tax Basis” shall be verified and certified by an independent public accounting firm mutually acceptable to the Indemnity Provider and the applicable Indemnified Person. The fees and expenses of such independent public accounting firm shall be paid by the Indemnity Provider.

“Agency Agreement” shall mean the Construction Agency Agreement dated on or about the Initial Closing Date, between the Construction Agent and the Lessor.

“Agency Agreement Default” shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Agency Agreement Event of Default.

“Agency Agreement Event of Default” shall mean an “Event of Default” as defined in Section 5.1 of the Agency Agreement.

“Agent” shall mean Wells Fargo Bank, National Association, a national banking association, as agent for the Lessor Parties, or any successor agent appointed in accordance with the terms of the Participation Agreement, and respecting the Security Documents, as agent for the Secured Parties, to the extent of their interests.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any Identified Big Lots Entity or any of its Subsidiaries conduct business.

“Anti-Terrorism Laws” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Law” shall mean, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income Tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority
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(including usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial Tribunal or agency of competent jurisdiction.

“Applicable Percentage” shall mean for SOFR Lessor Advances, ABR Lessor Advances and for Lessor Parties Unused Fees, the appropriate applicable percentages set forth below:

Applicable Percentage for SOFR Lessor Advances	Applicable Percentage for ABR Lessor Advances	Applicable Percentage for Lessor Parties Unused Fees
2.60%	1.60%	0.350%

“Appraisal” shall mean, with respect to the Property, an appraisal to be delivered in connection with the Participation Agreement or in accordance with the terms of the Lease, in each case prepared by a reputable appraiser reasonably acceptable to the Agent, which in the judgment of counsel to the Agent, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Legal Requirements, or any other appraisal or valuation with respect to the Property reasonably acceptable to the Agent.

“Appraisal Procedure” shall have the meaning given such term in Section 21.4 of the Lease.

“Appurtenant Rights” shall mean (a) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land underlying the Improvements or the Improvements, including the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (b) all permits, licenses and rights, whether or not of record, appurtenant to such Land or the Improvements.

“Assumed Characterization” shall have the meaning given to such term in Section 11.2(g) of the Participation Agreement.

“Attributable Indebtedness” shall mean, with respect to any Person, on any date, (a) in respect of any Capital Lease, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments thereunder that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease Obligation were accounted for as a Capital Lease.

“Authorized Officer” shall mean with respect to any Credit Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Credit Party, any manager or the members (as applicable) in the case of any Credit Party which is a limited liability company or such other individuals, designated by written notice to the Agent from BLS, in each case, authorized to execute notices, reports and other documents on behalf of the Credit Parties required under the Operative Agreements. Any Credit Party may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.
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“Available Lessor Parties Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Lessor Parties Commitment over (b) the aggregate amount of the Lessor Advances made since the Initial Closing Date after giving effect to Section 5.2(d) of the Participation Agreement.

“AVDC Refinancing Indebtedness” shall have the meaning given to such term in Section 8.3B(a)(iii).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank-Provided Hedge” shall mean a Hedge Agreement which is provided by any ABL Credit Agreement Bank and with respect to which the ABL Credit Agreement Administrative Agent confirms meets specified requirements of the ABL Credit Agreement, all as evidenced by the Credit Parties to the reasonable satisfaction of the Agent. The liabilities of the Credit Parties to the provider of any Bank- Provided Hedge, for purposes of the Operative Agreements, shall not be Obligations.

“Bankruptcy Code” shall mean the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Basic Rent” shall mean the scheduled Lessor Yield due on the Lessor Advances on any Payment Date (but not including yield on overdue amounts), calculated as of the applicable date on which Basic Rent is due.

“Basic Term” shall have the meaning given to such term in Section 2.2 of the Lease.

“Basic Term Expiration Date” shall have the meaning given to such term in Section 2.2 of the Lease.

“Benchmark” shall mean the Term SOFR Reference Rate for a tenor of one month; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate for the tenor or the then-current Benchmark in accordance with Section 5A.11, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 5A.11.

“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent as a replacement of the applicable then-current Benchmark as of the Benchmark Replacement Date:

(1)if such then-current Benchmark is the Term SOFR Reference Rate, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or
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(2)the sum of: (a) the alternate benchmark rate that has been selected by the Agent as the replacement for the then-current Benchmark and (b) the related Benchmark Replacement Adjustment;

provided that, in each case, if such Benchmark Replacement as so determined would be less than zero (0), the Benchmark Replacement will be deemed to be zero (0) for the purposes of this Agreement and the other Operative Agreements.

“Benchmark Replacement Adjustment” shall mean with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero (0)) that has been selected by the Agent.

“Benchmark Replacement Date” shall mean with respect to any Benchmark, the earliest to occur of the following events with respect to such Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) even if such Benchmark continues to be provided on such date.

“Benchmark Transition Event” shall mean with respect to any Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is not, or as of a specified future date will not be, representative.

“Benefit Arrangement” shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is not a Plan, a Multiemployer Plan or a Multiple Employer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.
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“Benefitted Lessor Party” shall have the meaning given to such term in Section 12.15 of the Participation Agreement.

“Big Lots Supplemental Savings Plan” shall mean the nonqualified deferred compensation plan maintained for the benefit of employees of the Parent’s Subsidiaries.

“Bill of Sale” shall mean a warranty bill of sale (or special warranty bill of sale if seller is not an individual) regarding Equipment, in form and substance satisfactory to the Agent, in its reasonable discretion.

“BLS” shall mean Big Lots Stores, LLC (formerly, Big Lots Stores, Inc.), an Ohio limited liability company.

“Breakage Costs” shall mean any amount or amounts as shall compensate any Financing Party for any loss, cost or expense incurred by such Financing Party (as determined by such Financing Party in its reasonable discretion) as a result of a repayment or prepayment of Lessor Advances or Lessor Yield pursuant to the terms of the Operative Agreements on any date other than a Payment Date or any failure to receive a Lessor Advance, in each case on the date specified therefor in the applicable Requisition.

“Budgeted Total Property Cost” shall mean the amount of Property Cost set forth in the Construction Budget for the Property necessary for final completion thereof.

“Business Day” shall mean any day of the year other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York, New York or Charlotte, North Carolina and (b) if the term “Business Day” is used in connection with the determination of Term SOFR, a U.S. Government Securities Business Day.

“Capital Lease” shall mean all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, including any “financing lease” under FASB 842.

“Captive Insurance Entity” shall mean an insurance company created and owned by a Credit Party whose primary purpose is to provide coverage on the risk of the Parent or the Parent’s Subsidiaries.

“Casualty” shall mean any damage or destruction of all or any portion of the Property as a result of a fire or other casualty.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Certifying Party” shall have the meaning given to such term in Section 26.3 of the Lease.

“Claims” shall mean any and all obligations, liabilities, losses, actions, suits, penalties, claims, demands, costs and expenses (including reasonable attorney’s fees and expenses) of any nature whatsoever.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, excluding in all cases Excepted Payments, the assets and property upon which a Lien is created, exists or is purported to be created by one or more of the Security Documents.

“Commencement Date” shall have the meaning given to such term in Section 2.2 of the Lease.
APPENDIX A-9
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“Commitment Percentage” shall mean, as to any Lessor Party at any time, the percentage which such Lessor Party’s Lessor Parties Commitment then constitutes of the aggregate Lessor Parties Commitments.

“Commitment Period” shall mean the period from and including the Initial Closing Date to and including the date that is eighteen (18) months after the Initial Closing Date or in the event that a Force Majeure Event occurs with respect to the Property during such eighteen (18) month period, then the date that is up to three (3) months after such eighteen (18) month period) as determined in a manner consistent with Section 3.3 of the Agency Agreement, or such earlier date as the Lessor Parties Commitment shall terminate as provided in the Participation Agreement.

“Commitments” shall mean the Lessor Parties Commitments.

“Company Obligations” shall mean the Obligations.

“Completion” shall mean, such time as the acquisition, installation, testing and final completion of the Improvements on the Property has been achieved in all material respects in accordance with the Plans and Specifications, the Agency Agreement and/or the Lease, and in compliance with all Legal Requirements and Insurance Requirements and a temporary certificate of occupancy or its equivalent has been issued with respect to the Property by the appropriate governmental entity (except if noncompliance, individually or in the aggregate, shall not have and could not reasonably be expected to have a Material Adverse Effect). If the Lessor purchases the Property that includes existing Improvements that are to be immediately occupied by the Lessee without any improvements to be financed pursuant to the Operative Agreements, the date of Completion for the Property shall be the Property Closing Date.

“Completion Date” shall mean, the earlier of (a) the date on which Completion for the Property has occurred or (b) the Construction Period Termination Date.

“Compliance Certificate” shall have the meaning given to such term in Section 8.3C(c) of the Participation Agreement.

“Condemnation” shall mean any taking or sale of the use, access, occupancy, easement rights or title to the Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Property or alter the pedestrian or vehicular traffic flow to the Property so as to result in a change in access to the Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action.

“Conforming Changes” shall mean with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Lessor Yield,” the definition of “Lessor Yield Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments, prepayment provisions, early purchases, the applicability and length of lookback periods, the applicability of Section 5A.11 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the
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Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Operative Agreements).

“Consolidated Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which under the rules of GAAP consistently applied should have its financial results consolidated with those of such Person for purposes of financial accounting statements.

“Consolidated Total Indebtedness” shall mean, as of any date of determination, any and all Indebtedness (excluding any Synthetic Lease Obligation and any obligations (contingent or otherwise) under any Hedge Agreement) of the Parent and its Subsidiaries, in each case determined and consolidated for the Parent and its Subsidiaries in accordance with GAAP.

“Construction Advance” shall mean an advance of funds by any of the Lessor Parties to pay, or to reimburse the Lessee, the Construction Agent or a designee or designees of either for, Property Costs pursuant to Section 5.4 of the Participation Agreement.

“Construction Agency Person” shall mean the Construction Agent, the Lessee, the Guarantors, any contractor, subcontractor, adviser, architect, engineer, developer, employee, attorney-in-fact or agent with respect to the Property and any other Person that the Construction Agent directly or indirectly supervises, hires or otherwise permits to engage in any Work with respect to the Property, any portion thereof or any Improvements thereto, and any Affiliate of any of the foregoing.

“Construction Agent” shall mean AVDC, LLC (formerly, AVDC Inc.), an Ohio limited liability company, as the construction agent under the Agency Agreement.

“Construction Agent Certificate” shall have the meaning given to such term in Section 5.17(b)(i)(A) of the Participation Agreement.

“Construction Budget” shall mean the construction budget certified to the Agent detailing the cost of acquisition, installation, testing, constructing and developing the Property as determined by the Construction Agent in its reasonable, good faith judgment, as such budget may be amended, modified or supplemented from time to time in accordance with the terms of the Operative Agreements.

“Construction Commencement Date” shall mean, with respect to Improvements, the Property Closing Date.

“Construction Consultant” shall mean Wells Fargo Real Estate Technical Services, a division of Wells Fargo Bank, National Association, a national banking association.

“Construction Contract” shall mean any contract entered into between the Construction Agent or the Lessee with (a) a Contractor for the construction of Improvements or any portion thereof on the Property, which shall be a maximum guaranteed price design-build agreement between the Construction Agent and the general contractor for the Property to complete construction of the Property in accordance with the Construction Budget on or prior to the Construction Period Termination Date, (b) an architect for the design of Improvements or any portion thereof on the Property, and (c) an engineer for engineering services regarding Improvements or any portion thereof on the Property.

“Construction Documents” shall mean each of the Construction Contracts, the Construction Budget, the construction schedule, the Plans and Specifications and each and every other agreement or document related to any of the foregoing.
APPENDIX A-11
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“Construction Period” shall mean the period commencing on the Construction Commencement Date and ending on the Completion Date.

“Construction Period Guarantee Amount” shall have the meaning given to such term in Section 5.4 of the Agency Agreement.

“Construction Period Property” shall mean the Property if, at any date of determination, the Rent Commencement Date has not occurred on or prior to such date.

“Construction Period Termination Date” shall mean (a) the earlier of (i) the date that the Lessor Parties Commitment has been terminated in its entirety in accordance with the terms of the Participation Agreement, or (ii) the date that is eighteen (18) months after the Initial Closing Date or in the event that a Force Majeure Event occurs with respect to the Property during such eighteen (18) month period, then the date that is up to three (3) months after such eighteen (18) month period as determined in a manner consistent with Section 3.3 of the Agency Agreement or (b) such later date as shall be agreed to by each Lessor Party, in its sole discretion.

“Contamination” shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from any Credit Party Property which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

“Contractor” shall mean each entity with whom the Construction Agent or the Lessee contracts to construct any Improvements or any portion thereof on the Property.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Lessee, are treated as a single employer under Section 414 of the Code.

“Corresponding Tenor” shall mean with respect to a Benchmark Replacement, an approximately one-month tenor (including overnight) (disregarding Business Day adjustment).

“Covered Entity” shall mean (a) each Identified Big Lots Entity, each of Identified Big Lots Entity’s Subsidiaries, Lessee, Lessee’s Subsidiaries, all Guarantors and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Parties” shall mean the Construction Agent, the Lessee and the Guarantors.

“Credit Party Property” shall mean all real property (including the Property), both owned and leased, of any Credit Party.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible
APPENDIX A-12
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for the Agent, then the Agent may establish another convention in its reasonable discretion. If for the calculation of Daily Simple SOFR, the calculation of SOFR for any day results in a SOFR rate of less than zero (0), SOFR shall be deemed to be zero (0) for all purposes of this Agreement and the other Operative Agreements. Each calculation by the Agent of Daily Simple SOFR shall be conclusive and binding for all purposes, absent manifest error.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deed” shall mean a warranty deed (or special warranty deed if grantor is not an individual) respecting any Land and/or Improvements, in form and substance satisfactory to the Agent, in its reasonable discretion.

“Deemed Insolvency” shall mean with respect to any Person, such Person (i) is insolvent pursuant to the Uniform Fraudulent Transfers Act or any similar, equivalent or replacement thereof, (ii) is engaged in a business or transaction, or is about to engage in business or a transaction, for which any property remaining with such Person is an unreasonably small amount of capital or (iii) intended to incur, or believed that such Person would incur, debt or other obligations that would be beyond such Person’s ability to pay as such debts and obligations mature or otherwise become due.

“Default” shall mean any event or condition which with notice, passage of time or a determination reasonably made by the Agent or the Majority Secured Parties, or any combination of the foregoing, would constitute an Event of Default.

“Defaulting Lessor Party” shall mean, subject to Section 5A.1(e)(ii) of the Participation Agreement, any Lessor Party that

(a)has failed to (i) fund all or any portion of its Lessor Advances within two (2) Business Days of the date such Lessor Advances were required to be funded under the Operative Agreement unless such Lessor Party notifies the Agent and the Lessee in writing that such failure is the result of such Lessor Party’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lessor Party any other amount required to be paid by it hereunder within two (2) Business Days of the date when due,

(b)has notified the Agent or the Lessee in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lessor Party’s obligation to fund a Lessor Advance and states that such position is based on such Lessor Party’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)has failed, within three (3) Business Days after written request by the Agent or the Lessee, to confirm in writing to the Agent and the Lessee that it will comply with its prospective funding obligations hereunder (provided, that such Lessor Party shall cease to be a Defaulting Lessor Party pursuant to this clause (c) upon receipt of such written confirmation by the Agent), or
APPENDIX A-13
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(d)has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action;

provided, that a Lessor Party shall not be a Defaulting Lessor Party solely by virtue of the ownership or acquisition of any equity interest in that Lessor Party or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lessor Party with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lessor Party (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lessor Party. Any determination by the Agent that a Lessor Party is a Defaulting Lessor Party under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lessor Party shall be deemed to be a Defaulting Lessor Party (subject to Section 5A.1(e)(ii)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to each other Lessor Party promptly following such determination.

“Deficiency Balance” shall have the meaning given to such term in Section 21.1(b) of the Lease.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is organized under the laws of any political subdivision of the United States.

“DTSC” shall have the meaning given to such term in Section 5.14 of the Participation Agreement.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Date” shall have the meaning given to such term in Section 20.1 of the Lease.

“Election Notice” shall have the meaning given to such term in Section 20.1 of the Lease.

“Eligible Assignee” shall mean respecting any assignee of any Lessor Party, any “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act or an Affiliate of a “qualified institution buyer”, except in all cases any Defaulting Lessor Party, any Credit Party, any Affiliate of any Credit Party or any competitor of any Credit Party.
APPENDIX A-14
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“Engagement Letter” shall mean that certain engagement letter agreement, dated October 17, 2017, from Wells Fargo Securities, LLC and Wells Fargo Bank, National Association to Mr. Paul Schroeder, Senior Vice President, Controller and Treasurer of Big Lots, Inc., and accepted by Big Lots, Inc., as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Environmental Claims” shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of, or noncompliance with, any Environmental Law, (b) in connection with any Hazardous Substance, (c) from any abatement, removal, remedial, corrective, or other response action in connection with a Hazardous Substance, Environmental Law, or other order of a Tribunal or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

“Environmental Complaint” shall mean any (a) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (b) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (c) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (d) subpoena, request for information or other written notice or demand of any type issued to the Guarantor or any of its Subsidiaries by an Official Body pursuant to any Environmental Laws.

“Environmental Condition” shall mean any action, omission, event, condition or circumstance, including the presence of any Hazardous Substance, which does or reasonably could (i) require assessment, investigation, abatement, correction, removal or remediation, (ii) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise under any Environmental Law, (iii) create or constitute a public or private nuisance or trespass, or (iv) constitute a violation of or noncompliance with any Environmental Law.

“Environmental Laws” shall mean all federal, state, provincial, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y) each as amended, and any regulations promulgated thereunder or any equivalent state, provincial or local Law, each as amended, and any regulations promulgated thereunder and any consent decrees, settlement agreements, judgments, orders, directives or any binding policies having the force and effect of law issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to Regulated Substances; (c) protection of the environment and/or natural resources; (d) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (e) the presence of
APPENDIX A-15
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Contamination; (f) the protection of endangered or threatened species; and (g) the protection of Environmentally Sensitive Areas.

“Environmental Permits” shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (a) to own, occupy or maintain any Credit Party Property; (b) for the operations and business activities of the Credit Parties; or (c) for the performance of a Remedial Action.

“Environmental Records” shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to all Credit Party Properties, Contamination, the performance of a Remedial Action and the operations and business activities of the Credit Parties which pursuant to Environmental Laws, Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or otherwise must be maintained.

“Environmental Violation” shall mean any activity, omission, occurrence or condition that violates or threatens (if the threat requires remediation under any Environmental Law and is not remediated during any grace period allowed under such Environmental Law) to violate or results in or threatens (if the threat requires remediation under any Environmental Law and is not remediated during any grace period allowed under such Environmental Law) to result in noncompliance with any Environmental Law.

“Environmentally Sensitive Area” shall mean (a) any wetland as defined by or designated by Applicable Laws, including applicable Environmental Laws; (b) any area designated as a coastal zone pursuant to Applicable Laws, including Environmental Laws; (c) any area of historic or archeological significance or scenic area as defined or designated by Applicable Laws, including Environmental Laws; (d) habitats of endangered species or threatened species as designated by Applicable Laws, including Environmental Laws; (e) wilderness or refuge areas as defined or designated by Applicable Laws, including Environmental Laws; or (f) a floodplain or other flood hazard area as defined pursuant to any Applicable Laws.

“Equipment” shall mean equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever that is purchased, leased or otherwise acquired using the proceeds of the Lessor Advances, together with all replacements, modifications, alterations, attachments and additions thereto.

“Equipment Schedule” shall mean each Equipment Schedule attached to the applicable Requisition.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Lessee within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and
(o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a reportable event as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Pension Plan, as to which PBGC has not by regulation waived the requirements of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code); (b) the filing under Section 4041 of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Plan; (c) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension
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Plan, or the receipt by any Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan; (d) the complete or partial withdrawal by any Guarantor or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by any Guarantor or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A or ERISA; and (e) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Guarantor or any ERISA Affiliate to enforce Section 515 of ERISA which proceeding is not dismissed within thirty (30) days.

“ERISA Group” shall mean, at any time, each Identified Big Lots Entity and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Identified Big Lots Entity, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA; provided, however, that the ERISA Group shall only include those entities that regularly employ individuals to perform services within the United States.

“Erroneous Payment” shall have the meaning given to such term in Section 12.23(a) of the Participation Agreement.

“Erroneous Payment Deficiency Assignment” shall have the meaning given to such term in Section 12.23(d) of the Participation Agreement.

“Erroneous Payment Impacted Class” shall have the meaning given to such term in Section 12.23(d) of the Participation Agreement.

“Erroneous Payment Return Deficiency” shall have the meaning given to such term in Section 12.23(d) of the Participation Agreement.

“Erroneous Payment Subrogation Rights” shall have the meaning given to such term in Section 12.23(e) of the Participation Agreement.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean a Lease Event of Default or an Agency Agreement Event of Default.

“Excepted Payments” shall mean, regarding each Lessor Party:

(a)all indemnity payments (including indemnity payments made pursuant to Section 11 of the Participation Agreement) to which any Lessor Party or any of its Affiliates, successors, assigns, shareholders, members, managers, partners, agents, officers, directors or employees is entitled;

(b)any amounts (other than Basic Rent or Termination Value) payable under any Operative Agreement to reimburse any Lessor Party or any of its respective Affiliates (including the reasonable expenses of any Lessor Party incurred in connection with any such payment) for performing or complying with any of the obligations of any Credit Party under and as permitted by any Operative Agreement;

(c)any amount payable to any Lessor Party by any transferee as the purchase price of any Lessor Party’s Lessor Party Interest (or a portion thereof);
APPENDIX A-17
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(d)any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies in favor of any Lessor Party;

(e)any insurance proceeds under policies maintained by any Lessor Party;

(f)Transaction Expenses or other amounts, fees, disbursements or expenses paid or payable to or for the benefit of any Lessor Party;

(g)any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (f) above;

(h)any rights of any Lessor Party to demand, collect, sue for or otherwise receive and enforce payment of any of the foregoing amounts, provided that such rights shall not include the right to terminate the Lease; and

(i)any payments to any Lessor Party regarding any Overfunded Amount.

“Excess Proceeds” shall mean the excess, if any, of the aggregate of all awards, compensation, insurance proceeds or condemnation proceeds payable in connection with a Casualty or Condemnation over the Termination Value paid by the Lessee pursuant to the Lease with respect to such Casualty or Condemnation.

“Excess Yield” shall have the meaning given to such term in Section 5A.10 of the Participation Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Active Subsidiaries” shall mean collectively the following Subsidiaries of any Credit Party: (a) any Captive Insurance Entity, (b) any Qualified Community Development Entity and any Subsidiary of a Qualified Community Development Entity, and (c) the Subsidiaries of the Parent listed on Schedule XII; each of which is referred to individually as an “Excluded Active Subsidiary”. Any Excluded Active Subsidiary that joins the Participation Agreement as a Guarantor pursuant to Section 6B.9 of the Participation Agreement shall cease to be an Excluded Active Subsidiary.

“Excluded Equipment” shall mean equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever that is not Equipment.

“Excluded Inactive Subsidiaries” shall mean collectively the Subsidiaries of the Parent listed on Schedule XIII, each of which is referred to herein individually as an Excluded Inactive Subsidiary. Any Excluded Inactive Subsidiary which joins the Participation Agreement as a Guarantor pursuant to Section 6B.9 of the Participation Agreement shall cease to be an Excluded Inactive Subsidiary.

“Exculpated Persons” shall mean the Lessor Parties (except with respect to the representations and warranties and the other obligations of the Lessor Parties pursuant to the Operative Agreements expressly undertaken in their respective individual capacities, including the representations and warranties of the Lessor Parties pursuant to Section 6.2 of the Participation Agreement and the obligations of the Lessor Parties under Section 8.2 of the Participation Agreement) and their respective Affiliates, successors, assigns, shareholders, members, managers, partners, agents, officers, directors or employees.
APPENDIX A-18
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“Exempt Payments” shall have the meaning given to such term in Section 11.2(e) of the Participation Agreement.

“Expiration Date” shall mean the last day of the Term; provided, in no event shall the Expiration Date be later than June 1, 2023.

“Facility Termination Date” shall mean the Expiration Date or such later date as the Lessor Parties shall notify the Lessee and the Agent of in writing.

“Fair Market Sales Value” shall mean, the amount, which in any event, shall not be less than zero (0), that would be paid in cash in an arms-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, the Property. Fair Market Sales Value of the Property shall be determined based on the assumption that, except for purposes of Section 17 of the Lease, the Property is in the condition and state of repair required under Section 10.1 of the Lease and each Credit Party is in compliance with the other requirements of the Operative Agreements.

“FATCA” shall mean Section 1471 through 1474 of the Code, as of the date of the Participation Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean the Federal Funds Rate.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the good faith opinion of the Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. Charlotte, North Carolina time, absent demonstrable error; provided, notwithstanding the foregoing, if such interest rate determined as provided above would be less than 0.0% per annum for any applicable time period, then such interest rate for such time period shall be deemed to be 0.0% per annum.

“Fees” shall mean the Lessor Parties Unused Fee, the Lessor Parties Upfront Fee, the Administrative Agency Fee, the Structuring Fee and any and all additional fees referenced pursuant to the Engagement Letter.

“Financial Projections” shall have the meaning given to such term in Section 6.1(i)(ii) of the Participation Agreement.

“Financing Parties” shall mean the Lessor Parties and the Agent.

“Fiscal Quarter” shall mean any quarter of a Fiscal Year.

“Fiscal Year” shall mean any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2004 Fiscal Year”) refer to the Fiscal Year ending on December 31st of such calendar year.
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“Fitch” shall mean Fitch Ratings, Inc., a subsidiary of the Fitch Group, Inc.

“Fixtures” shall mean all fixtures relating to the Improvements, including all components thereof, located in or on the Improvements, together with all replacements, modifications, alterations and additions thereto.

“Force Majeure Event” shall mean, with respect to construction in connection with the Construction Period Property, any event (the existence of which at the construction commencement date was not known, or would not reasonably have been expected to be discovered through the exercise of commercially reasonable due diligence, by any Construction Agency Person, taking into account the contemplated use of the Land and the Improvements) beyond the control of any such Person, including general strikes (but not any strike or other job action involving employees of any Construction Agency Person), acts of God, government activities directly interfering with the work of construction of the Improvements, any general inability to obtain labor or materials, civil commotion and enemy action; but excluding in all cases any event, cause or condition that results from a breach by any Construction Agency Person of its obligations, representations or warranties under the Operative Agreements or any other agreements to which it is a party, from any Construction Agency Person’s financial condition or failure to pay or any event, cause or condition which could have been avoided or which could be remedied or mitigated through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds or other commercially reasonably action, election or arrangement which would correct or resolve the impact of such event on the construction.

“Force Majeure Loss” shall mean the actual construction costs, determined by the applicable insurance company in assessing a claim for such costs under any policy of insurance, or if such loss is not fully insured in whole or in part under any policy of insurance, then as determined by a nationally recognized independent appraiser selected by the Agent, expended to repair and restore damage caused by a Force Majeure Event with respect to the Property (or portion thereof) to the condition of the Property immediately prior to such Force Majeure Event (but excluding all capitalized costs and other collateral costs and carrying costs whenever accrued).

“Foreign Subsidiary” shall mean a Subsidiary that is not organized under the laws of any political subdivision of the United States.

“Fourth Amendment” shall mean the Fourth Amendment to Certain Operative Agreements dated as of September 21, 2022 by and among the Lessee, the parties referenced on the signature pages thereof as guarantors, the Lessor Parties and the Agent.

“Fourth Amendment Closing Date” shall mean the date as of which all conditions precedent set forth in the Fourth Amendment are satisfied and the Fourth Amendment is effective.

“Full Recourse Event of Default” shall mean (a) an Agency Agreement Event of Default arising in whole or in part as a consequence of any fraudulent act or omission of any Construction Agency Person in connection with the negotiation, execution, delivery, consummation and/or performance of any Operative Agreement or any other contractual agreement relating to the Property or the construction or work thereon; (b) an Agency Agreement Event of Default arising in whole or in part as a consequence of the misapplication of any Lessor Advance or any portion thereof or any other funds made available to, or on behalf of, the Construction Agent or any other Construction Agency Person under any Operative Agreement; (c) an Agency Agreement Event of Default arising in whole or in part as a consequence of an Insolvency Event; (d) an occurrence pursuant to which any Construction Agency Person shall willfully breach any of its respective obligations, covenants, representations or warranties under any Operative Agreement, Construction Document or any other contractual agreement or otherwise regarding any law
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relating to the Property or the construction or work thereon; (e) an occurrence pursuant to which any Construction Agency Person shall commit any illegal act regarding the Property; or (f) an occurrence pursuant to which any Construction Agency Person, through its actions or failure to act, shall cause any loss, cost or damage to any Financing Party with respect to the Property or matters related to the Operative Agreements, excluding (for purposes of this subclause (f) only) indemnity claims solely arising from failure to achieve (or to timely achieve) Completion.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the accounting principles board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

“GAAP Project Cost” shall mean the Property Cost less any Uninsured Force Majeure Loss attributable to the Property.

“Governmental Action” shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operating of the Property.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean, collectively, each Person executing the Participation Agreement as of the Initial Closing Date or otherwise executing a Guaranty Joinder from time to time after the Initial Closing Date, in each case, to evidence the guarantee of the Obligations.

“Guarantor Joinder” shall mean each Guarantor Joinder and Assumption Agreement executed by a newly added Guarantor pursuant to the provisions of Sections 6B.9 and 8.3B(h) of the Participation Agreement, in the form of EXHIBIT H to the Participation Agreement or in such other form as is satisfactory to the Agent, in its reasonable discretion.

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“H.15” shall mean Federal Reserve Statistical Release H.15.

“Hard Costs” shall mean all costs and expenses payable for supplies, materials, labor and profit with respect to the Improvements under any Construction Contract.

“Hazardous Substance” shall mean any of the following: (a) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas;
APPENDIX A-21
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(b)any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or health or safety of human beings; or
(c)any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law or is the subject of regulatory action by any Governmental Authority under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

“Hedge Agreement Termination Value” shall mean, as to any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include an ABL Credit Agreement Bank or any Affiliate of an ABL Credit Agreement Bank).

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement , in each case, entered into by the Parent or any of its Subsidiaries in the ordinary course of business and not for speculative purposes.

“Historical Statements” shall have the meaning given to such term in Section 6.1(i)(i) of the Participation Agreement.

“Holdback Amount” shall mean the “Holdback Amount” (as defined in the Purchase Agreement) up to, but not to exceed, an amount equal to $650,000.

“Identified Big Lots Entities” shall mean BLS, the Parent and the other ABL Credit Agreement Loan Parties.

“Impositions” shall mean any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings (“Taxes”) including but not limited to (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) excise taxes; (iv) real estate transfer taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; (vi) assessments on the Property, including all assessments for public Improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (vii) taxes, Liens,
APPENDIX A-22
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assessments or charges asserted, imposed or assessed by the PBGC or any Governmental Authority succeeding to or performing functions similar to the PBGC; and (viii) in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) the Property or any part thereof or interest therein; (b) the leasing, financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, sale, transfer of title, return or other disposition of the Property or any part thereof or interest therein; (c) indebtedness with respect to the Property, or the Lessor Advances, or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (e) the Operative Agreements, the performance thereof, or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract (including the Agency Agreement) relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; (h) the obtaining of Lessor Advances; (i) the Lessor or the Trust Property; or (j) otherwise in connection with the transactions contemplated by the Operative Agreements.

“Improvements” shall mean, with respect to any Land, all buildings, structures, Fixtures, and other improvements of every kind existing at any time and from time to time on or under the Land purchased or otherwise acquired using the proceeds of the Lessor Advances, together with any and all appurtenances to such buildings, structures, Fixtures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time, including (a) any Improvements existing as of the Property Closing Date as such Improvements may be referenced on the applicable Requisition and (b) any Improvements made subsequent to the Property Closing Date.

“Indebtedness” shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) (i) reimbursement obligations (contingent or otherwise) under any letter of credit or (ii) net obligations under any Hedge Agreement, (d) any other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business), (e) Attributable Indebtedness of such Person in respect of Capital Leases and Synthetic Lease Obligations, or (f) any Guaranty of Indebtedness for borrowed money. For purposes of the Operative Agreements, the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Agreement Termination Value thereof as of such date.

“Indemnified Person” shall mean without duplication each Financing Party and their respective successors, assigns, directors, shareholders, members, managers, partners, officers, employees, agents and Affiliates.

“Indemnity Provider” shall mean the Lessee.

“Initial Closing Date” shall mean November 30, 2017.

“Initial Closing Date Advance” shall have the meaning given to such term in Section 5.3 of the Participation Agreement.
APPENDIX A-23
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“Insolvency Event” shall mean one or more of (a) the liquidation or dissolution of the Construction Agent or the Lessee, or the suspension of the business of the Construction Agent or the Lessee, or the filing by the Construction Agent or the Lessee of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of the Construction Agent or the Lessee indicating its consent to, approval of or acquiescence in, any such petition or proceeding; the application by the Construction Agent or the Lessee for, or the appointment by, consent to or acquiescence of the Construction Agent or the Lessee regarding a receiver, a trustee or a custodian of the Construction Agent or the Lessee for all or a substantial part of its property; the making by the Construction Agent or the Lessee of any assignment for the benefit of creditors; the inability of the Construction Agent or the Lessee, or the admission by the Construction Agent or the Lessee in writing of its inability, to pay its debts as they mature; or the Construction Agent or the Lessee taking any corporate action to authorize any of the foregoing; (b) the filing of an involuntary petition against the Construction Agent or the Lessee in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a trustee or a custodian of the Construction Agent or the Lessee for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Construction Agent or the Lessee, and the continuance of any of such events for ninety (90) days undismissed or undischarged; (c) the adjudication of the Construction Agent or the Lessee as bankrupt or insolvent or the occurrence of a Deemed Insolvency with respect to the Construction Agent or the Lessee; (d) the entering of any order in any proceedings against the Construction Agent or the Lessee or any Subsidiary of the foregoing decreeing the dissolution, divestiture or split-up of the Construction Agent or the Lessee or any Subsidiary of the Construction Agent or the Lessee, and such order remains in effect for more than sixty (60) days; (e) the occurrence of any Agency Agreement Event of Default under Section 5.1(c) of the Agency Agreement, to the extent such Agency Agreement Event of Default is attributable to a Lease Event of Default under Section 17.1(n) or (o) of the Lease; or (f) the occurrence of any Lease Event of Default under Section 17.1(n) or (o) of the Lease.

“Insurance Requirements” shall mean all terms and conditions of any insurance policy required by the Lease to be maintained by the Lessee or required by the Agency Agreement to be maintained by the Construction Agent, all requirements of the issuer of any such policy and from and after the Completion Date, regarding self-insurance, any other insurance requirements of the Lessee.

“Intercompany Subordination Agreement” shall mean a Subordination Agreement among the Credit Parties in the form attached to the Participation Agreement as EXHIBIT K.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other similar agreements guaranteeing a right of employment among any Credit Party and its employees.

“Land” shall mean a parcel of real property described on (a) the Requisition issued by the Construction Agent or the Lessee on the Property Closing Date and (b) Exhibit A to the Lease.

“Land Cost” shall have the meaning given to such term in Section 5.4 of the Agency Agreement.
APPENDIX A-24
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“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, Lien or award of or settlement agreement with any Official Body.

“Lease” or “Lease Agreement” shall mean the Real Property Lease Agreement dated on or about the Initial Closing Date, between the Lessor and the Lessee.

“Lease Default” shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

“Lease Event of Default” shall have the meaning given to such term in Section 17.1 of the Lease.

“Lease Participant” shall mean each bank or other financial institution which is from time to time party to any of the Operative Agreements in its capacity as a “Lease Participant”.

“Legal Requirements” shall mean all foreign, federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting any Lessor Party, any Credit Party, the Agent or the Property, Land, Improvements, Equipment or the taxation, demolition, construction, use or alteration of such Improvements, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et. seq., and any other similar federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to any Credit Party affecting the Property or the Appurtenant Rights.

“Lessee” shall have the meaning given to such term in the Lease, and shall include any successor, transferee or assignee permitted pursuant to Section 10.1 of the Participation Agreement.

“Lessor” shall mean Wachovia Service Corporation, a Delaware corporation.

“Lessor Advance” shall mean, as the context may require,

(a)any single advance made by any Lessor Party pursuant to the terms of the Operative Agreements or

(b)the aggregate amount of all advances made by the Lessor Parties pursuant to the terms of the Operative Agreements as reduced from time to time by any repayment or prepayment of such advances pursuant to Section 5A.4 of the Participation Agreement or otherwise in accordance with the Operative Agreements.

“Lessor Assignment Agreement” shall mean the Assignment and Assumption Agreement dated on or about the Initial Closing Date, among the Lessor, the various banks and other lending institutions which are parties thereto as assignees, the Agent and the Lessee.

“Lessor Confirmation Letter” shall mean the confirmation letter issued by the Lessor from time to time to the Lessee pursuant to Section 8.2(d) of the Participation Agreement, in a form substantially similar to the form of confirmation letter provided to the Lessee on or prior to the Initial Closing Date.
APPENDIX A-25
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“Lessor Lien” shall mean any Lien, lease or disposition of title in respect of the Property or any other Collateral arising as a result of (a) any claim against any Lessor Party or any Affiliate of any Lessor Party not resulting from the transactions contemplated by the Operative Agreements, (b) any act or omission of any Lessor Party or any Affiliate of any Lessor Party which is not required by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (c) any claim against any Lessor Party or any Affiliate of any Lessor Party with respect to Taxes or Transaction Expenses against which the Lessee is not required to indemnify the applicable Lessor Party or its Affiliate pursuant to Section 11 of the Participation Agreement or otherwise to pay pursuant to the Operative Agreements or (d) any claim against any Lessor Party or any Affiliate of any Lessor Party arising out of any transfer by the applicable Lessor Party of all or any portion of the interest of such Lessor Party in the Property or the Operative Agreements other than the transfer of title to or possession of the Property by such Lessor Party pursuant to and in accordance with the Operative Agreements, including pursuant to the exercise of the remedies set forth in Article XVII of the Lease.

“Lessor Parties” shall mean the Lessor and the Lease Participants.

“Lessor Parties Commitment” shall mean the pro rata Lessor Parties Commitment of the Lessor and the Lease Participants as set forth in Schedule I to the Participation Agreement as such Schedule I may be amended or replaced from time to time.

“Lessor Parties Interest” shall mean, regarding each Lessor Party, its respective (a) Lessor Parties Commitment and (b) Lessor Parties Ownership Interest.

“Lessor Parties Ownership Interest” shall mean, concurrent with the effectiveness of the Lessor Assignment Agreement, and with regard to each of the Lessor Parties, an undivided, pari passu ownership interest for the applicable Lessor Party (for each such Lessor Party, in an amount equal to its Percentage Share) in (a) all rights to payments required to be made by any Credit Party under the Operative Agreements (including, as applicable, the Construction Period Guarantee Amount, the Deficiency Balance, the Maximum Residual Guarantee Amount and Rent), (b) proceeds from (i) insurance that the Lessee is required to maintain pursuant to the Operative Agreements and (ii) condemnation proceedings regarding the Property, (c) any other proceeds from the sale or other disposition of the Property or any interest therein and (d) any other amounts payable pursuant to the Operative Agreements regarding the Property or any interest therein or the right, title and interest of the Lessor in the Property (but limited in each case regarding the foregoing subsections (a) – (d), to the amounts which would otherwise be payable to or for the benefit of the Lessor for its own account if the Lessor Assignment Agreement were not in effect and excluding in all cases regarding the foregoing subsections (a) – (d), the Excepted Payments which Excepted Payments shall be in favor exclusively of the applicable Lessor Party and/or its related parties).

“Lessor Parties Unused Fee” shall have the meaning given to such term in Section 7.4 of the Participation Agreement.

“Lessor Parties Upfront Fee” shall have the meaning given to such term in Section 7.5 of the Participation Agreement.

“Lessor Yield” shall mean with respect to Lessor Advances a per annum rate equal to (subject to Section 5A.11) the Adjusted Term SOFR Rate plus the Applicable Percentage, the ABR plus the Applicable Percentage or a combination thereof as determined pursuant to Section 5A.5 of the Participation Agreement.

“Lessor Yield Determination Date” shall mean the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Lessor Yield Period.
APPENDIX A-26
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“Lessor Yield Period” shall mean as to any SOFR Lessor Advance, each period commencing on the last day of the next preceding Lessor Yield Period applicable to such SOFR Lessor Advance and ending one (1) month thereafter; provided, however, that all of the foregoing provisions relating to Lessor Yield Periods are subject to the following: (A) if any Lessor Yield Period would end on a day which is not a Business Day, such Lessor Yield Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Lessor Yield Period shall extend beyond the Expiration Date, (C) where a Lessor Yield Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Lessor Yield Period is to end, such Lessor Yield Period shall end on the last Business Day of such calendar month and (D) there shall not be more than one (1) Lessor Yield Period outstanding at any one (1) time, respectively, for SOFR Lessor Advances.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, option, attachment, levy, encroachment, title defect or charge of any kind.

“Limited Recourse Amount” shall mean in the case of the Lease regarding the Property, an amount equal to the Termination Value less the Maximum Residual Guarantee Amount.

“Limited Recourse Event of Default” shall have the meaning given to such term in Section 17.12 of the Lease.

“LLC Interests” shall have the meaning given to such term in Section 6.1(c) of the Participation Agreement.

“Majority Secured Parties” shall mean at any time the Lessor Parties (other than any Defaulting Lessor Party) whose Lessor Advances outstanding represent at least fifty-one percent (51%) of (a) the aggregate Lessor Advances outstanding or (b) to the extent there are no Lessor Advances outstanding, the aggregate Lessor Parties Commitment.

“Marketing Period” shall mean, if the Lessee has given a Sale Notice in accordance with Section 20.1 of the Lease, the period commencing on the date such Sale Notice is given and ending on the Expiration Date.

“Material Adverse Effect” shall mean any set of circumstances or events which: (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of the Participation Agreement or any other Operative Agreement; (b) is or could reasonably be expected to be material and adverse to the business, operations, properties, assets, or financial condition of the Credit Parties taken as a whole; (c) impairs materially or could reasonably be expected to impair materially the ability of the Credit Parties taken as a whole to duly and punctually pay or perform their Indebtedness or any of their respective obligations under the Operative Agreements; (d) impairs materially or could reasonably be expected to impair materially the ability of the ABL Credit Agreement Administrative Agent, any of the ABL Credit Agreement Banks or any of the Financing Parties, to the extent permitted, to enforce their legal remedies pursuant to the ABL Credit Agreement Loan Documents (in the case of the ABL Credit Agreement Administrative Agent or any of the ABL Credit Agreement Banks) or pursuant to the Participation Agreement or any other Operative Agreement (in the case of any of the Financing Parties); (e) impairs materially or could reasonably be expected to impair materially the validity, priority or enforceability of any Lien on the Property created by any of the Operative Agreements; or (f) impairs materially or could reasonably be expected to impair materially the value, utility or useful life of the Property, which has caused or could reasonably be expected to cause a diminution of the fair market value of the Property of ten percent (10%) or more from the then-current fair market value of the Property, or the use, or ability of the Lessee to use, the Property for the purpose for which it was intended.
APPENDIX A-27
CHAR1\1917164v13

“Maturity Date” shall mean the Expiration Date.

“Maximum Residual Guarantee Amount” shall mean (a) from the Initial Closing Date to and including December 31, 2018, an amount equal to the product of the GAAP Project Cost for the Property times eighty-seven percent (87.0%) and (b) from and including January 1, 2019 and thereafter, an amount as reasonably determined by the Majority Secured Parties and the Lessee in accordance with Accounting Standards Codification No. 842.

“Modifications” shall have the meaning given to such term in Section 11.1 of the Lease.

“Monthly Notice Date” shall mean the tenth (10th) day of each calendar month unless such is not a Business Day and in such case on the next preceding Business Day.

“Moody’s” shall mean Moody’s Investors Services, Inc., and any successor thereto.

“Mortgage Instrument” shall mean any mortgage, deed of trust or any other instrument executed by the Lessee (or regarding any Land, the applicable Affiliate of the Lessee) in favor of the Trustee thereunder, for the benefit of the Agent (for the benefit of the Secured Parties) and evidencing a Lien on the Lessee’s interest in the Property, in form and substance reasonably acceptable to the Agent.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Identified Big Lots Entity or any other member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any other member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Non-Consenting Lessor Party” shall mean any Lessor Party that does not approve any proposed termination, amendment, supplement, waiver, modification or consent with respect to any Operative Agreement that (a) requires the approval of all Lessor Parties, or all affected Lessor Parties, in accordance with the terms of Section 12.4 of the Participation Agreement and (b) has been approved by the Majority Lessor Parties.

“Non-Defaulting Lessor Party” shall mean, at any time, each Lessor Party that is not a Defaulting Lessor Party at such time.

“Non-U.S. Person” shall mean a Person that is not a U.S. Person.

“Obligations” shall mean the collective reference to all obligations (including without limitation all payment and performance obligations), now existing or hereafter arising, owing by the Lessee and/or the Construction Agent, as applicable, to one or more Secured Parties under or pursuant to the Operative Agreements, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Participation Agreement, the Lessor Assignment Agreement, the Lease, the Agency Agreement or any of the other Operative Agreements, whether on account of advanced amounts, yield, reimbursement obligations, fees, indemnities, costs, expenses, termination payments or otherwise (including without limitation all fees and disbursements of counsel to any of the Secured Parties) that are required to be paid by the Lessee and/or the Construction Agent, as applicable, pursuant to the terms of the Operative Agreements for any purpose, including without
APPENDIX A-28
CHAR1\1917164v13

limitation in connection with the exercise of remedies. Obligations shall not include the liabilities to any Financing Party under any Bank-Provided Hedge or Qualified Hedge Agreement.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Site Construction Costs” shall mean the construction costs, not to exceed Twelve Million and 00/100 Dollars ($12,000,000.00), incurred to pay for the Off-Site Improvements.

“Off-Site Improvements” shall mean the off-site improvements not located on the Land and not included in the Improvements, with such off-site improvements to include dry utilities (electrical, phone and street light); wet utilities (LP/HP mains and meters); curb gutters, road widening, sidewalks and landscaping; and all other necessary labor, materials, equipment and services to complete such work.

“Officer’s Certificate” with respect to any Person shall mean a certificate executed on behalf of such Person by a Responsible Officer who has made or caused to be made such examination or investigation as is necessary to enable such Responsible Officer to express an informed opinion with respect to the subject matter of such Officer’s Certificate.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

“Operative Agreements” shall mean the following: the Participation Agreement, the Lessor Assignment Agreement, the Agency Agreement, the Engagement Letter, the Lease (and a memorandum thereof (or a short form lease), in each case, in a form reasonably acceptable to the Agent), each Requisition, the Intercompany Subordination Agreement, the Security Documents, the Deeds, the Bills of Sale and any and all other agreements, documents and instruments executed in connection with any of the foregoing.

“Overdue Rate” shall mean a per annum rate equal to the lesser of (a) the then current rate of Lessor Yield respecting the particular amount in question plus two percent (2%) and (b) the highest rate permitted by Applicable Law, in each case from the date of such non-payment until such amount is paid in full (whether after or before judgment).

“Overfunded Amount” shall have the meaning given to such term in Section 5.2(c)(ii) of the Participation Agreement.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided that, if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero basis points (0.00%), then such rate shall be deemed to be zero basis points (0.00%).
APPENDIX A-29
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“Overnight Federal Funds Rate” shall mean for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of one percent (1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Overnight Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Overnight Federal Funds Rate for such day shall be the average rate charged to Wells Fargo Bank, National Association on such day on such transactions as determined by Wells Fargo Bank, National Association.

“Parent” shall mean Big Lots, Inc., an Ohio corporation.

“Participant” shall have the meaning given to such term in Section 10.4 of the Participation Agreement.

“Participation Agreement” shall mean the Participation Agreement dated on or about the Initial Closing Date, among the Lessor Parties, the Lessee, the Construction Agent, the Guarantors and the Agent.

“Partnership Interests” shall have the meaning given to such term in Section 6.1(c) of the Participation Agreement.

“Payment Date” shall mean (a) as to any SOFR Lessor Advance, the last day of the Lessor Yield Period applicable to such SOFR Lessor Advance, (b) as to any ABR Lessor Advance, the twentieth day of each month, unless such day is not a Business Day and in such case on the next occurring Business Day and (c) as to all Lessor Advances, the date of any voluntary or involuntary payment, repayment, prepayment, return or redemption, and the Expiration Date.

“Payment in Full” shall mean the indefeasible payment and satisfaction in full of all Obligations and the obligations of the other Credit Parties pursuant to the Operative Agreements (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) and termination of the Lessor Parties Commitments.

“Payment Recipient” shall have the meaning given to such term in Section 12.23(a) of the Participation Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” shall mean a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which any Credit Party or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage Share” shall mean, for each Lessor Party and from time to time, the percentage which its respective funded Lessor Advances bears to all funded Lessor Advances, as the Percentage Share for each Lessor Party shall be determined from time to time by the Agent in good faith, with such determination by the Agent being conclusive and binding on each Lessor Party and the Credit Parties, absent manifest error.
APPENDIX A-30
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“Permitted Acquisition” shall have the meaning given to such term in Section 8.3B(e)(iii) of the Participation Agreement.

“Permitted Facility” shall mean the approximately one million three hundred fifty thousand (1,350,000) square foot (gross building area) distribution center to be constructed at the southwest corner of Navajo Road and Lafayette Road in San Bernardino County, California identified by the Construction Agent or the Lessee reasonably acceptable to the Agent, it being agreed that in determining said acceptability, the Agent shall be entitled to require an appraisal of the parcel of real property.

“Permitted Investments” shall mean:

(a)direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b)commercial paper maturing in one (1) year or less rated not lower than A-1, by S&P’s, P-1 by Moody’s or F-1 by Fitch on the date of acquisition;

(c)demand deposits, time deposits or certificates of deposit maturing within one year in any Bank or any other commercial banks whose obligations are rated A-1, A or the equivalent or better by S&P’s on the date of acquisition;

(d)money market mutual funds or cash management trusts rated the highest rating by S&P’s, Moody’s or Fitch (and not rated other than the highest rating by S&P’s, Moody’s or Fitch) or investing solely in investments described in clauses (a) through (c) above;

(e)fully collateralized repurchase agreements with a term of not more than one hundred eighty (180) days for securities described in clause (a) above and entered into with commercial banks whose obligations are rated A-1, A or the equivalent or better by S&P’s on the date of acquisition;

(f)short term Tax-exempt securities rated not lower than BBB by S&P’s, Baa2 by Moody’s or an equivalent rating by Fitch with provisions for liquidity or maturity accommodations of two (2) years or less;

(g)investments in other readily marketable securities (excluding any equity or equity- linked securities other than auction rate preferred securities) which are rated P1 or P2 by Moody’s, A1 or A2 by S&P’s or F1 or F2 by Fitch (in lieu of a short term rating, a long term rating of not less than A2 by Moody’s, A by S&P’s or an equivalent rating by Fitch would qualify under this sub-clause (g), provided that no such security position shall exceed five percent (5%) of the invested cash portfolio of the Credit Parties); and

(h)any investment existing on September 22, 2021 and described on Schedule XIV.

“Permitted Liens” shall mean:

(a)the respective rights and interests of the parties to the Operative Agreements as provided in the Operative Agreements;

(b)the rights of any sublessee or assignee under a sublease or an assignment expressly permitted by the terms of the Lease for no longer than the duration of the Lease;
APPENDIX A-31
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(c)Liens for Taxes that either are (i) not yet due or (ii) are being contested in accordance with the provisions of Section 13.1 of the Lease;

(d)Liens arising by operation of law, materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens relating to the construction of the Improvements or in connection with any Modifications or arising in the ordinary course of business for amounts that (i) are not more than thirty (30) days past due, (ii) are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease or (iii) have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Majority Secured Parties, in their reasonable discretion, have been made), which bonding (or arrangements) shall comply with applicable Legal Requirements, and shall have effectively stayed any execution or enforcement of such Liens;

(e)Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided to the extent required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease;

(f)Liens in favor of municipalities to the extent agreed to by the Majority Secured Parties;

(g)Liens that are expressly set forth as title exceptions on the title commitment issued under Section 5.3(g) of the Participation Agreement with respect to the Property, to the extent such title exceptions do not have and could not reasonably be expected to have a Material Adverse Effect;

(h)Liens on the Property approved by the Majority Secured Parties or otherwise permitted under Section 8.5 of the Participation Agreement; and

(i)Lessor Liens.

“Person” shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Plans and Specifications” shall mean, with respect to Improvements, the plans and specifications for such Improvements to be constructed or already existing certified to the Agent, as such Plans and Specifications may be amended, modified or supplemented from time to time in accordance with the terms of the Operative Agreements.
APPENDIX A-32
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“Prime Rate” shall mean the rate announced by Wells Fargo Bank, National Association from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes; provided, notwithstanding the foregoing, if any such interest rate for any period of time determined as provided above would be less than 0.0% per annum, then such interest rate for such period of time shall be deemed to be 0.0% per annum. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association in connection with extensions of credit to debtors.

“Pro Rata Share” shall mean with respect to a Lessor Party, a percentage equal to such Lessor Party’s pro rata share of the aggregate Lessor Parties Commitments, in each case, as set forth next to such Lessor Party’s name on Schedule I of the Participation Agreement or on any assignment pursuant to which such Lessor Party becomes a party hereto.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA for which (a) no statutory exception exists or (b) neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” shall mean the real property that is (or is to be) acquired, constructed and/or renovated pursuant to the terms of the Operative Agreements, including the Land, each item of Equipment and the various Improvements, in each case located on such Land, including the Property if it is a Construction Period Property and if the Term has commenced.

“Property Acquisition Cost” shall mean the cost to the Lessor Parties for the Lessor to purchase the Property on the Property Closing Date (including Transaction Expenses).

“Property Closing Date” shall mean the Initial Closing Date.

“Property Cost” shall mean (a) the aggregate amount of the Lessor Advances (in each case, as such amounts shall be increased pro rata according to the Lessor Advances advanced or extended from time to time including to pay for the Transaction Expenses and Uninsured Force Majeure Losses) and (b) respecting the various amounts described in the foregoing subsection (a), all the occurrences and items giving rise to all such amounts.

“PTEs” shall have the meaning given to such term in Section 12.24(a) of the Participation Agreement.

“Punchlist Advance” shall have the meaning given to such term in Section 5.11 of the Participation Agreement.

“Punchlist Deadline” shall have the meaning given to such term in Section 5.11 of the Participation Agreement.

“Purchase Agreement” shall mean the Agreement of Purchase and Sale and Joint Escrow Instructions dated as of October 4, 2017 by and between Watson Land Company and the Lessee, without regard to any amendment, modification, extension, supplement, restatement and/or replacement thereof subsequent to such date.

“Purchase Money Security Interest” shall mean Liens upon real or tangible personal property securing loans to any Credit Party or Subsidiary of a Credit Party or deferred payments by such Credit Party or Subsidiary for the purchase of such real or tangible personal property.

“Purchase Option” shall have the meaning given to such term in Section 20.1 of the Lease.
APPENDIX A-33
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“Purchasing Lessor Party” shall have the meaning given to such term in Section 10.5(a) of the Participation Agreement.

“Qualified Community Development Entity” shall mean any corporation or partnership (or a limited liability company designated as a corporation or partnership for federal income Tax purposes) organized under the laws of the United States of America or any state thereof that meets the requirements of Section 45(D)(c) of the Code.

“Qualified Hedge Agreement” shall mean a Hedge Agreement with a financial institution reasonably acceptable to the ABL Credit Agreement Administrative Agent (as evidenced by the Credit Parties to the reasonable satisfaction of the Agent) and the Agent and which (a) is documented in a standard International Swap Dealer Association Agreement or a similar agreement, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, (c) is entered into for hedging (rather than speculative) purposes, and (d) does not require that any collateral be provided as security for such agreement.

“Real Property” shall mean the Property.

“Real Property Lease” or “Real Property Lease Agreement” shall mean the Lease.

“Register” shall have the meaning given to such term in Section 10.6 of the Participation Agreement.

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “pesticide” or “regulated substance” or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws, including petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury, radon and radioactive materials.

“Regulation B” shall mean Regulation B of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulation Z” shall mean Regulation Z of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” shall mean the occurrence, after the Initial Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, that notwithstanding anything herein to the
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contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

“Renewal Term” shall have the meaning given to such term in Section 2.2 of the Lease.

“Rent” shall mean, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Rent Commencement Date” shall mean, the Completion Date with respect to the Property.

“Reportable Compliance Event” shall mean that (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Official Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; or (b) any Covered Entity engages in a transaction that has caused or may cause the Lessor Parties or Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Lessor Advances to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan, a Multiemployer Plan or a Multiple Employer Plan.

“Requested Funds” shall mean any funds requested by the Lessee or the Construction Agent, as applicable, in accordance with Section 5 of the Participation Agreement.

“Requesting Party” shall have the meaning given to such term in Section 26.3 of the Lease.

“Requisition” shall have the meaning given to such term in Section 4.2 of the Participation Agreement.
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“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Operative Agreement, the President, or any Vice President, Assistant Vice President, Trust Officer or other officer, who in the normal performance of his or her operational responsibility would have knowledge of such matters and the requirements with respect thereto.

“RVI Policy” shall mean, with respect to the Property, a residual value insurance policy in form and substance reasonably acceptable to the Lessor in an amount sufficient to enable the Lessor to achieve its desired accounting treatment.

“S&P” shall mean Standard & Poor’s, a division of The McGraw Hill Companies Inc., and any successor thereto.

“Sale Date” shall have the meaning given to such term in Section 20.3(a) of the Lease.

“Sale Notice” shall mean a notice given to the Lessor in connection with the election by the Lessee of its Sale Option.

“Sale Option” shall have the meaning given to such term in Section 20.1 of the Lease.

“Sale Proceeds Shortfall” shall mean the amount by which the proceeds of a sale described in Section 21.1 of the Lease are less than the Limited Recourse Amount with respect to the Property if it has been determined that the Fair Market Sales Value of the Property at the expiration of the term of the Lease has been impaired by greater than ordinary wear and tear during such term.

“Same Day Funds” shall mean immediately available funds in Dollars.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Jurisdiction” shall mean any country, territory, or region that is the subject of sanctions administered by OFAC, the Canadian government or any other applicable governmental authority.

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to the Participation Agreement and the other Operative Agreements.

“Secured Parties” shall mean the Lessor Parties and the Agent, together with their successors and permitted assigns.
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“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Documents” shall mean the collective reference to the Mortgage Instruments, (to the extent the Lease is construed as a security instrument) the Lease, the UCC Financing Statements and all other security documents granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessee under any Operative Agreement or to secure any guarantee of any such obligations and liabilities.

“Seismic Report” shall mean the Seismic Risk Assessment Report dated October 18, 2017 prepared by Global Realty Services Group regarding Big Lots Industrial Project Located at the SWC of Navajo Road and Lafayette Road.

“Shares” shall have the meaning given to such term in Section 6.1(b) of the Participation Agreement.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. on the next succeeding U.S. Government Securities Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Lessor Advance” shall mean a Lessor Advance bearing a Lessor Yield based on the Term SOFR Reference Rate.

“Soft Costs” shall mean (a) all costs which are ordinarily and reasonably incurred in relation to the acquisition, development, leasing, financing, installation, construction, improvement and testing of the Property other than Hard Costs, including Off-Site Construction Costs, Fees, legal fees, broker fees, upfront fees, fees of the Construction Consultant, fees and expenses related to appraisals, title examinations, title insurance, document recordation, documentary stamp Taxes, intangible Taxes, surveys, environmental site assessments, geotechnical soil investigations and similar costs and professional fees customarily associated with a real estate purchase and closing and (b) the settlement amounts described in Schedule XVII to the Participation Agreement.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
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“Structuring Fee” shall have the meaning given to such term in Section 7.7 of the Participation Agreement.

“Subsidiary” of any Person at any time shall mean (a) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (b) any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests are at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (c) any limited liability company of which such Person is a member or of which fifty percent (50%) or more of the limited liability company interests are at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (d) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Subsidiary Shares” shall have the meaning given to such term in Section 6.1(c) of the Participation Agreement.

“Supplemental Rent” shall mean all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay to any Lessor Party, the Agent or any other Person under the Lease or under any of the other Operative Agreements including payments of the Termination Value and the Maximum Residual Guarantee Amount and all indemnification amounts, liabilities and obligations.

“Synthetic Lease Documents” shall have the meaning given to such term in Section 8.3B(q) of the Participation Agreement.

“Synthetic Lease Obligation” shall mean the monetary obligation of any Person under (a) a so- called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that, pursuant to the applicable FASB accounting standards, do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment.

“Tax Loss” shall have the meaning given to such term in Section 11.2(g) of the Participation Agreement.

“Taxes” shall have the meaning given to such term in the definition of “Impositions”.

“Term” shall mean the Basic Term and each Renewal Term, if any.

“Term SOFR” shall mean the Term SOFR Reference Rate for a tenor of one month on the applicable Lessor Yield Determination Date, as such rate is published by the Term SOFR Administrator; provided, however, that (i) if as of 5:00 p.m. (New York City time) on any Lessor Yield Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Lessor Yield Determination Date and (ii) if the calculation of Term SOFR as determined as provided above (including pursuant to clause (i) of this proviso) results in a Term SOFR rate
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of less than zero (0), Term SOFR shall be deemed to be zero (0) for all purposes of this Agreement and the other Operative Agreements.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall have the meaning given to such term in Section 16.2(a) of the Lease.

“Termination Notice” shall have the meaning given to such term in Section 16.1 of the Lease.

“Termination Value” shall mean the sum of (a) an amount equal to the aggregate outstanding Property Cost for the Property, as of the last occurring Payment Date, plus (b) any and all accrued but unpaid Lessor Yield on the Lessor Advances, plus (c) to the extent the same is not duplicative of the amounts payable under clause (b) above, all other Rent and other amounts then due and payable or accrued under the Agency Agreement, the Lease and/or under any other Operative Agreement (including amounts under Sections 11.1 through 11.9 of the Participation Agreement and all costs and expenses incurred by any Lessor Party and/or the Agent in connection with the transfer or sale of the Property to any Person (regardless of whether any such transfer or sale actually occurs)).

“Transaction Expenses” shall mean all Soft Costs and all other costs and expenses incurred or expended by the Construction Agent, the Lessee or any Financing Party in connection with the preparation, execution and delivery of the Operative Agreements and the transactions contemplated by the Operative Agreements including all costs, fees, expenses and other amounts described in Section 7 of the Participation Agreement, all reasonable costs and expenses incurred by any Lessor Party in connection with any designation of a new lending office or assignment by a Lessor Party to another of its offices, branches or affiliates, in each case, pursuant to Section 5A.7(a) the assignment fee payable to the Agent and any other fees or amounts (excluding advance amounts, Lessor Yield and Fees) incurred by a Lessor Party pursuant to Section 5A.7(b) and (except to the extent payable and actually paid by the Construction Agent or the Lessee pursuant to Section 11.6 of the Participation Agreement) all indemnity amounts, breakage amounts, costs, fees, expenses and other amounts arising pursuant to Section 11 of the Participation Agreement and the following:

(a)the reasonable fees, out-of-pocket expenses and disbursements of counsel in negotiating the terms of the Operative Agreements and the other transaction documents, preparing for the closings under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Agreements;

(b)the reasonable fees, out-of-pocket expenses and disbursements of accountants for any Credit Party in connection with the transactions contemplated by the Operative Agreements;

(c)any and all other reasonable fees, charges or other amounts payable to the Agent or any broker which arises under any of the Operative Agreements;

(d)any other reasonable fee, out-of-pocket expenses, disbursement or cost of any party to the Operative Agreements or any of the other transaction documents; and
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(e)any and all Taxes and fees incurred in recording or filing any Operative Agreement or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Agreement.

Notwithstanding the foregoing or any provision in Section 7.1 of the Participation Agreement or in any other Operative Agreement to the contrary, “Transaction Expenses” shall not include legal fees and other professional fees or similar costs and expenses expended by any transferee or assignee of any Lease Participant as of the Initial Closing Date.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision agency, department, commission, board, bureau or instrumentality of a governmental body.

“Trust Property” shall mean the collateral identified in the Security Documents.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall have the meaning given to such term in Section 11.2(e) of the Participation Agreement.

“U.S. Taxes” shall have the meaning given to such term in Section 11.2(e) of the Participation Agreement.

“UCC Financing Statements” shall mean UCC financing statements and fixture filings appropriately completed for filing in the applicable jurisdictions in order to procure a security interest in the Property against the Lessee, as debtor, in favor of the Lessor, as secured party, and thereafter assigned to the Agent, respecting any of the Security Documents.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unanimous Vote Matters” shall have the meaning given to such term in Section 12.4 of the Participation Agreement.

“Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
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“Uninsured Force Majeure Loss” shall mean an amount equal to the Force Majeure Loss less any and all insurance proceeds paid in connection with the Force Majeure Event giving rise to such Force Majeure Loss.

“United States” shall mean the United States of America.

“United States Bankruptcy Code” shall mean the Bankruptcy Code.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Water Utility Easement” shall have the meaning given to such term in Section 8.5 of the Participation Agreement.

“Wholly-Owned Entity” shall mean a Person all of the shares of capital stock or other ownership interest of which are owned by the Parent and/or one of its wholly-owned Subsidiaries or other wholly- owned entities.

“Withholdings” shall have the meaning given to such term in Section 11.2(e) of the Participation Agreement.

“Work” shall mean the furnishing of labor, materials, components, furniture, furnishings, fixtures, appliances, machinery, equipment, tools, power, water, fuel, lubricants, supplies, goods and/or services with respect to the Property.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Protection Amount” shall have the meaning given to such term in Section 11.3 of the Participation Agreement.
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